As filed with the U.S. Securities and Exchange Commission on February 26, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

APEX Global Solutions Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3470	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Tuas View Place, #03-14, Westlink One, Singapore 637433

+65 6909 0450

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Henry Yin, Esq. Benjamin Yao, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Angela Dowd, Esq. Lili Taheri, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold by us or the selling shareholder until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling shareholder is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2026

APEX Global Solutions Limited

3,750,000 Class A Ordinary Shares

This is the initial public offering of APEX Global Solutions Limited, a British Virgin Islands business company whose principal place of business is in Singapore. We are offering on a firm commitment basis 2,500,000 Class A ordinary shares, no par value (the “Class A Ordinary Shares”). The Selling Shareholder (as defined and named herein) is offering an aggregate of 1,250,000 Class A Ordinary Shares, also on a firm commitment basis, to the underwriters pursuant to this prospectus. We will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholder. We anticipate that the initial public offering price per Class A Ordinary Share will be $4.00.

Our issued and outstanding share capital consists of Class A Ordinary Shares and Class B ordinary shares, no par value (the “Class B Ordinary Shares”). Class A Ordinary Shares are entitled to one (1) vote per share. Class B Ordinary Shares are entitled to twenty (20) votes per share. Pursuant to the Company’s Memorandum and Articles of Association, Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time at the option of the holder on a 1:1 basis. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Class A Ordinary Shares and Class B Ordinary Shares, collectively, are referred to as “Ordinary Shares” in this prospectus.

Prior to this offering, there has been no public market for either our Class A or Class B Ordinary Shares. We have applied to list our Class A Ordinary Shares on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “APEX.” Trading in our Class A Ordinary Shares will not commence until, among other things, this registration statement on Form F-1 becomes effective and Nasdaq approves our listing application and files its certification with the U.S. Securities and Exchange Commission. The closing of this offering is conditioned upon Nasdaq’s approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Investors are cautioned that you are not buying shares of our Singapore-based operating companies but instead are buying shares of a holding company incorporated in British Virgin Islands that operates its business through its subsidiaries in Singapore.

Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our Class A Ordinary Shares.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws, and, as such, are eligible for reduced public company reporting requirements for this and future filings. As of the date of this prospectus, Jeneric Holdings Pte. Ltd., a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of our outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares, representing approximately 88.3% of the voting power of our outstanding share capital. Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. As a “controlled company,” we will be eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq although we do not intend to avail ourselves of these exemptions. See “Prospectus Summary—Implications of Being an Emerging Growth Company,” “Prospectus Summary—Implications of Being a Foreign Private Issuer” and “Prospectus Summary—Implications of Being a Controlled Company.”

	Per Class A Ordinary Share	Total Without Over-Allotment Option		Total With Over-Allotment Option
Initial public offering price	$		$(2)		(3)
Underwriting discounts(1)	$	$
Proceeds to us, before expenses	$	$
Proceeds to the Selling Shareholder, before expenses	$	$

(1)	We and the Selling Shareholder have agreed to pay the underwriters a discount equal to seven percent (7.0%) (or $0.28 per share) of the public offering price in this offering. We and the Selling Shareholder have also agreed to pay the underwriters a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds received by us and the Selling Shareholder from the offering. The foregoing table does not include the 1% non-accountable expense allowance, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 114 of this prospectus for additional information regarding total underwriting compensation.

(2)	Reflects $10,000,000 in gross proceeds from the sale of 2,500,000 Class A Ordinary Shares offered by the Company and $5,000,000 in gross proceeds from the sale of 1,250,000 Class A Ordinary Shares offered by the Selling Shareholder.

(3)	Reflects $11,500,000 in gross proceeds from the sale of 2,875,000 Class A Ordinary Shares offered by the Company if the underwriters exercise their over-allotment option in full, and $5,000,000 in gross proceeds from the sale of 1,250,000 Class A Ordinary Shares offered by the Selling Shareholder.

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 375,000 Class A Ordinary Shares on the same terms as the other Class A Ordinary Shares being purchased by the underwriters from us. The over-allotment option will be provided solely by the Company. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 114.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A Ordinary Shares to purchasers in this offering on or about [    ], 2026.

US Tiger Securities

 Sole Book-Running Manager

The date of this prospectus is [     ], 2026

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, the Selling Shareholder, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of the Class A Ordinary Shares.

For investors outside the United States: Neither we, the Selling Shareholder, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

i

COMMONLY USED DEFINED TERMS

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“APEX Global” means APEX Global Solutions Limited, a holding company incorporated in British Virgin Islands

●	“Articles” or “Articles of Association” are to the Articles of Association of APEX Global adopted on April 30, 2025, as amended, supplemented and/or otherwise modified from time to time.

●	“ASC” means FASB Accounting Standards Codification.

●	“British Virgin Islands” means the United Kingdom and Northern Ireland’s territory of the Virgin Islands.

●	“BVI” means British Virgin Islands.

●	“BVI Companies Act” means the BVI Business Companies Act, as amended, supplemented or otherwise modified from time to time.

●	“Class A Ordinary Shares” means our Class A ordinary shares with no par value.

●	“Class B Ordinary Shares” means our Class B ordinary shares with no par value.

●	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

●	“Jeneric Holdings” means Jeneric Holdings Pte. Ltd., a company incorporated under the Singapore Companies Act as an exempt private company limited by shares on April 22, 2011, which holds all of our Class B Ordinary Shares issued and outstanding and 10,000,000 Class A Ordinary Shares.

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

●	“Memorandum’’ or “Memorandum of Association’’ are to the Memorandum of Association of APEX Global adopted on April 30, 2025, as amended, supplemented and/or otherwise modified from time to time.

●	“Nasdaq” are to The Nasdaq Stock Market LLC.

●	“OPL” are to “open port limits,” a maritime logistics term describing a designated area outside a port’s legal or jurisdictional boundaries where vessels can safely anchor, transfer cargo, or conduct ship-to-ship operations without officially entering the port.

●	“Ordinary Shares” are to our Class A Ordinary Shares and Class B Ordinary Shares.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the United States Securities Act of 1933, as amended.

●	“Singapore Dollars” or “S$” means Singapore dollars.

●	“United States” or “U.S.” means the United States of America, including the states, the District of Columbia and its territories and possessions.

●	“U.S. Dollars”, “US$” or “$” means U.S. dollars.

●	“We,” “us,” “the Company,” “our” or “our company” means APEX Global and its consolidated subsidiaries.

ii

This registration statement contains translations of certain S$ amounts into U.S. dollar amounts solely for the convenience of the reader. Translations of amounts from S$ into U.S. Dollars were determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. Dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets. No representation is made that S$ or U.S. dollar amount represents or could have been, or could be converted, realized or settled into U.S. dollar or S$, as the case may be, at any particular rate, or at all.

Numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

This registration statement follows the Singaporean naming convention of listing the family name first, followed by the given name. For example, our Chief Executive Officer and Chairman is Mr. Goh Kwang Yong where “Goh” is the family name and “Kwang Yong” is the given name.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

We have proprietary rights to trademarks used in this prospectus that are important to our business. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This prospectus may contain additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

iii

PROSPECTUS SUMMARY

This summary highlights information appearing elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections and the financial statements and the related notes, before deciding whether to invest in the Class A Ordinary Shares.

The Company

Overview

We are a specialized provider of advanced corrosion prevention, surface preparation, and maintenance solutions, catering to industries where asset longevity and structural integrity are paramount. Our core services include hydro blasting and grit blasting for surface cleaning and preparation, professional coating and painting for corrosion protection, and comprehensive maintenance and repair services for vessels operating at docks and in open waters. Additionally, we offer skilled manpower supply to support marine operations, ensuring that our clients receive high-quality, efficient, and safety-compliant solutions.

We conduct our business through six subsidiaries operating in Singapore, allowing us to deliver comprehensive solutions in the marine, offshore, and industrial sectors.

We began our operations by focusing on a single shipyard—formerly known as Sembcorp Marine—where we concentrated our resources on mastering core service areas. This initial yard served as a proving ground for refining project management strategies, implementing best practices, and building a reputation for quality and reliability. Our deep understanding of site operations has enabled us to become a valued long-term partner and fostered a collaborative, growth-oriented culture.

As demand for our services grew, we have gradually expanded beyond our first shipyard, undertaking multiple projects simultaneously and building a strong track record in Singapore. Today, we have established working relationships with major shipyards in Singapore. This organic growth reflects our ability to scale responsibly while maintaining the high standards that distinguish our service offerings.

We distinguish ourselves through a commitment to quality, safety, and continuous improvement. Our mission focuses on enhancing worker expertise, improving efficiency and productivity, prioritizing environmental safety, and fostering a culture of safety awareness. We maintain a strong emphasis on training, ensuring our workforce is equipped with the necessary skills to deliver high-quality work. Our dedication to safety is reinforced by our strong compliance track record, maintaining operations with no lost-time accidents.

Our total revenues increased by S$695,215, or 8.69%, to S$8,696,136 (approximately $6,365,572) for the year ended December 31, 2024, compared to S$8,000,921 for the year ended December 31, 2023. Our net income increased by S$1,263,386, or 1,218.52%, to S$1,367,068 (approximately $1,000,694) for the year ended December 31, 2024, compared to S$103,682 for the year ended December 31, 2023. Our total revenues increased by S$447,939, or 12.49%, to S$4,034,481 (approximately $3,171,909) for the six months ended June 30, 2025, compared to S$3,586,542 for the six months ended June 30, 2024. Our net income decreased by S$45,715, or 31.36%, to S$100,057 (approximately $78,665) for the six months ended June 30, 2025, compared to S$145,772 for the six months ended June 30, 2024. For additional information regarding our financial performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Competitive Strengths

The Company distinguishes itself through the following competitive strengths:

We differentiate ourselves through a combination of advanced technology, industry expertise, safety commitment, environmental responsibility, cost-effectiveness, and a strong reputation. These factors enable us to provide superior services, build trust with our clients, and maintain long-term success in the corrosion prevention and industrial maintenance industry.

●	Advanced Technology and Equipment

We leverage state-of-the-art hydro jetting and surface preparation technology to deliver faster, more efficient, and higher-quality results. Our use of robotic hydro jetting systems, automated nozzles, and multistage pumps enables precise and controlled cleaning, reducing downtime and enhancing productivity.

Additionally, we customize our hydro jetting solutions based on the specific needs of different industries and applications. For example, different types of nozzles and vacuum systems are selected depending on the location and nature of the task—such as deck work, hulls, tanks, pipes, or internal compartments. This tailored approach ensures optimal cleaning performance, whether the project involves hull maintenance, tank cleaning, or pipe descaling, and allows us to deliver effective results across marine, offshore, and oil and gas sectors.

●	Specialized Expertise and Experience

With extensive experience in niche markets such as marine, oil, and gas, we possess in-depth industry knowledge that allows us to address specific operational challenges faced by these sectors. Our clients frequently encounter workforce shortages due to their reliance on foreign labor, heightened by work permit restrictions and rising wage costs. In addition, rising operational expenses, such as the increasing cost of consumables and storage, place additional pressure on their businesses. Our expertise in workforce management, cost-effective service delivery, and operational flexibility enables us to provide highly relevant and effective solutions to these challenges. By helping our clients navigate labor constraints and manage operational costs, we reinforce our position as a critical partner in maintaining their long-term efficiency and competitiveness.

Furthermore, our skilled workforce consists of trained and experienced technicians who can handle complex tasks such as high-pressure pipeline cleaning, surface preparation, and tank maintenance. This level of expertise ensures that our services are carried out efficiently and safely, maintaining superior quality and reliability. As of February 9, 2026, our team comprised 92 technicians, the majority of whom are multi-skilled and capable of performing a range of specialized tasks across different project environments.

●	Strict Adherence to Safety Standards and Best Practices

We prioritize safety in every aspect of our operations, recognizing the inherent risks associated with high-pressure water blasting. Our strict adherence to safety regulations and best practices ensures that both our employees and clients are protected from potential hazards.

Additionally, we hold globally recognized safety certifications such as ISO 9001 for quality management, ISO 14001 for environmental management, and ISO 45001 for occupational health and safety. These certifications reinforce our commitment to maintaining the highest standards of operation.

●	Environmentally Responsible

We embrace sustainable and eco-friendly practices in all our operations. Hydro jetting is inherently a green technology, as it uses only high-pressure water instead of harmful chemicals. This allows for safer disposal and minimizes environmental impact.

Furthermore, we are committed to reducing waste and promoting sustainability by implementing biodegradable chemicals (where practicable) and leveraging efficient waste management systems in coordination with the shipyards where we operate. Most shipyards maintain robust infrastructure for managing wastewater, waste oil, and used grit, allowing us to properly collect, contain, and dispose of byproducts in compliance with regulatory and environmental standards. This integrated approach supports our environmental objectives and aligns with the growing demand for sustainable industrial cleaning solutions.

●	Cost-Effectiveness

Our services are designed to reduce operational costs for our clients. Hydro jetting minimizes the need for expensive chemicals and excessive manual labor, offering a cost-effective alternative to traditional cleaning methods. Additionally, by providing regular maintenance services, we help clients avoid costly shutdowns and major repairs, ensuring long-term savings.

We also offer flexible pricing models, including per-project pricing, subscription-based maintenance plans, and emergency service rates. These options allow us to cater to a wide range of customers with varying budget needs.

●	Strong Industry Reputation and Compliance

Our reputation for excellence and reliability is reinforced by our track record of successful projects across large-scale and high-profile industries. We have worked with major shipyards in Singapore, such as Seatrium Limited (formed from the merger of Keppel Offshore and Sembcorp Marine), ST Marine, Hanwha Offshore Engineering Services, ASL Shipyard, PaxOcean Singapore, Kim Heng Offshore & Marine, and Crystal Offshore, as well as vessels directly. Additionally, we hold industry-recognized certifications, including multiple ISO and safety compliance certificates, demonstrating our commitment to maintaining the highest quality and safety standards. See “Business—Licenses and Certificates” below for details.

●	Experienced Leadership Team

We believe that the depth of experience and leadership of our management team is a key competitive strength of our Company. Our founder, Chief Executive Officer, and Chairman, Mr. Goh Kwang Yong, has more than 25 years of experience in the marine and oil & gas industries and has successfully driven the Company’s strategic growth since its inception in 2009. Ms. Wan Hwee Chein, our director, brings over 20 years of professional experience and has played a key role in overseeing our administrative, purchasing, and human resource functions since 2009, while also contributing to our international expansion efforts. Mr. Foo Ling Han, our Chief Financial Officer, is a finance professional with nearly 20 years of experience in audit, accounting, and financial reporting, with expertise in U.S. GAAP, Singapore FRS, and IFRS. We believe that the combined industry knowledge, operational expertise, and strategic vision of our management team position us well for continued growth.

Our Growth Strategies

We plan to pursue the following strategies to grow our business:

Our growth strategies focus on expanding our market presence, diversifying our service offerings, and leveraging technological advancements to provide innovative, efficient, and sustainable corrosion prevention solutions. Our plan is centered on three key pillars: market expansion, service diversification, and operational efficiency.

●	Market Expansion

We aim to increase our geographical footprint by targeting new regions and industries that require specialized corrosion prevention services, such as emerging economies in the Middle East and Southeast Asia. Additionally, while we already serve industries like oil and gas, and marine, our goal is to penetrate new verticals such as renewable energy (wind and solar farms), aerospace, and defense, where corrosion prevention plays a critical role in maintaining asset longevity and safety. We may pursue such expansion through seeking partnerships, joint ventures, acquisitions, or subcontracting opportunities.

●	Service Diversification

We plan to diversify our service offerings by incorporating complementary technologies and expanding our capabilities such as investing in the latest hydro blasting and grit blasting equipment and technologies which increase the adoption of automation and robotics for improved precision and safety. Also, we aim to offer ongoing preventive maintenance programs that include regular corrosion inspections, monitoring, and coatings, and more advanced coating such as high-temperature or chemical-resistant coatings.

●	Operational Efficiency Improvement

To support sustainable growth, we are committed to improving operational efficiency through (i) continuing to invest in technologies; (ii) expanding our workforce by recruiting and training more technicians; and (iii) continuing to invest in more sustainable practices, such as using non-toxic abrasives, minimizing water usage during hydro blasting, and strengthening recycling programs for waste materials. We believe that the emphasis on sustainability will attract customers seeking green solutions for corrosion prevention.

Summary of Risk Factors

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors—Risks Related to Our Business and Industry” beginning on page 12 of this prospectus)

●	We may fail to expand our service offerings, successfully enter new markets, or adapt to industry changes.

●	Our recent growth may not be indicative of future growth, and we may not be able to manage our growth effectively, which may adversely affect our business, financial condition, and results of operations.

●	Our business depends on our key management and skilled technical staff, and our operations may be adversely affected if we are unable to recruit and retain them.

●	Certain customers contributed a significant percentage of our total revenue during the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025, and losing one or more of them could result in a material adverse impact on our financial performance and business prospects.

●	We have not entered into long-term contracts with our customers, and our failure to retain existing clients or attract new clients could materially and adversely affect our business, financial condition, and results of operations.

●	Supply chain disruptions and material shortages may affect our ability to provide services efficiently.

●	Our reliance on a limited number of key suppliers for materials and equipment essential to our operations could expose us to supply chain disruptions, cost volatility, and operational delays.

●	Labor market challenges and workforce availability could impact service delivery.

●	The Company has incurred indebtedness and may incur other debt in the future, which may adversely affect its financial condition and future financial results.

●	Our involvement in related party transactions may give rise to potential conflicts of interest, and such transactions may not always be conducted on terms most favorable to us.

●	We rely on unregistered intellectual property and contractual protections to safeguard our proprietary information, and if these protections are inadequate, our competitive position could be harmed.

●	APEX Global relies on dividends and other distributions on equity paid by its subsidiaries to fund any cash and financing requirements APEX Global may have, and any limitation on the ability of its subsidiaries to make payments to APEX Global could have a material adverse effect on our ability to conduct our business.

●	The demand for our corrosion prevention services fluctuates with market cycles and global economic conditions, which could negatively impact our business.

●	The transition to sustainable and environmentally friendly solutions may require investment and adaptation.

●	Our blasting, maintenance, and coating processes expose workers to health and safety risks, which could lead to operational disruptions, regulatory penalties, and liability concerns for our company.

●	Increasingly stringent environmental and safety regulations may result in higher compliance costs and operational constraints.

Risks Related to Doing Business in Singapore (for a more detailed discussion, see “Risk Factors—Risks Related to Doing Business in Singapore” beginning on page 20 of this prospectus)

●	Changes in Singapore’s regulatory environment may affect our ability to operate efficiently and remain compliant.

●	Singapore’s labor market regulations and talent shortages may increase operational costs and impact workforce availability.

●	Rising operational costs in Singapore may impact profitability and competitiveness.

●	Foreign exchange risks could impact our financial performance.

Risks Related to This Offering and Ownership of the Class A Ordinary Shares (for a more detailed discussion, see “Risk Factors—Risks Related to This Offering and Ownership of the Class A Ordinary Shares” beginning on page 23 of this prospectus)

●	Our dual class voting structure has the effect of concentrating the voting control in holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices.

●	There has been no public market for the Class A Ordinary Shares prior to this offering and an active trading market for the Class A Ordinary Shares may not develop following the completion of this offering.

●	The initial public offering price for the Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	The market price of the Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the Class A Ordinary Shares.

●	We may not be able to maintain a listing of the Class A Ordinary Shares on Nasdaq.

●	As the initial public offering price of the Class A Ordinary Shares is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	Since we do not expect to pay dividends on the Class A Ordinary Shares in the foreseeable future, your ability to achieve a return on your investment will depend on appreciation in the price of the Class A Ordinary Shares.

●	Substantial future sales of the Class A Ordinary Shares or the anticipation of future sales of the Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline significantly following this offering.

●	We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and the shareholders could receive less information than they might expect to receive from more mature public companies.

●	Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Goh Kwang Yong, through Jeneric Holdings, holds significant voting power and may take actions that may not be in the best interests of our other shareholders.

●	Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of the Class A Ordinary Shares.

●	Certain judgments obtained against us and the Selling Shareholder by APEX Global’s shareholders may not be enforceable.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because APEX Global is incorporated under British Virgin Islands law.

●	APEX Global’s Memorandum and Articles of Association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit APEX Global’s shareholders’ opportunity to sell their shares at a premium.

Our Corporate History and Structure

APEX Global is a British Virgin Islands holding company that conducts operations in Singapore through six subsidiaries. Our first subsidiary, Jeneric International Pte. Ltd., was formed on January 5, 2009 under the laws of Singapore.

Prior to the reorganization in connection with this offering, all of our six subsidiaries in Singapore were owned by Jeneric Holdings, a company controlled by Mr. Goh Kwang Yong, our founder, Chief Executive Officer and Chairman. As described below, from January to September 2025, we completed a series of reorganization transactions, as a result of which APEX Global now owns our six operating subsidiaries in Singapore through Ascendo Global Limited (“Ascendo”), a subsidiary of APEX Global incorporated in British Virgin Islands.

On July 5, 2024, APEX Global was incorporated in the British Virgin Islands under the name “Quantum Technologies Limited.” On April 30, 2025, APEX Global changed its name to “APEX Global Solutions Limited.” On the same date, APEX Global amended and restated its memorandum and articles of association, adopting the Memorandum and Articles of Association currently in effect. Also, on April 30, 2025, the 50,000 shares then outstanding, held by Chong Kee Min, a former director of APEX Global, were converted into 50,000 Class A Ordinary Shares.

On May 8, 2025, APEX Global issued a total of 22,450,000 Class A Ordinary Shares to ten (10) investors, including six (6) individuals and four (4) entities.

On April 9, 2025, Ascendo was incorporated by Jeneric Holdings in the British Virgin Islands as a BVI business company. At the time of incorporation, Jeneric Holdings was the sole owner of Ascendo.

Approximately between May 15 and May 21, 2025, Ascendo completed the acquisitions of our six subsidiaries in Singapore from Jeneric Holdings.

On May 20, 2025, Jeneric Holdings, APEX Global, and Ascendo entered into a Share Swap Agreement (the “Share Swap Agreement”), pursuant to which Jeneric Holdings agreed to transfer to APEX Global all the issued shares of Ascendo. As consideration for the shares of Ascendo, APEX Global agreed to allot and issue 27,500,000 Class B Ordinary Shares to Jeneric Holdings (the “Share Swap”). On or around the same date, APEX Global completed the acquisition of Ascendo and issued 27,500,000 Class B Ordinary Shares to Jeneric Holdings.

On June 12, 2025, Jeneric Holdings converted 20,000,000 Class B Ordinary Shares into 20,000,000 Class A Ordinary Shares on a 1:1 basis.

On August 13, 2025, APEX Global adopted the APEX Global Solutions Limited 2025 Equity Incentive Plan (the “2025 Plan”). The purpose of the 2025 Plan is to grant restricted shares, share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. On September 4, 2025, APEX Global amended the 2025 Plan to reduce the total number of shares reserved under the plan. As such, the maximum number of shares that may be issued pursuant to awards granted under the 2025 Plan is 5,000,000 Class A Ordinary Shares. As of the date of this prospectus, all shares remain available for issuance under the 2025 Plan.

On September 4, 2025, each record owner of APEX Global’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged.

As of the date of this prospectus, APEX Global had 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding.

The following diagram illustrates our corporate structure as of the date of this prospectus:

As of the date of this prospectus, the Company has the following subsidiaries:

●	Ascendo Global Limited, a wholly owned direct subsidiary, incorporated on April 9, 2025 under the laws of British Virgin Islands, whose principal activity is investment holding.

●	Jeneric Engineering Pte. Ltd., a wholly owned indirect subsidiary, formed on April 22, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric International Pte. Ltd., a wholly owned indirect subsidiary, formed on January 5, 2009 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Marine Pte. Ltd., a wholly owned indirect subsidiary, formed on March 28, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Offshore Pte. Ltd., a wholly owned indirect subsidiary, formed on May 20, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Services Pte. Ltd., a wholly owned indirect subsidiary, formed on May 20, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Venture Pte. Ltd., a wholly owned indirect subsidiary, formed on October 29, 2019 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

Implications of Being an Emerging Growth Company

We had less than $1.235 billion in annual gross revenue during our last fiscal year. As a result, we qualify as an “emerging growth company” as defined in the JOBS Act and may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of the Class A Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.235 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

Upon consummation of this offering, we will report under the Exchange Act, as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

Implications of Being a Controlled Company

Under the rules of Nasdaq, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Jeneric Holdings, a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of our outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares, representing approximately 88.3% of the voting power of our outstanding share capital. Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies. For so long as we remain a controlled company, we are exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors;

●	our board of directors is not subject to the compensation committee requirement; and

●	we are not subject to the requirement that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

The controlled company exemptions do not apply to the audit committee requirement or the requirement for executive sessions of independent directors. We are required to disclose in our annual report that we are a controlled company and the basis for that determination. Although we do not plan to take advantage of the exemptions provided to controlled companies, we may in the future take advantage of such exemptions. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For details, see “Risk Factor—Risks Related to This Offering and Ownership of the Class A Ordinary Shares—Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Dual Class Structure

As of the date of this prospectus, APEX Global is authorized to issue unlimited shares with no par value consisting of Class A Ordinary Shares and Class B Ordinary Shares.

Class A Ordinary Shares are entitled to one (1) vote per share, and Class B Ordinary Shares are entitled to twenty (20) votes per share, on proposals requiring shareholder approval. Pursuant to the Company’s Memorandum and Articles of Association, Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time at the option of the holder on a 1:1 basis. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Other than voting and conversion rights, Class A Ordinary Shares and Class B Ordinary Shares have the same rights and preferences and rank equally.

As of the date of this prospectus, Jeneric Holdings, a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of our outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares, representing approximately 88.3% of the voting power of our outstanding share capital. Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate Information

Our principal office is located at 1 Tuas View Place, #03-14, Westlink One, Singapore 637433.

APEX Global’s registered office is currently located at Asia Leading Chambers, Road Town, Tortola VG 1110, British Virgin Islands, which may be changed from time to time at the discretion of directors or shareholders.

APEX Global’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Our website can be found at https://jeneric.com.sg. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in the Class A Ordinary Shares.

The Offering

Shares offered

2,500,000 Class A Ordinary Shares by us (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full); and 1,250,000 Class A Ordinary Shares by the Selling Shareholder.

Offering price	We currently estimate that the initial public offering price will be $4.00 per share.

Ordinary Shares outstanding before this offering	21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares. Our Class B Ordinary Shares are convertible at the option of the holder into Class A Ordinary Shares on a 1:1 basis and are entitled to twenty (20) votes per share. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. See “Description of Shares” for more information.

Ordinary Shares outstanding immediately after this offering	23,750,000 Class A Ordinary Shares (or 24,125,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full) and 3,750,000 Class B Ordinary Shares.

Over-allotment option	We have granted to the underwriters a 45-day option to purchase up to an additional 15.0% of the Class A Ordinary Shares sold by us in the offering (up to 375,000 additional shares) at the initial public offering price, less the underwriting discounts.

Use of proceeds

We expect to receive net proceeds of approximately $7.89 million from this offering, assuming an initial public offering price of $4.00 per share and no exercise of the underwriters’ over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for, among others, business expansion, working capital, and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

We will not receive any proceeds from the sale of the Class A Ordinary Shares being offered by the Selling Shareholder.

Risk factors	Investing in the Class A Ordinary Shares involves risks and purchasers of the Class A Ordinary Shares may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Class A Ordinary Shares.

Lock-up

We, our directors, executive officers, and holder(s) of 5% or more of the Company’s outstanding Class A Ordinary Shares (or securities convertible into the Class A Ordinary Shares) as of the effective date of the registration statement of which this prospectus forms a part, are expected to enter into lock-up agreements with the underwriters to agree not to sell, transfer or dispose of any Class A Ordinary Shares or securities convertible into or exercisable or exchangeable for the Class A Ordinary Shares, without the underwriters’ prior written consent, for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part. See “Underwriting.”

The underwriters have agreed to waive the lock-up requirement for the Class A Ordinary Shares being sold by the Selling Shareholder in this offering.

Proposed trading market and symbol	We have applied to list our Class A Ordinary Shares on Nasdaq under the symbol “APEX.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be finally approved for listing on Nasdaq.

The number of Ordinary Shares outstanding immediately following this offering is based on 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares outstanding as of the date of this prospectus. This amount excludes:

●	5,000,000 Class A Ordinary Shares that are reserved for issuance under our 2025 Plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditure;

●	our expectations regarding demand for and market acceptance of our services;

●	competition in our industry; and

●	government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

RISK FACTORS

The Class A Ordinary Shares being offered under this prospectus are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested. Before purchasing any of the Class A Ordinary Shares, you should carefully consider the following factors relating to the Company’s business and prospects. You should pay particular attention to the fact that the Company conducts substantially all of its operations outside the U.S. and is governed by legal and regulatory environments that in some respects differ significantly from the environment that may prevail in the U.S. If any of the following risks actually occurs, the Company’s business, financial condition or operating results will suffer, the trading price of the Class A Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may fail to expand our service offerings, successfully enter new markets, or adapt to industry changes.

Our future success may be influenced by our ability to expand our range of corrosion prevention and maintenance services, enter new markets, and adapt to changing client needs in the marine, oil & gas, and industrial sectors. There are substantial risks and uncertainties associated with these efforts, particularly in markets where demand may not yet be fully developed. We may invest significant time and resources in developing new service capabilities, acquiring necessary certifications, or adapting our business model to new industry standards. However, initial projections for service adoption and profitability may not be achieved, and unforeseen operational challenges may arise.

External factors such as compliance with safety and environmental regulations, competition from alternative service providers, and shifts in industry technology may also impact the successful implementation of new service offerings. Additionally, some of our clients may be slow to adopt new corrosion prevention methods or may opt for competing solutions that do not align with our expertise. Any failure to successfully implement new services or meet evolving customer expectations could negatively affect our market positioning and financial performance.

Even if we successfully expand into new regions or introduce new services, there is no guarantee that these efforts will generate the expected returns. Unanticipated costs, market resistance, or operational inefficiencies could limit the profitability of expansion initiatives. To mitigate these risks, we must conduct thorough market research, establish strong local partnerships, and ensure that our expansion strategies align with regional industry demands and regulatory requirements.

Our recent growth may not be indicative of future growth, and we may not be able to manage our growth effectively, which may adversely affect our business, financial condition, and results of operations.

Our business has grown rapidly, and this growth has placed, and may continue to place, significant demands on our management and our operational, compliance, and financial infrastructure. Our total revenues increased by S$695,215, or 8.69%, to S$8,696,136 (approximately $6,365,572) for the year ended December 31, 2024, compared to S$8,000,921 for the year ended December 31, 2023. Our net income increased by S$1,263,386, or 1,218.52%, to S$1,367,068 (approximately $1,000,694) for the year ended December 31, 2024, compared to S$103,682 for the year ended December 31, 2023. Our total revenues increased by S$447,939, or 12.49%, to S$4,034,481 (approximately $3,171,909) for the six months ended June 30, 2025, compared to S$3,586,542 for the six months ended June 30, 2024. Our net income decreased by S$45,715, or 31.36%, to S$100,057 (approximately $78,665) for the six months ended June 30, 2025, compared to S$145,772 for the six months ended June 30, 2024. However, our historical growth may not be indicative of our future growth or financial results. There is no assurance that we will be able to maintain our historical growth rates in future periods. Our ability to manage our growth effectively will require us to continue to expand our operational, compliance, and financial infrastructure and to continue to retain, attract, train, motivate, and manage employees. Continued growth may strain our ability to develop and improve our operational, compliance, financial, and management controls, enhance our reporting systems and procedures, recruit, train, and retain highly skilled personnel, maintain member satisfaction, and maintain our corporate culture. If we do not effectively manage the growth of our business and operations, the quality of our services may suffer or we may be subject to regulatory scrutiny or enforcement, which may harm our brand and our ability to attract and retain customers. These factors may adversely affect our business, financial condition, and results of operations.

Our business depends on our key management and skilled technical staff, and our operations may be adversely affected if we are unable to recruit and retain them.

Our business operations rely on the expertise and leadership of our senior management team, as well as the technical skills of our engineers, technicians, and operational specialists. Our ability to successfully deliver high-quality corrosion prevention and industrial maintenance services depends on retaining experienced personnel who possess deep industry knowledge and hands-on expertise. While we offer competitive incentives and training programs to attract and retain skilled employees, we cannot guarantee that key personnel will remain with us in the long term. If we are unable to maintain a stable leadership team and workforce, our service quality, client relationships, and overall operational efficiency may be negatively impacted.

Additionally, the specialized nature of our industry makes it challenging to replace senior management and highly skilled workers quickly. The loss of key employees, particularly those with extensive experience in marine and industrial corrosion prevention, could disrupt ongoing projects and delay service execution.

Furthermore, there is a risk that key employees could join competitors or establish competing businesses, leveraging their knowledge of our operations, clients, and proprietary service techniques. While we have employment agreements and confidentiality measures in place, enforcing them can be challenging, particularly across multiple jurisdictions. If any legal disputes arise related to non-compete or confidentiality agreements, we may incur significant costs to protect our business interests.

Certain customers contributed a significant percentage of our total revenue during the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025, and losing one or more of them could result in a material adverse impact on our financial performance and business prospects.

For the fiscal year ended December 31, 2024, we had 3 customers, each of whom contributed more than 10% of the Company’s total revenues. These customers accounted for 29%, 20%, and 12% of the Company’s total revenues, respectively. For the fiscal year ended December 31, 2023, we had 2 customers, each of whom contributed more than 10% of the Company’s total revenues. These customers accounted for 30% and 20% of the Company’s total revenues, respectively. For the six months ended June 30, 2025, we had 3 customers, each of whom contributed more than 10% of the Company’s total revenues. These customers accounted for 34%, 29%, and 12% of the Company’s total revenues, respectively.

There are a number of factors, including our performance, that could cause the loss of, or decrease in the volume of business from, a customer. Even though we have a strong record of performance, we cannot assure you that we will continue to maintain business cooperation with these customers at the same level or at all. The loss of business from one or more of these significant customers, especially our top customers, could materially and adversely affect our revenue and profit. Furthermore, if any customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with comparable clients in a timely manner, or at all. Moreover, due to the concentration of revenue from a few customers, our bargaining power in pricing and contract negotiations may be limited. Our ability to forecast revenue and allocate resources efficiently may also be impaired, increasing the risk of overcapacity or underutilization.

We have not entered into long-term contracts with our customers, and our failure to retain existing clients or attract new clients could materially and adversely affect our business, financial condition, and results of operations.

As of December 31, 2024, we had 20 customers, including 7 shipyards, 5 vessel owners and 8 customers to whom we provided manpower supply services. As of June 30, 2025, we had 13 customers, including 7 shipyards, 4 vessel owners, and 2 customers to whom we provided manpower supply services. We have not entered into formal long-term contracts with our customers, and instead rely on recurring work orders and repeated engagements to maintain these relationships. There is no guarantee that we will be able to retain our existing clients or that they will continue to place orders with us in the future.

Additionally, our ability to retain existing clients in the corrosion prevention and industrial maintenance sector depends on multiple factors, some of which are beyond our control. Clients may choose to switch to competitors if we fail to offer cost-effective solutions, maintain high service quality, or adapt to changes in industry regulations and technological advancements. If our pricing is not competitive or if our service execution does not meet client expectations in terms of efficiency and quality, we risk losing business to alternative providers. Even when we deliver services in a timely manner and at competitive rates, we cannot guarantee client retention, as factors such as shifting business strategies, budgetary constraints, and external economic conditions could influence client decisions.

Further, attracting new clients and expanding our market presence requires continuous investment in marketing, business development, and service innovation. The effectiveness of these efforts may vary depending on market demand, industry trends, and regulatory shifts. Despite our initiatives to strengthen client relationships and broaden our reach, we may not be able to achieve the expected growth in our client base. If we fail to attract new customers or retain existing ones, our revenue streams and business prospects could be materially and adversely affected. To mitigate this risk, we must continuously enhance our service offerings, strengthen client engagement strategies, and monitor market trends to align our solutions with evolving industry needs.

Supply chain disruptions and material shortages may affect our ability to provide services efficiently.

We rely on a stable supply of raw materials such as industrial coatings, blasting media, and specialized equipment to perform our services. Disruptions in the global supply chain due to geopolitical tensions, trade restrictions, or shipping delays could lead to shortages or price volatility for critical materials. Rising transportation costs and fluctuating exchange rates may also impact our procurement strategies, increasing overall operational expenses.

If we are unable to secure essential materials in a timely and cost-effective manner, our ability to meet project deadlines and fulfill client contracts could be compromised. To reduce exposure to supply chain risks, we must establish strong relationships with multiple suppliers, explore local sourcing options where feasible, and implement contingency planning to ensure business continuity during periods of supply disruption.

Our reliance on a limited number of key suppliers for materials and equipment essential to our operations could expose us to supply chain disruptions, cost volatility, and operational delays.

We source a substantial portion of our essential materials and equipment from a concentrated group of suppliers. For the fiscal year ended December 31, 2024, two suppliers accounted for approximately 54% and 15% of our total purchases, respectively. For the fiscal year ended December 31, 2023, two suppliers accounted for approximately 42% and 16% of our total purchases, respectively. For the six months ended June 30, 2025, two suppliers accounted for approximately 37% and 17% of our total purchases, respectively.

Our largest supplier, the one who accounted for 54%, 42%, and 37% of our total purchases in the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025, is Jebs Enterprise Pte. Ltd., a related party controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman. We have entered into a master equipment lease agreement with Jebs Enterprise Pte. Ltd., a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. See also “Risk Factors—Risks Related to Our Business and Industry—Our involvement in related party transactions may give rise to potential conflicts of interest, and such transactions may not always be conducted on terms most favorable to us” below.

These suppliers provide critical components, including high-pressure machines, personal protective equipment (PPE), chemical servicing supplies, consumables, and diesel for equipment.

The loss of any major supplier, or a significant reduction in the availability of materials from these suppliers, whether due to operational disruptions, financial instability, pricing disputes, or other unforeseen circumstances, could adversely impact our ability to deliver services. Moreover, any delays in procurement or unexpected cost increases could result in project delays, reduced service quality, and margin compression.

Although we believe that, in the event of any disruption or termination of our current supplier relationships, we would be able to identify and secure replacement suppliers at reasonable costs and without significant delay or operational disruption, there can be no assurance that suitable replacements would be available on favorable terms or within the required timeframe. Additionally, our reliance on a concentrated group of key suppliers increases our exposure to individual supplier risk, which could have a material adverse effect on our business, results of operations, and financial condition.

Labor market challenges and workforce availability could impact service delivery.

Our operations require skilled labor, including technicians trained in blasting, coating, and industrial maintenance. Singapore’s tight labor market, coupled with restrictions on foreign worker permits, may limit our ability to recruit and retain qualified employees. Rising labor costs, driven by government policies aimed at reducing reliance on foreign labor, could further increase operational expenses.

Moreover, safety regulations and industry certification requirements necessitate continuous investment in employee training and compliance programs. A shortage of skilled personnel could lead to delays in service execution, reduced productivity, and increased recruitment and retention costs. To address these challenges, we must develop workforce training initiatives, invest in automation where feasible, and enhance employee retention strategies to maintain a skilled and motivated workforce.

The Company has incurred indebtedness and may incur other debt in the future, which may adversely affect its financial condition and future financial results.

As of December 31, 2024 and 2023, we had total bank borrowings of approximately S$4.1 million (approximately $3.0 million) and S$4.3 million, respectively, consisting of term loans with annual interest rates ranging from 2.0% to 10.0% and invoice financing payable on demand. As of June 30, 2025, we had total bank borrowings of approximately S$3.1 million (approximately $2.5 million), consisting of term loans with annual interest rates ranging from 2.3% to 10.0% and invoice financing payable on demand. These borrowings were obtained from financial institutions in Singapore. The majority of our outstanding debt is due within the next 12 months, which may place pressure on our short-term liquidity. Additionally, our borrowings are personally guaranteed by directors, which could further complicate our financial risk exposure.

Existing debt, and any debt that we may incur in the future, may adversely affect our financial condition and future financial results by, among other things:

●	increasing our vulnerability to downturns in our business, to competitive pressures and to adverse economic and industry conditions;

●	requiring the dedication of a portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures; and

●	limiting our flexibility in planning for, or reacting to, changes in our businesses and our industries.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our indebtedness, sell selected assets or reduce or delay planned capital, operating or investment expenditures. Such measures may not be sufficient to enable us to service our debt.

Our involvement in related party transactions may give rise to potential conflicts of interest, and such transactions may not always be conducted on terms most favorable to us.

We have engaged, and expect to continue to engage, in transactions with related parties. For the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025, we entered into various related party transactions with companies controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman. For example, in 2024, we incurred rental expenses of S$1,103,884 (approximately $808,000) for equipment leased from Jebs Enterprise Pte. Ltd., a company controlled by Mr. Goh Kwang Yong. Also, in 2024, we recognized gains of S$111,107 (approximately $81,331) from the disposal of plant and used equipment to Jebs Enterprise Pte. Ltd. During the six months ended June 30, 2025, we incurred rental expenses of S$300,936 (approximately $236,596) for equipment leased from Jebs Enterprise Pte. Ltd.

In addition, historically, we have provided advances to related parties to support operational needs, working capital requirements, and timely payments for goods and services in the ordinary course of business. These advances were unsecured, interest-free, and repayable on demand, without formal agreements or fixed repayment schedules. During 2023 and 2024, we made advances to related parties, net of repayments, amounting to S$378,288 and S$779,558 (approximately US$570,636), respectively. While such arrangements facilitated operational flexibility and resource sharing, they also exposed us to certain risks, including the potential for delayed repayment, disputes regarding the timing or amount of repayment, and challenges in enforcing repayment obligations due to the informal nature of these transactions. Following the full settlement of outstanding amounts due from Jeneric Holdings in April 2025, we have not provided any additional advances to related parties and do not expect to do so going forward. However, there can be no assurance that we will not be required to provide such advances in the future due to unforeseen business needs. If we are required to provide advances to related parties in the future, we may again be exposed to the risks associated with such transactions, including potential negative impacts on our liquidity, financial position, and results of operations.

For a complete description of related party transactions for the financial periods presented, please see “Related Party Transactions” beginning on page 96.

There can be no assurance that future related party transactions will be entered into on terms as favorable to us as those that may be available from unrelated third parties. Transactions with related parties may involve conflicts of interest and may not be subject to the same level of scrutiny as transactions with independent parties. Such arrangements may also raise concerns among investors, creditors, or regulators regarding corporate governance and fairness.

If we are unable to adequately manage related party transactions or if such transactions are perceived as unfair or not transparent, our reputation could be adversely affected. In addition, any dispute or change in relationship with a related party could disrupt our operations or result in unfavorable terms, impacting our financial condition and results of operations. We continue to monitor and disclose related party transactions in accordance with applicable accounting and regulatory requirements, but we cannot eliminate all risk of actual or perceived conflicts of interest.

We rely on unregistered intellectual property and contractual protections to safeguard our proprietary information, and if these protections are inadequate, our competitive position could be harmed.

As of the date of this prospectus, we do not own any patents, registered trademarks, or registered copyrights. Instead, we rely primarily on trade secrets, proprietary know-how, customer relationships, and brand reputation to differentiate our services and maintain our competitive position. To protect our proprietary information, we use internal confidentiality procedures and enter into non-disclosure agreements with employees. However, there is no assurance that these measures will be sufficient to prevent the unauthorized disclosure, misappropriation, or use of our proprietary information by third parties.

Additionally, our ability to enforce these contractual protections may be limited by jurisdictional differences or legal constraints in certain markets where we operate. Furthermore, competitors may independently develop technologies, service methodologies, or processes that are similar or superior to ours without infringing on our proprietary rights. If we are unable to adequately protect our proprietary information or if our competitors develop similar capabilities, our business, financial condition, and results of operations could be materially and adversely affected.

APEX Global relies on dividends and other distributions on equity paid by its subsidiaries to fund any cash and financing requirements APEX Global may have, and any limitation on the ability of its subsidiaries to make payments to APEX Global could have a material adverse effect on our ability to conduct our business.

APEX Global is a holding company, and it relies on dividends and other distributions on equity paid by its subsidiaries for APEX Global’s cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders and service any debt it may incur. While we do not expect to pay cash dividends in the foreseeable future, if our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to APEX Global.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our company may only pay dividends if our directors are satisfied, on reasonable grounds, that our company will, immediately after the distribution, satisfy the solvency test, meaning that the value of our company’s assets exceeds its liabilities and that our company is able to pay its debts as they fall due. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

The demand for our corrosion prevention services fluctuates with market cycles and global economic conditions, which could negatively impact our business.

Our primary services include hydro blasting, grit blasting, and coating/painting, catering to the marine and oil & gas industries. Demand for these services depends on industry trends, technological adoption rates, and global economic conditions. A slowdown in shipbuilding, decreased offshore drilling activity, or delays in infrastructure projects due to economic downturns can directly impact our business. Additionally, global supply chain disruptions or financial constraints on our clients could lead to deferred maintenance and corrosion prevention spending, affecting our revenue streams.

Furthermore, fluctuations in raw material costs, such as steel, abrasives, and industrial coatings, can significantly impact our operational costs and profitability. Economic downturns or geopolitical tensions affecting global trade can lead to price volatility and supply chain disruptions. These factors can make it challenging to maintain stable pricing for our services, potentially leading to reduced margins or an inability to pass on increased costs to customers. To mitigate these risks, we must continuously evaluate supplier agreements, diversify sourcing strategies, and optimize operational efficiencies to maintain financial stability during uncertain economic periods.

The transition to sustainable and environmentally friendly solutions may require investment and adaptation.

The industry is experiencing increasing pressure to adopt sustainable and environmentally friendly solutions. Customers and regulators are showing a growing preference for non-toxic, biodegradable coatings and surface treatments. While this presents an opportunity for differentiation, transitioning to sustainable solutions may involve additional research and development expenditures. Without adequate attention to innovation, we could fall behind competitors that develop more cost-effective and environmentally compliant alternatives.

Beyond financial considerations, the adoption of sustainable solutions may necessitate adjustments to existing supply chains, manufacturing processes, and workforce training. Companies that do not adapt in a timely manner could experience supply chain challenges, fluctuations in costs for eco-friendly materials, and the need to upskill employees to work with new technologies. If we do not align with evolving market demands, we may lose customers to competitors offering more sustainable alternatives. Maintaining a balanced approach to sustainability while ensuring operational efficiency and cost-effectiveness will be important for long-term growth and compliance with industry standards.

The global transition to renewable energy and changing energy policies may affect our business and revenue streams.

The global shift towards renewable energy and carbon neutrality goals could impact our oil & gas sector customers, potentially influencing their investments in offshore infrastructure and maintenance. As governments and corporations increasingly commit to reducing greenhouse gas emissions, there is a growing emphasis on renewable energy sources and a gradual move away from fossil fuel projects. This transition presents challenges, and while the extent of its effect on our services remains uncertain, it is essential to monitor these developments closely.

Additionally, global initiatives such as net-zero commitments, carbon pricing, and emissions regulations may introduce changes in operating costs for oil & gas companies. For instance, the implementation of carbon pricing mechanisms could increase operational expenses for fossil fuel producers, potentially leading to adjustments in maintenance and corrosion prevention budgets. The degree of impact may vary across regions and industry segments, influenced by local regulatory environments and the pace of policy adoption.

The concept of “stranded assets” also poses a potential risk to our business. As the world transitions towards renewable energy, certain fossil fuel reserves may become uneconomical to exploit, leading to asset write-downs for oil and gas companies. This could result in reduced capital expenditure in traditional energy infrastructure, subsequently affecting the demand for our services.

However, this transition also presents opportunities for diversification. The growing renewable energy sector requires infrastructure development and maintenance, areas where our expertise in corrosion prevention and maintenance could be valuable. Exploring opportunities in adjacent industries, such as wind energy or sustainable infrastructure maintenance, may allow us to adapt to evolving market demands and mitigate potential risks associated with the decline in fossil fuel investments.

Global supply chain disruptions may increase our costs, delay service delivery, and adversely affect our operations.

We rely on a range of raw materials, spares, and consumables, including industrial coatings, blasting media, and specialized equipment, for the delivery of our corrosion prevention and maintenance services. Some of these inputs are sourced from international suppliers. As a result, we are exposed to the risks of global supply chain disruptions, which have been intensified by post-pandemic recovery imbalances, geopolitical tensions, transportation bottlenecks, and labor shortages across logistics networks.

In recent periods, rising freight costs, port congestion, and restricted availability of materials have led to increased lead times and price volatility. These challenges have impacted our procurement costs for spares and consumables and may continue to do so in the foreseeable future. If we are unable to secure key supplies in a timely and cost-effective manner, we may experience project delays, reduced operational efficiency, and erosion of profit margins. While we are taking measures to diversify our supplier base and improve inventory management, global supply chain challenges remain largely beyond our control.

Escalating global trade tensions, including U.S.-initiated trade actions, could exacerbate supply chain risks and impact our cost structure.

Recent years have seen increasing global trade tensions, particularly due to tariffs and other trade barriers implemented by the United States and its trading partners. Since President Trump’s return to office in January 2025, the U.S. has implemented sweeping tariff measures on imports from various countries, including China, Canada and Mexico, and the affected countries have imposed or indicated their intention to impose counter measures. For example, in February 2025, the U.S. imposed tariffs of 10% on all imported goods from China, followed by an additional 10% tariff in March 2025. The U.S. also imposed a 25% tariff on all steel and aluminum imports, beginning in March 2025. On February 13, 2025, President Trump ordered his trade advisers to come up with “reciprocal” tariffs on U.S. trade partners to retaliate against taxes, tariffs, regulations and subsidies, and on April 2, 2025, he announced new tariffs on many U.S. trading partners, including a universal baseline tariff of 10% on all imported goods, and country specific tariffs such as an additional 34% tax on imports from China (leading to an effective rate of 54% when combined with existing tariffs) and 20% on products from the European Union. Following a period of market turbulence, on April 9, 2025, President Trump announced a 90-day pause on the tariffs announced on April 2, 2025 for most countries. There have been ongoing developments regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to be significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties and tariffs.

Although we primarily operate in Singapore, the imposition of tariffs, export restrictions, and retaliatory trade measures by the U.S. and other countries has contributed to a rise in the cost and uncertainty of imported spares and consumables used in our industrial operations.

Any further escalation of trade conflicts, including sanctions or restrictions on countries where our suppliers are based, could increase customs clearance times, lead to shortages of critical inputs, or require us to shift to more expensive alternative sources. In particular, changes in trade relations between China, a major exporter of industrial goods, and other countries may significantly impact the global supply of specialized components. These developments could lead to increased costs of production, reduced flexibility in our sourcing strategy, and potentially adverse effects on our ability to meet customer expectations in terms of pricing and delivery.

Evolving environmental regulations and compliance costs could impact profitability and business operations.

The regulatory environment for environmental protection is becoming increasingly stringent, with governments worldwide introducing new policies aimed at reducing industrial emissions and ensuring sustainable business practices. For companies in the corrosion prevention sector, compliance with these evolving regulations may require continuous investments in environmentally friendly technologies, alternative materials, and enhanced operational procedures. Failure to comply with such regulations may result in significant fines, operational shutdowns, or loss of certifications necessary for bidding on projects.

Additionally, as international environmental policies align with global climate goals, businesses are expected to meet higher sustainability benchmarks. This could mean increased compliance costs related to emission reduction, waste disposal, and the adoption of non-toxic materials. These additional costs could impact profitability, especially if competitors successfully innovate cost-effective solutions faster than we do. To mitigate these risks, we must proactively monitor regulatory changes to stay ahead of compliance requirements.

Our blasting, maintenance, and coating processes expose workers to health and safety risks, which could lead to operational disruptions, regulatory penalties, and liability concerns for our company.

The blasting, maintenance, and coating processes involved in corrosion prevention may expose workers to hazardous conditions, including inhalation of toxic dust, exposure to volatile organic compounds (VOCs), and risks from high-pressure equipment. Sandblasting, for example, generates fine particulate matter that can cause respiratory diseases such as silicosis if proper protective measures are not in place. Additionally, prolonged exposure to paint fumes and coatings with hazardous chemicals can lead to long-term health effects, including neurological disorders and skin conditions. Ensuring worker safety requires stringent compliance with occupational health regulations, the use of personal protective equipment (PPE), and proper ventilation systems, all of which increase operational costs.

Failure to implement robust labor protection measures can lead to workplace accidents, regulatory penalties, and potential legal liabilities. Regulatory bodies impose strict safety standards, and non-compliance can result in hefty fines, suspension of operations, or even criminal liability for the company. Furthermore, worker injuries and health hazards can lead to reputational damage and labor disputes, affecting productivity and employee retention. Our ability to maintain compliance with labor protection laws and invest in worker safety initiatives is crucial in minimizing these risks and ensuring sustainable operations.

Increasingly stringent environmental and safety regulations may result in higher compliance costs and operational constraints.

We are subject to stringent environmental and safety regulations in the jurisdictions where we operate. Compliance with these regulations may require substantial expenditures for environmental monitoring, equipment upgrades, and operational modifications. Failure to comply could result in fines, penalties, or restrictions on our operations.

Environmental concerns have led to increasingly strict emissions standards and waste disposal regulations, particularly in Singapore, where environmental sustainability is a key national priority. The National Environment Agency (NEA) of Singapore imposes stringent regulations regarding waste management, emissions control, and hazardous material handling, requiring companies to adopt best practices in sustainability and pollution prevention. Compliance with these requirements may necessitate operational adjustments, additional investments in waste treatment technologies, and ongoing employee training to ensure adherence to local environmental standards.

In addition to national regulations, international environmental policies such as the International Maritime Organization’s (IMO) MARPOL Annex VI set emissions limits for marine industry operations, affecting our work in ship maintenance and corrosion prevention. Compliance with these standards may require investment in environmentally friendly coatings, changes in operational procedures, and obtaining new certifications. Non-compliance could lead to fines, project suspensions, or reputational risks that impact our ability to secure future contracts. As Singapore continues to enhance its sustainability framework, adapting to evolving regulatory expectations will be critical for maintaining operational efficiency and market competitiveness.

Frequent changes in government policies, regulatory frameworks, and legal requirements may disrupt our business operations.

Changes in environmental laws, health and safety standards, labor laws, or other regulations could increase our compliance costs and affect our ability to operate efficiently. Government policies fluctuate frequently, requiring businesses to adapt quickly to new regulations or risk fines, operational shutdowns, or legal liabilities. Policy uncertainty, such as shifts in industrial taxation rates, licensing requirements, and labor laws, can create unpredictability in long-term strategic planning. If we fail to comply with new or existing regulations, we could face legal liability or operational disruptions, potentially affecting our profitability and reputation.

Additionally, differing regulatory frameworks in the countries where we operate create challenges in maintaining compliance across multiple jurisdictions. Government policies may change without prior notice, affecting taxation policies, import/export restrictions, and labor protections. For instance, new tariffs on raw materials used in corrosion prevention services, such as industrial coatings and blasting media, could increase costs and reduce profit margins. Likewise, regulatory actions such as increased environmental levies or restrictions on certain chemicals could force us to seek alternative materials or reformulate service offerings, leading to unexpected expenses and potential delays in service delivery.

Recent developments in trade policies, such as tariffs and geopolitical conflicts, have further emphasized the importance of flexibility in regulatory compliance. Governments worldwide are increasingly scrutinizing industrial operations for environmental and safety compliance, resulting in a growing list of regulations that must be monitored and adhered to. To mitigate these risks, we must develop robust compliance monitoring strategies and maintain adaptable operational frameworks to ensure business continuity.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Although we have implemented physical and electronic security measures designed to protect against the loss, misuse and alteration of our computer system and proprietary business information, no security measures are perfect and impenetrable. We and outside parties we interact with may be unable to anticipate or prevent unauthorized access. Additionally, cybersecurity incidents affecting third-parties that store or process our confidential information could result in unauthorized disclosure or misuse of such information, potentially harming our reputation, business operations, and financial condition. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We were recently informed, in July of 2025, by our underwriter that it had suffered a cybersecurity incident and specifically a ransomware incident, which has resulted in unauthorized access to some of the underwriter’s systems and data, and the exfiltration of certain data from the underwriter’s systems as well. Based on information currently available to the underwriter regarding the incident, the underwriter believes that confidential information regarding the Company that we had provided to the underwriter in connection with its due diligence for this offering was included in the data that was exfiltrated. The underwriter is still investigating the extent of this incident, and has also informed us that it does not have any evidence that this data has been publicly posted or otherwise misused by the threat actors at this time. The incident has not impacted our business operations and we do not expect the incident to impact our business operations in the future, as it did not involve unauthorized access to our systems or third party systems that we use in our business operations. While we believe that any material data regarding the Company that was exfiltrated is reflected in this prospectus and the registration statement of which this prospectus is a part, and therefore is publicly available, we could be subject to liability risks to the extent the data consists of sensitive information about our officers, directors, personnel, contractors, customers, suppliers or vendors.

We and third parties that we rely on may experience cybersecurity incidents due to human error, malfeasance, system errors or vulnerabilities, or other issues. Actual or perceived cybersecurity incidents relating to our data or confidential information could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition.

Any lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Upon completion of this offering, we will become a public company in the United States subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations of Nasdaq. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require us to include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F.

In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantially increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior December 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Risks Related to Doing Business in Singapore

Changes in Singapore’s regulatory environment may affect our ability to operate efficiently and remain compliant.

Singapore is known for its well-regulated business environment, but evolving laws and regulations, including those concerning environmental protection, labor policies, taxation, and industry-specific compliance, may increase operational costs or impose additional legal obligations. Regulatory agencies such as the National Environment Agency (NEA), the Maritime and Port Authority of Singapore (MPA), and the Ministry of Manpower (MOM) frequently update policies to align with global standards and best practices. Changes in safety and environmental regulations may require us to modify our corrosion prevention services, invest in new technologies, or alter our operational practices, potentially increasing our compliance burden. Additionally, any failure to comply with evolving regulations could result in fines, legal liabilities, or reputational harm, adversely affecting our business.

Beyond compliance costs, regulatory changes may also introduce new licensing requirements, restrictions on certain chemicals used in corrosion prevention, or additional reporting obligations. For example, increased restrictions on volatile organic compounds (VOCs) in industrial coatings could require us to reformulate or source alternative products, impacting cost structures and service offerings. Adapting to these regulations requires ongoing investment in compliance management systems, legal advisory services, and employee training to ensure that our operations remain in full compliance with Singapore’s evolving regulatory landscape.

Singapore’s economic policies and trade relations could impact our business operations and profitability.

Singapore’s economy is highly dependent on global trade, and any shifts in trade agreements, tariffs, or import/export policies could affect our access to raw materials, shipping logistics, and customer demand. As a global shipping hub, Singapore plays a key role in the maritime and oil & gas industries, but economic slowdowns or shifts in trade policies by major economies such as China, the United States, or the European Union could lead to reduced demand for maintenance and corrosion prevention services. Additionally, changes in government incentives, tax policies, or financial regulations may also affect our long-term growth strategy.

Moreover, disruptions in key trading routes or geopolitical instability could influence operational costs and affect the availability of raw materials crucial to our services. If new trade agreements impose restrictions on imports of essential industrial materials, we may need to seek alternative suppliers, potentially increasing procurement costs. Economic downturns can also reduce capital investments from our clients in the marine and industrial sectors, lowering the demand for corrosion prevention and maintenance services, which could negatively affect our financial performance.

Singapore’s labor market regulations and talent shortages may increase operational costs and impact workforce availability.

Singapore enforces strict labor laws, including policies governing work visas, foreign labor quotas, and employee benefits. As our business relies on skilled labor for industrial maintenance and corrosion prevention services, any changes in work pass regulations, wage policies, or labor protection laws could impact our ability to recruit and retain talent. The government’s push for higher local employment rates under policies such as the Fair Consideration Framework may require us to prioritize hiring local employees, which could lead to talent shortages in specialized technical roles. Additionally, rising wages and increased labor protections could escalate operational costs, reducing profitability.

Furthermore, talent shortages in technical trades, including corrosion prevention and industrial maintenance, could pose recruitment challenges, particularly as the government encourages businesses to reduce reliance on foreign workers. Companies that fail to attract and retain skilled employees may experience project delays, reduced service quality, and higher employee turnover rates. Addressing these challenges requires long-term workforce development strategies, including training programs, competitive compensation structures, and partnerships with local educational institutions to cultivate industry-specific expertise.

Geopolitical instability and trade tensions in Southeast Asia could impact our operations and financial stability.

Singapore’s strategic location in Southeast Asia makes it susceptible to geopolitical risks, including tensions in the South China Sea, trade conflicts, and diplomatic relations among major economies. As we provide essential maintenance and corrosion prevention services for vessels and offshore structures, any disruptions in the region’s regulatory and geopolitical climate can directly impact our operations. Government changes, trade restrictions, and taxation policy shifts can increase operational costs, delay contracts, and introduce new compliance requirements. Additionally, political instability in key trade hubs could result in longer approval times for permits and increased administrative burdens.

Territorial disputes in the South China Sea, ongoing trade tensions between the United States and China, and shifting regional alliances add further complexity. These disputes can lead to heightened security risks, increased military presence, and regulatory uncertainties, all of which may reduce maritime activities in the region. A decline in shipping traffic, offshore exploration, and trade routes due to geopolitical tensions could directly impact the demand for our maintenance and corrosion prevention services. Reduced vessel movement and delays in offshore infrastructure projects may limit our business opportunities, affecting revenue growth and profitability. To mitigate these risks, we must remain adaptable to changing geopolitical conditions, diversify our service offerings, and explore alternative markets where demand remains stable.

Rising operational costs in Singapore may impact profitability and competitiveness.

Singapore is known for its high cost of living and business operations, which can pose financial challenges for companies operating in the country. Rising rental costs, utility expenses, and regulatory compliance costs can contribute to higher overhead expenditures. Additionally, costs associated with adopting new technologies, meeting sustainability requirements, and ensuring workplace safety may further strain profitability. If we are unable to manage these expenses effectively or pass on increased costs to customers, our financial performance and market competitiveness could be negatively impacted.

Moreover, wage increases and higher employee benefit requirements can place additional financial burdens on businesses. Government mandates for salary adjustments, skill development programs, and workplace safety investments may require us to reallocate resources, potentially impacting profit margins. To mitigate the risks associated with rising operational costs, we must implement cost-effective solutions, optimize our service processes, and explore automation where feasible to maintain efficiency without compromising service quality.

Dependence on government infrastructure and industrial policies may influence our business growth.

The Singaporean government plays a significant role in shaping the industrial landscape through infrastructure investments, sector-specific incentives, and policy initiatives. Our business growth may be influenced by the government’s long-term strategic plans for the marine, oil & gas, and construction industries. Changes in infrastructure development projects, funding for industrial expansion, or shifts in investment priorities could impact demand for our services. While government-backed initiatives provide opportunities, they also pose risks if policy directions change or budget allocations are reduced.

In addition, fluctuations in public sector funding or modifications to government support programs may influence capital expenditures across industries reliant on corrosion prevention and maintenance services. Shifts in infrastructure spending priorities could affect contract availability and long-term revenue projections. Therefore, staying informed about policy changes and adapting business strategies accordingly will be essential for continued success in Singapore’s evolving industrial landscape.

Foreign exchange risks could impact our financial performance.

The majority of our transactions are currently denominated in Singapore Dollars, with a portion conducted in foreign currencies. As our business expands, we expect the volume of foreign currency–denominated transactions to increase. Any unfavorable shifts in exchange rates could reduce the purchasing power of our foreign revenue and limit our ability to allocate funds efficiently for business growth. Since Singapore operates under a managed float exchange rate system regulated by the Monetary Authority of Singapore (MAS), external factors such as global economic conditions, interest rate policies, and trade relations can still influence exchange rate movements. We cannot assure you that future adjustments in monetary policy will not impact our financial performance.

Our financial statements are presented in Singapore Dollars. As of December 31, 2024 and 2023, our assets, liabilities, and income statements are all denominated in Singapore Dollars, with no foreign currency transactions or gains/losses from foreign exchange during these periods. As of June 30, 2025, the majority of our transactions are denominated in Singapore Dollars, with a portion conducted in foreign currencies. During the six months ended June 30, 2025, the losses from foreign exchange amounted to S$9,826 (approximately $7,725). The U.S. Dollar balances included in the financial statements are translated from Singapore Dollars solely for the convenience of readers.

Nonetheless, in the future, changes in the exchange rates between the Singapore Dollar and the U.S. Dollar or other foreign currencies could materially impact our reported financial results. The value of the Singapore Dollar against the U.S. Dollar and other currencies is subject to macroeconomic trends and regulatory policies beyond our control. Additionally, proceeds from offerings or external funding may need to be converted into Singapore Dollars to support our business operations. Changes in the conversion rate between the U.S. Dollar and the Singapore Dollar will affect the funds available for our business activities and expansion.

Risks Related to this Offering and Ownership of the Class A Ordinary Shares

Recent changes to Nasdaq listing standards and Nasdaq’s expanded discretionary authority to deny initial listings may make it more difficult for us to qualify for or maintain a listing on Nasdaq, which could adversely affect the liquidity and market price of our Class A Ordinary Shares.

On December 18, 2025, the SEC approved amendments to Nasdaq’s listing rules that increase the minimum market value of unrestricted publicly held shares required for new listings under the net income standard. Under the amended rules, companies seeking to list on either the Nasdaq Global Market or the Nasdaq Capital Market must have a minimum public float of $15 million, consisting of unrestricted publicly held shares that are not held by officers, directors or 10% shareholders and are not subject to resale restrictions. This represents a significant increase from the prior thresholds applicable to these markets. These amendments became operative on January 17, 2026.

In addition, effective December 19, 2025, Nasdaq Rule IM-5101-3 expands Nasdaq’s discretion to deny initial listings, even where an applicant otherwise meets all applicable quantitative listing requirements. Under new Rule IM-5101-3 (Application of Discretion to Deny Initial Listing), Nasdaq may deny an initial listing if it determines that the company’s securities may be particularly susceptible to manipulation or present risks to investors or the orderly functioning of the market. In making this determination, Nasdaq may consider, among other factors, the company’s business profile, geographic nexus, ownership structure, and concerns regarding the company’s professional advisors such as auditors, underwriters, law firms, brokers, clearing firms or other service providers, or the advisor’s involvement in prior offerings where the securities exhibited concerning or volatile trading patterns. This rule is effective immediately and applies to companies currently in the listing application process.

Although we received conditional approval of listing from Nasdaq on October 21, 2025 before the foregoing rule amendments became effective, we now must satisfy the increased minimum public float requirement and successfully complete Nasdaq’s initial listing review, including the application of Nasdaq’s discretionary authority under Rule IM-5101-3. There can be no assurance that Nasdaq will finally approve our listing, based on the size, structure or pricing of this offering, prevailing market conditions, investor demand for our Class A Ordinary Shares, or Nasdaq’s assessment of factors relating to potential market manipulation risk. If our application is denied or delayed, we may be required to pursue an alternative listing venue or delay or restructure this offering, which may be less favorable and could involve additional costs, delays or regulatory uncertainty.

A failure to qualify for or maintain a Nasdaq listing could materially reduce the liquidity of our Class A Ordinary Shares, impair investors’ ability to buy or sell our Class A Ordinary Shares at desired prices or at all, increase volatility in the trading price of our Class A Ordinary Shares and adversely affect our visibility and credibility with investors, analysts and other market participants. Any of these outcomes could have a material adverse effect on the market price of our Class A Ordinary Shares and on our ability to raise additional capital in the future.

Our dual class voting structure has the effect of concentrating the voting control in holders of our Class B Ordinary Shares, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these shareholders. It may also adversely affect the trading market for our Class A Ordinary Shares due to exclusion from certain stock market indices.

We adopted a dual class voting structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares are entitled to one (1) vote per share and Class B Ordinary Shares are entitled to twenty (20) votes per share on proposals requiring or requesting shareholder approval. As of the date of this prospectus, Jeneric Holdings, a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of the 3,750,000 Class B Ordinary Shares issued and outstanding and 10,000,000 Class A Ordinary Shares. As a result, Mr. Goh Kwang Yong controlled approximately 88.3% of the voting power of the outstanding Ordinary Shares of the Company before this offering.

Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights. As such, Mr. Goh Kwang Yong will continue to have the ability to control the outcome of most matters requiring shareholder approval, including:

●	the election of our Board and, through our Board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class A Ordinary Shares, might otherwise receive a premium for your shares.

S&P Dow Jones and FTSE Russell have implemented changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Ordinary Shares may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

There has been no public market for the Class A Ordinary Shares prior to this offering and an active trading market for the Class A Ordinary Shares may not develop following the completion of this offering.

Prior to this offering, there has been no public market for the Class A Ordinary Shares. We have applied to list our Class A Ordinary Shares on Nasdaq under the symbol “APEX.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be finally approved for listing on Nasdaq. In addition, even if our Class A Ordinary Shares are finally approved for listing, a liquid public market for the Class A Ordinary Shares may not develop or, if developed, may not be sustained, following the completion of this offering. The lack of an active market may impair your ability to sell your Class A Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable.

The initial public offering price for the Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for the Class A Ordinary Shares will be determined by negotiations between us and the Representative (as defined below) and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of the Class A Ordinary Shares will not decline significantly below the initial public offering price following the completion of this offering. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of the Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

The market price of the Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The public offering price of the Class A Ordinary Shares has been determined through negotiations between the underwriters, on the one side, and us and the Selling Shareholders, on the other side, based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. After this offering, the market price for the Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to multiple factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in the operating results of the Company due to factors related to the Company’s business;

●	success or failure of the strategy of the Company;

●	the interim or annual earnings of the Company, or those of other companies in the Company’s industry;

●	the Company’s ability to obtain third-party financing as needed;

●	announcements by us or the Company’s competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the Company;

●	natural or environmental disasters that investors believe may affect the Company;

●	overall market fluctuations;

●	a large sale of the Class A Ordinary Shares by a significant shareholder;

●	results from any material litigation or government investigation;

●	changes in laws and regulations affecting the Company or any of the principal products and services sold by the Company; and

●	general economic and political conditions and other external factors.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the Class A Ordinary Shares.

The U.S. stock market experienced instances of extreme stock price surges followed by sharp declines among small-cap issuers in 2022. This share price volatility appeared largely unrelated to the underlying business performance of the issuers following their initial public offerings, particularly among companies with relatively small public floats. After the consummation of this offering, we will have a relatively small public float due to the relatively small size of this offering and the concentration of ownership of the Ordinary Shares in our principal shareholders. As a relatively small-capitalized company with a small public float after this offering, the share price of the Class A Ordinary Shares may experience extreme volatility, lower trading volume and less liquidity than large-capitalized companies. Although the specific cause of such volatility is unclear, our anticipated small public float may amplify the impact the actions taken by a few shareholders have on the price of the Class A Ordinary Shares, which may cause the share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of the shares, distort the market perception of the share price and our company’s financial performance and public image, and negatively affect the long-term liquidity of the Class A Ordinary Shares, regardless of our actual or expected operating performance. Should the Class A Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of the Class A Ordinary Shares and our ability to access the capital market may be materially adversely affected. In addition, if the trading volumes of the Class A Ordinary Shares are low, holders of the Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. As a result of this volatility, investors may experience losses on their investment in the Class A Ordinary Shares.

We may not be able to maintain a listing of the Class A Ordinary Shares on Nasdaq.

If our Class A Ordinary Shares are finally approved for listing on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet Nasdaq’s continued listing requirements, the Class A Ordinary Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of the Class A Ordinary Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell the Class A Ordinary Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, the Class A Ordinary Shares. The delisting of the Class A Ordinary Shares could significantly impair our ability to raise capital and the value of your investment.

If securities or industry analysts publish unfavorable research, or do not continue to cover us, the Company’s share price and trading volume could decline.

The trading market for the Class A Ordinary Shares depends in part on the research and reports that securities or industry analysts publish about us and the Company’s business. We do not have any control over these analysts. If an analyst downgrades the Class A Ordinary Shares or publishes unfavorable research about the Company’s business, the Company’s share price would likely decline. If an analyst ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets and demand for the Class A Ordinary Shares could decrease, which could cause the share price or trading volume to decline.

As the initial public offering price of the Class A Ordinary Shares is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay more for your Class A Ordinary Shares than the amount paid by APEX Global’s existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $3.656 per share to new investors purchasing the Class A Ordinary Shares in this offering, assuming a public offering price of $4.00 per share, which is the lower end of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution” for a more complete description of how the value of your investment in the Class A Ordinary Shares will be diluted upon completion of this offering.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company intends to use the net proceeds of this offering for several purposes, including business expansion, working capital, and general corporate purposes. However, the Company will not receive any of the proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholder. Accordingly, management of the Company will have substantial discretion in applying the net proceeds to be received by the Company. However, based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

Since we do not expect to pay dividends on the Class A Ordinary Shares in the foreseeable future, your ability to achieve a return on your investment will depend on appreciation in the price of the Class A Ordinary Shares.

We currently intend to invest the Company’s future earnings, if any, to fund the Company’s growth, to develop the Company’s business, for working capital needs, to reduce debt and for general corporate purposes. We do not expect to declare or pay any dividends in the foreseeable future. Therefore, the success of an investment in the Class A Ordinary Shares will depend upon any future appreciation in their value. There is no guarantee that the Class A Ordinary Shares will appreciate in value or even maintain their current value.

Any decision to pay dividends in the future will be at the full discretion of the Company’s board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, restrictions imposed by applicable law, general business conditions and other factors that the Company’s board of directors may deem relevant.

Substantial future sales of the Class A Ordinary Shares or the anticipation of future sales of the Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline significantly following this offering.

Sales of substantial amounts of the Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Class A Ordinary Shares to decline. An aggregate of 21,250,000 Class A Ordinary Shares were issued and outstanding before the consummation of this offering. An aggregate of 23,750,000 and 24,125,000 Class A Ordinary Shares will be issued and outstanding immediately after the consummation of this offering, assuming no exercise and full exercise of the over-allotment option by the underwriters, respectively.

Our directors, officers and holders of 5% or more of our total outstanding Class A Ordinary Shares (or securities convertible into our Class A Ordinary Shares) have agreed to enter into customary “lock-up” agreements for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part. However, holders of less than 5% of our total outstanding Class A Ordinary Shares will be able to resell their shares, without being subject to the lock-up restrictions after the completion of this offering, in reliance on Rule 144. Since these shareholders acquired their Class A Ordinary Shares at a lower price per share than investors in this offering, they may be more willing to accept a lower sales price than the initial public offering price when they are able to sell under Rule 144. Sales of their shares into the market could cause the market price of the Class A Ordinary Shares to decline significantly following the completion of this offering.

We may issue additional equity or debt securities, which are senior to the Class A Ordinary Shares as to distributions and in liquidation, which could materially adversely affect the market price of the Class A Ordinary Shares.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Class A Ordinary Shares and diluting your interest in our company.

We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and the shareholders could receive less information than they might expect to receive from more mature public companies.

Following the effectiveness of the registration statement on September 29, 2025, we are required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result of our election to take advantage of such extended transition period, our financial statements may not be comparable to companies that comply with public company effective dates.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, the shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find the Class A Ordinary Shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of the Class A Ordinary Shares.

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Goh Kwang Yong, through Jeneric Holdings, holds significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, Jeneric Holdings, a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of our outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares, representing approximately 88.3% of the voting power of the outstanding Ordinary Shares of the Company before this offering. Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights. As such, Mr. Goh Kwang Yong will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. His interests may not be the same as or may even conflict with your interests. For example, he could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Class A Ordinary Shares as part of a sale of us or our assets, and might affect the prevailing market price of the Class A Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of voting power may not be in the best interests of our other shareholders.

Upon the completion of this offering, we expect to be a “controlled company” under the rules of Nasdaq and as a result, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors. As of the date of this prospectus, Jeneric Holdings, a Singapore company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, held all of our outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares, representing approximately 88.3% of the voting power of our outstanding share capital. Following this offering, assuming the issuance of 2,500,000 Class A Ordinary Shares in this offering (or 2,875,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full), Mr. Goh Kwang Yong will retain controlling voting power in the Company based on having approximately 86.1% (or approximately 85.8% if the underwriters exercise the over-allotment option in full) of all voting rights. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause the Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	Section 14 of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	Section 16 of the Exchange Act requiring significant shareholders other than officers or directors to file public reports of their stock ownership and trading activities, and providing for liability for insiders (i.e. officers, directors and significant shareholders) who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we may publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC in reports on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of the Class A Ordinary Shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, British Virgin Islands, in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain Ordinary Share issuances. We intend to comply with the requirements of Nasdaq listing rules to have a majority of the board be independent and to appoint a compensation committee and a nominating and corporate governance committee. We may, however, in the future consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We expect to qualify as a foreign private issuer upon the completion of this offering. We would lose our foreign private issuer status if, for example, more than 50% of the voting power of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit recovery provisions of Section 16 of the Exchange Act and our principal shareholders will be required to file public reports of their stock ownership and trading activities under Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the rules of Nasdaq. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

Certain judgments obtained against us and the Selling Shareholder by APEX Global’s shareholders may not be enforceable.

APEX Global is a British Virgin Islands business company and substantially all of the Company’s assets are located outside of the United States. Substantially all of the Company’s current operations are conducted in Singapore.

In addition, APEX Global’s existing director and officers are nationals or residents of Singapore and Malaysia and all or a substantial portion of their assets are located outside the United States. Additionally, the Selling Shareholder is a British Virgin Islands company, and substantially all of its assets are located outside the United States.   As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state. Even if you are successful in bringing an action of this kind, the laws of British Virgin Islands and of Singapore may render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s directors and officers. See “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because APEX Global is incorporated under British Virgin Islands law.

APEX Global is a BVI business company incorporated under the laws of British Virgin Islands. Its corporate affairs are governed by the Memorandum and Articles of Association, the BVI Companies Act and the common law of British Virgin Islands. The rights of its shareholders to take action against the directors, actions by the minority shareholders and the fiduciary duties of the directors to APEX Global under British Virgin Islands law are to a large extent governed by the common law of British Virgin Islands. The common law of British Virgin Islands is derived in part from comparatively limited judicial precedent in British Virgin Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in British Virgin Islands. The rights of APEX Global’s shareholders and the fiduciary duties of its directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, British Virgin Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than British Virgin Islands. In addition, British Virgin Islands business companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of British Virgin Islands business companies like APEX Global have limited rights under British Virgin Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. If APEX Global’s directors are satisfied that it would be contrary to APEX Global’s interests to allow its shareholders to inspect any of the register of members, register of directors and minutes of meetings and resolutions of shareholders, they have discretion under the law to refuse to permit shareholders to inspect such documents or limit the inspection of such documents. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, APEX Global’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by APEX Global’s management, members of the board of directors or its controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Companies Act and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Shares—Differences in Corporate Law.”

APEX Global’s Memorandum and Articles of Association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit APEX Global’s shareholders’ opportunity to sell their shares at a premium.

APEX Global’s Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving APEX Global’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our Memorandum and Articles of Association include a dual-class share structure, under which Class B Ordinary Shares carry twenty (20) votes per share compared to one (1) vote per share for Class A Ordinary Shares, thereby allowing holders of Class B Ordinary Shares to exercise significant influence or control over matters requiring shareholder approval, including the election and removal of directors, amendments to the organizational documents, and approval of significant corporate transactions. The board has the power to issue an unlimited number of shares of any class, with such rights and restrictions as they may determine without shareholder approval. Additionally, an action that may be taken by shareholders at a meeting may instead be taken by written consent without a meeting, if the written consents represent the number of votes that would be required to approve the action at a meeting, which allows controlling shareholders to act efficiently without a meeting. APEX Global’s Memorandum and Articles of Association also contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the Class A Ordinary Shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the Class A Ordinary Shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds the Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

General Risk Factors

We and our directors and officers may be subject to litigation, arbitration, or other legal proceeding risk.

We and our directors and officers may be subject to arbitration claims and lawsuits in the ordinary course of our business. As of the date of this prospectus, we or our directors and officers are not a party to, and are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations. Actions brought against us may result in settlements, awards, injunctions, fines, penalties, and other results adverse to us. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by a large number of claimants when claimants seek substantial or unspecified damages, or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine, or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against securities brokerage companies have historically increased. The amounts involved in the trades we execute, together with rapid price movements in our currency pairs, can result in potentially large damage claims in any litigation resulting from such trades. Dissatisfied clients may make claims against us regarding the quality of trade execution, improperly settled trades, mismanagement, or even fraud, and these claims may increase as our business expands.

In addition, even if we prevail in any litigation or enforcement proceedings against us, we could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our clients, we may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding, or investigation against us, or an adverse resolution of any such matter, could have a material adverse effect on our reputation, business, financial condition, and results of operations and cash flows.

We may pursue acquisitions or joint ventures that could present unforeseen integration obstacles, incur unpredicted costs or may not enhance our business as we expected.

We may, in the future, pursue acquisitions and joint ventures as part of our growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies, significant transaction costs, and present new risks associated with entering additional markets or offering new products and integrating the acquired companies or newly established joint ventures. Potential liabilities may arise from deficiencies in due diligence findings and deficient past track record results.

Moreover, we may not have sufficient management, financial, and other resources to integrate companies we acquire or to successfully operate joint ventures, and we may be unable to profitably operate our expanded company structure. Additionally, any new business that we may acquire or joint ventures we may form, once integrated with our existing operations, may not produce expected or intended results.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $7.89 million, or approximately $9.27 million if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of $4.00 per share. A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the net proceeds to us from this offering by $2.30 million, assuming the number of Class A Ordinary Shares offered hereby, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, the non-accountable expense allowance and estimated expenses payable by us.

We will not receive any proceeds from the sale of the Class A Ordinary Shares being offered by the Selling Shareholder. Instead, the Selling Shareholder will receive all of the net proceeds from the sale of the Class A Ordinary Shares offered by them in this firm commitment offering. The Selling Shareholder will pay underwriting discounts and expenses incurred by them to the underwriters. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Ordinary Shares covered by this prospectus.

The primary purposes of this offering are to create a public market for the Class A Ordinary Shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional working capital. We currently intend to use the net proceeds of this offering as follows:

●	approximately 70%, or $5.52 million, to fund business expansion; and

●	approximately 30%, or $2.37 million, to fund working capital and general corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. See “Risk Factors—Risks Related to this Offering and the Market for the Class A Ordinary Shares Generally—We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

On July 31, 2023, our subsidiaries, Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd., approved the distribution of an interim dividend of S$1,000,000 (approximately $732,000) to Jeneric Holdings, their sole shareholder at the time. Such dividends were settled by offsetting against the amount due from Jeneric Holdings.

On January 1, 2025, our subsidiaries, Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd. and Jeneric Venture Pte. Ltd., approved the distribution of an interim dividend of S$2,592,688 (approximately US$1,897,848) to Jeneric Holdings, their sole shareholder at the time. Such dividends were settled by offsetting against the amount due from Jeneric Holdings.

However, as of the date of this prospectus, APEX Global has not declared, or paid cash dividends on the Class A Ordinary Shares. We currently have no plan to declare or pay any dividends in the near future on the Class A Ordinary Shares, and intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

APEX Global’s board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that it may only pay dividends if its directors are satisfied, on reasonable grounds, that our company will, immediately after the distribution, satisfy the solvency test, meaning that the value of our company’s assets exceeds its liabilities and that our company is able to pay its debts as they fall due. Even if the board of directors of APEX Global decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. See also “Risk Factors—Risks Related to This Offering and Ownership of the Class A Ordinary Shares—Since we do not expect to pay dividends on the Class A Ordinary Shares in the foreseeable future, your ability to achieve a return on your investment will depend on appreciation in the price of the Class A Ordinary Shares.”

APEX Global is a holding company, and it relies on dividends and other distributions on equity paid by its subsidiaries for APEX Global’s cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders and service any debt it may incur. If our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to APEX Global. See also “Risk Factors—Risks Related to Our Business and Industry—APEX Global relies on dividends and other distributions on equity paid by its subsidiaries to fund any cash and financing requirements APEX Global may have, and any limitation on the ability of its subsidiaries to make payments to APEX Global could have a material adverse effect on our ability to conduct our business.”

CAPITALIZATION

As of the date of this prospectus, APEX Global is authorized to issue an unlimited number of shares, consisting of two classes of ordinary shares, Class A Ordinary Shares, with no par value each, and Class B Ordinary Shares, with no par value each, consisting of such numbers and such series, as APEX Global’s directors may determine. There are 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Class B Ordinary Shares are entitled to twenty (20) votes per share, and Class A Ordinary Shares are entitled to one (1) vote per share. Other than voting and conversion rights, Class B Ordinary Shares and Class A Ordinary Shares have the same rights and preferences and rank equally.

The following table sets forth our total capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance and sale of 2,500,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of $4.00 per share, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us (assuming the over-allotment option is not exercised); and

●	on a pro forma as adjusted basis to give effect to the issuance and sale of 2,875,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of $4.00 per share, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us (assuming the over-allotment option is fully exercised).

You should read this table together with our consolidated financial statements, the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
	Actual		Pro forma (assuming underwriters do not exercise the over-allotment option)		Pro forma as adjusted (assuming underwriters exercise the over- allotment option in full)
	S$	USD	S$	USD	S$	USD
Indebtedness:
Bank borrowings (current)	2,022,212	1,589,863	2,022,212	1,589,863	2,022,212	1,589,863
Bank borrowings (non-current)	1,103,337	867,444	1,103,337	867,444	1,103,337	867,444
Total indebtedness	3,125,549	2,457,307	3,125,549	2,457,307	3,125,549	2,457,307
Shareholders’ equity:
Class A Ordinary Shares, no par value, unlimited number of ordinary shares authorized, 21,250,000 Class A Ordinary Shares issued and outstanding as of June 30, 2025; 23,750,000 Class A Ordinary Shares issued and outstanding, pro forma (over-allotment option not exercised); 24,125,000 Class A Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option exercised in full). (1)	-	-	-	-	-	-
Class B Ordinary Shares, no par value, unlimited number of ordinary shares authorized, 3,750,000 Class B Ordinary Shares issued and outstanding as of June 30, 2025; 3,750,000 Class B Ordinary Shares issued and outstanding, pro forma (over-allotment option not exercised); 3,750,000 Class B Ordinary Shares issued and outstanding, pro forma as adjusted (over-allotment option exercised in full). (1)	-	-	-	-	-	-
Share subscription receivable	(41,974)	(33,000)	(41,974)	(33,000)	(41,974)	(33,000)
Additional paid-in capital	1,951,094	1,533,950	12,120,693	9,426,263	13,895,157	10,806,263
Retained earnings	79,902	62,819	79,902	62,819	79,902	62,819
Total shareholders’ equity attributable to APEX Global	1,989,022	1,563,769	12,158,621	9,456,082	13,933,085	10,836,082
Non-controlling interests	-	-	-	-	-	-
Total shareholders’ equity	1,989,022	1,563,769	12,158,621	9,456,082	13,933,085	10,836,082
Total capitalization	5,114,571	4,021,076	15,284,170	11,913,389	17,058,634	13,293,389

(1)	Share data is presented on a retroactive basis to reflect the Company’s share reorganization.

This table above excludes:

●	5,000,000 Class A Ordinary Shares that are reserved for issuance under our 2025 Plan.

DILUTION

If you invest in the Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the assumed initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for the presently outstanding Ordinary Shares on an as-converted basis. All share and per share amounts set forth in this section have been presented on a retroactive basis to reflect the Company’s share reorganization.

Our net tangible book value was approximately $1.6 million, or $0.063 per Ordinary Share, as of June 30, 2025. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting deferred tax assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per Ordinary Share after giving effect to the proceeds we will receive from this offering, at an assumed initial public offering price of $4.00 per Class A Ordinary Share, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

After giving effect to the sale of 2,500,000 Class A Ordinary Shares in this offering at an assumed initial public offering price of $4.00 per Class A Ordinary Share, assuming no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, including underwriters’ accountable expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to June 30, 2025, our pro forma net tangible book value would have been $0.344 per Ordinary Share. This represents an immediate increase in net tangible book value of $0.281 per Ordinary Share to the existing shareholders and immediate dilution of $3.656 per Ordinary Share to new investors purchasing Class A Ordinary Shares in this offering. The following table illustrates this per Ordinary Share dilution to the new investors purchasing Class A Ordinary Shares in this offering:

Assumed initial public offering price per Class A Ordinary Share	$4.000
Net tangible book value per Ordinary Share at June 30, 2025	$0.063
Pro forma net tangible book value per Ordinary Share after this offering	$0.344
Dilution in net tangible book value per Ordinary Share to new investors in this offering	$3.656

A $1.00 increase (decrease) in the assumed public offering price of $4.00 per Class A Ordinary Share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $2.30 million, the net tangible book value per Ordinary Share after giving effect to this offering by $0.083 per Ordinary Share and the dilution in net tangible book value per Ordinary Share to new investors in this offering by $0.917 per Ordinary Share, assuming no change to the number of Class A Ordinary Shares offered hereby as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the Class A Ordinary Shares and other terms of this offering determined at pricing.

The following tables summarize the differences between the existing shareholders and the new investors with respect to the number of Class A Ordinary Shares purchased from us in this offering, the total consideration paid and the average price per Class A Ordinary Share paid at an assumed initial public offering price of $4.00 per Class A Ordinary Share, and before deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses (assuming no exercise of over-allotment option).

					Average
	Share Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders*	25,000,000	90.91%	$658,533	6.18%	$0.03
New investors	2,500,000	9.09%	$10,000,000	93.82%	$4.00
Total	27,500,000	100%	$10,658,533	100%	$-

*	Including 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares, no par value. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

This table above excludes:

●	5,000,000 Class A Ordinary Shares that are reserved for issuance under our 2025 Plan.

To the extent that restricted shares, options, restricted share units or other securities are issued under our 2025 Plan, or we issue additional Ordinary Shares in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a specialized provider of advanced corrosion prevention, surface preparation, and maintenance solutions, catering to industries where asset longevity and structural integrity are paramount. Our core services include hydro blasting and grit blasting for surface cleaning and preparation, professional coating and painting for corrosion protection, and comprehensive maintenance and repair services for vessels operating at docks and in open waters. Additionally, we offer skilled manpower supply to support marine operations, ensuring that our clients receive high-quality, efficient, and safety-compliant solutions.

We conduct our business through six subsidiaries operating in Singapore, allowing us to deliver comprehensive solutions in the marine, offshore, and industrial sectors.

We began our operations by focusing on a single shipyard—formerly known as Sembcorp Marine—where we concentrated our resources on mastering core service areas. This initial yard served as a proving ground for refining project management strategies, implementing best practices, and building a reputation for quality and reliability. Our deep understanding of site operations has enabled us to become a valued long-term partner and fostered a collaborative, growth-oriented culture.

As demand for our services grew, we have gradually expanded beyond our first yard, undertaking multiple projects simultaneously and building a strong track record in Singapore. Today, we have established working relationships with major shipyards in Singapore. This organic growth reflects our ability to scale responsibly while maintaining the high standards that distinguish our service offerings.

We distinguish ourselves through a commitment to quality, safety, and continuous improvement. Our mission focuses on enhancing worker expertise, improving efficiency and productivity, prioritizing environmental safety, and fostering a culture of safety awareness. We maintain a strong emphasis on training, ensuring our workforce is equipped with the necessary skills to deliver high-quality work. Our dedication to safety is reinforced by our strong compliance track record, maintaining operations with no lost-time accidents.

Recent Developments

Since June 30, 2025, we have not experienced any uncertainties, demands, commitments, or trends that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources, or that would render reported financial information not indicative of future operating results or financial condition.

Our revenue for the six months period ended June 30, 2025 has increased by 12.49% compared to the same period in 2024, and we expect to remain profitable for the fiscal year ended December 31, 2025. We continue to maintain sufficient liquidity, and our capital resources have remained largely unchanged from the prior fiscal year.

We have not observed any material changes in customer demand, significant supply chain disruptions, or notable fluctuations in the cost of sales. In addition, there have been no material changes in the regulatory environment affecting our business, nor have we encountered economic disruptions or currency fluctuations that would materially affect our financial condition or operating results.

The only notable development in the current fiscal year is our appointment as a resident contractor at PaxOcean Group of Shipyards (“PaxOcean”), which is already one of our existing customers. This appointment is expected to further strengthen our relationship with PaxOcean and potentially increase revenues from projects at PaxOcean.

Based on the information currently available, we do not anticipate any material trends, uncertainties, or events that would materially affect our financial condition or future operating results.

Results of Operations

The following discussion is based on our historical operating results and may not be indicative of our future operating performance.

Comparison of operating results for the six months periods ended June 30, 2025 and 2024

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Revenue	3,171,909	4,034,481	3,586,542	447,939	12.49%

Cost of revenue	(1,689,460)	(2,148,895)	(2,044,321)	(104,574)	5.12%

Gross profit	1,482,449	1,885,586	1,542,221	343,365	22.26%

Operating expenses:
General and administrative expenses	(1,267,196)	(1,611,798)	(1,333,836)	(277,962)	20.84%
Total operating expenses	(1,267,196)	(1,611,798)	(1,333,836)	(277,962)	20.84%

Income from operations	215,253	273,788	208,385	65,403	31.39%

Other income (expense):
Finance costs	(116,020)	(147,570)	(182,087)	34,517	(18.96)%
Other income	32,087	40,813	119,892	(79,079)	(65.96)%
Other expense	(7,725)	(9,826)	-	(9,826)	-
Total other (expense), net	(91,658)	(116,583)	(62,195)	(54,388)	87.45%

Income before income taxes	123,595	157,205	146,190	11,015	7.53%

Income tax expense	(44,930)	(57,148)	(418)	(56,730)	13,571.77%

Net income	78,665	100,057	145,772	(45,715)	(31.36)%

Revenue

As set forth in the following table, during the six months periods ended June 30, 2025 and 2024, our revenue was derived from corrosion prevention services and manpower supply services in Singapore:

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$
Corrosion prevention services
- Third parties	2,541,940	3,233,197	3,159,605	73,592	2.33%
Manpower supply services
- Third parties	629,969	801,284	426,937	374,347	87.68%
Total	3,171,909	4,034,481	3,586,542	447,939	12.49%

For the six months periods ended June 30, 2025 and 2024, our revenue was S$4,034,481 (approximately US$3,171,909) and S$3,586,542, respectively, representing an increase of S$447,939 (approximately US$352,170), or 12.49%. The increase was primarily attributable to higher demand for manpower supply from local third-party customers, mainly shipyards, driven by continued workforce shortages in Singapore’s labor-intensive offshore and marine industry, as well as by shipyards’ strong project pipeline, with higher order books extending into multiple years, which created consistent manpower demand.

Cost of Revenue

The following table sets forth the breakdown of our cost of revenue for the six months periods ended June 30, 2025 and 2024:

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Copper slag	94,989	120,821	107,308	13,513	12.59%
Diesel for equipment	128,173	163,028	159,980	3,048	1.91%
Foreign worker levy	207,345	263,731	233,976	29,755	12.72%
Rental of equipment	278,062	353,678	433,340	(79,662)	(18.38)%
Tools and consumables	101,385	128,956	64,563	64,393	99.74%
Workers’ wages and salaries	836,308	1,063,735	999,508	64,227	6.43%
Other miscellaneous cost	43,198	54,946	45,646	9,300	20.37%
Total	1,689,460	2,148,895	2,044,321	104,574	5.12%

For the six months periods ended June 30, 2025 and 2024, our cost of revenue was S$2,148,895 (approximately US$1,689,460) and S$2,044,321, respectively, representing an increase of S$104,574 (approximately US$82,216), or 5.12%. The increase was mainly attributable to higher copper slag purchases (an increase of S$13,513, approximately US$10,624), direct labor costs comprising workers’ wages and foreign worker levy (an increase of S$93,982, approximately US$73,889), and tools and consumables purchases (an increase of S$64,393, approximately US$50,626), partially offset by a decrease in rental of equipment (a decrease of S$79,662, approximately US$62,630).

Copper slag is primarily used for grit blasting. The increase in copper slag purchases was primarily due to a higher volume of grit blasting jobs. The increase in direct labor costs was mainly attributable to the higher headcount of foreign workers. Tools and consumables primarily refer to items used in the course of our services, such as safety helmets, safety goggles, spray tips, leather gloves, etc. The increase in tools and consumables purchases was mainly due to the replenishment of stock levels to support ongoing operations.

Rental of equipment represents the leasing of equipment primarily from a related party. The decrease in equipment rental was mainly attributable to better utilization of owned equipment, as well as a change in project mix, with more smaller-scale or shorter-duration jobs that required less rented equipment.

Gross Profit and Gross Profit Margin

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Gross profit	1,482,449	1,885,586	1,542,221	343,365	22.26%

Gross profit margin	47%	47%	43%		4%

For the six-month periods ended June 30, 2025 and 2024, our gross profit was S$1,885,586 (approximately US$1,482,449) and S$1,542,221, respectively. Our gross profit margin increased from 43% for the six-month period ended June 30, 2024, to 47% for the same period in 2025, representing an increase of 4%, primarily due to higher revenue and slower growth in cost of revenue, reflecting improved utilization of resources and effective cost management.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the six months periods ended June 30, 2025 and 2024:

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Depreciation and amortization expenses	36,868	46,893	113,891	(66,998)	(58.83%)
Operating lease expense	145,214	184,704	146,354	38,350	26.20%
Staff costs (including director’s remuneration)	672,504	855,385	647,818	207,567	32.04%
Workers’ lodging and expenses	200,218	254,666	213,023	41,643	19.55%
Other expenses	212,392	270,150	212,750	57,400	26.98%
Total	1,267,196	1,611,798	1,333,836	277,962	20.84%

For the six months periods ended June 30, 2025 and 2024, our general and administrative expenses was S$1,611,798 (approximately US$1,267,196) and S$1,333,836, respectively, representing an increase of S$277,962 (approximately US$218,534), or 20.84%.

Depreciation expense is charged on our plant and equipment which included (i) machineries, (ii) motor vehicles, and (iii) forklift. Amortization expense is charged on our finance lease right-of-use assets. The decrease was mainly attributable to the disposal of plant and equipment and finance lease right-of-use assets during 2024. Three units of high-pressure pumps were disposed of in the first half of 2024, and an additional four units were disposed of in the second half of 2024. Consequently, fewer units of plant and equipment and finance lease right-of-use assets were subject to depreciation in the first half of 2025, resulting in lower depreciation expense compared to the same period in 2024.

Operating lease expense represents the total lease cost recognized on a straight-line basis over the lease term under ASC 842, relating to operating lease right-of-use assets and corresponding lease liabilities.

Staff costs mainly represent office staff salaries and contribution to Central Provident Fund (“CPF”), a mandatory social security scheme in Singapore, for our employees’ remuneration. The increase in staff costs was primarily due to higher headcount, as we recruited additional staff to support business operations and growth.

Workers’ lodging and expenses represent short-term lease of workers’ dormitories and other workers expenses. The increase was mainly attributable to higher monthly lease payments upon renewal and the leasing of an additional dormitory in 2025.

Other expenses were mainly comprised of entertainment, petrol and diesel expenses for motor vehicles, rental of shipyard office, telecommunication expenses, utilities expenses, insurance and other miscellaneous expenses.

Finance Costs

The following table sets forth the breakdown of our finance costs for the six months periods ended June 30, 2025 and 2024:

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Bank borrowings interest	64,323	81,815	89,622	(7,807)	(8.71)%
Finance lease liabilities interest	1,680	2,137	2,896	(759)	(26.21)%
Invoice financing charges	50,017	63,618	89,569	(25,951)	(28.97)%
Total	116,020	147,570	182,087	(34,517)	(18.96)%

Our interest expense was S$147,570 (approximately US$116,020) for the six months period ended June 30, 2025, compared to S$182,087 for the same period in 2024, a decrease of S$34,517 (approximately US$27,137), or 18.96%. The decrease was primarily due to lower invoice financing charges, as we fully repaid and cancelled an invoice financing facility in 2025.

Other Income

The following table sets forth the breakdown of our other income for the six months periods ended June 30, 2025 and 2024:

	Six Months Periods Ended June 30,
	2025	2025	2024	Variance	%
	US$	S$	S$	S$

Government grants	32,087	40,813	64,756	(23,943)	36.97%
Gain on disposal of plant and equipment	-	-	55,136	(55,136)	(100.00)%
Total	32,087	40,813	119,892	(79,079)	(65,96)%

Our other income was S$40,813 (approximately US$32,087) for the six months period ended June 30, 2025, compared to S$119,892 for the same period in 2024, a decrease of S$79,079 (approximately US$62,172), or 65.96%. The decrease was primarily due to the gain on disposal of plant and equipment recognized in 2024, whereas no such disposal occurred in 2025.

Government grants were mainly comprised of: -

(i)	Progressive Wages Credit Scheme (PWCS): The PWCS is a wage support initiative introduced by the Singapore Government to help employers co-fund wage increases for lower-wage workers. It supports companies in adjusting to mandatory wage increases and encourages employers to voluntarily raise wages of eligible workers.

(ii)	Senior Employment Credit: The Senior Employment Credit is a wage support scheme introduced by the Singapore Government to encourage employers to hire and retain older Singaporean workers.

Income Tax Expense

Profit before income tax is subject to a corporate tax rate of 17% in Singapore.

For the six months period ended June 30, 2025, our income tax expense was S$57,148 (approximately US$44,930). Our effective tax rate, calculated as income tax divided by profit before income tax, was approximately 34.89%, primarily due to (i) expenses not deductible for tax purposes, (ii) deferred tax assets not recognized on certain tax losses, and (iii) an under-provision of income tax in prior years. These were partially offset by the effect of partial tax exemption and tax rebate available in Singapore.

For the six months period ended June 30, 2024, our income tax expense was S$418. Our effective tax rate, calculated as income tax divided by profit before income tax, was approximately 0.29%, mainly due to the utilization of unused tax losses and capital allowances, and partial tax exemptions and tax rebates available in Singapore, which substantially reduced the tax charge.

Net Income

As a result of the foregoing, our net income amounted to S$100,057 (approximately US$78,665) and S$145,772 for the six months periods ended June 30, 2025 and 2024, respectively. The decrease in net income was due to the higher income tax expense, mainly driven by (i) expenses not deductible for tax purposes, (ii) deferred tax assets not recognized on certain tax losses, and (iii) an under-provision of income tax in prior years. These factors resulted in an effective tax rate of approximately 34.89% in 2025, compared to 0.29% in 2024. Consequently, despite a similar level of income before tax, the higher tax expense in 2025 led to a lower net income compared to 2024.

Comparison of operating results for the fiscal years ended December 31, 2024 and 2023

The following table sets forth key components of our results of operations for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Revenue	6,365,572	8,696,136	8,000,921	695,215	8.69%

Cost of revenue	(3,194,521)	(4,364,099)	(4,954,702)	590,603	(11.92)%

Gross profit	3,171,051	4,332,037	3,046,219	1,285,818	42.21%

Operating expenses:
General and administrative expenses	(2,042,387)	(2,790,147)	(2,761,082)	(29,065)	1.05%
Total operating expenses	(2,042,387)	(2,790,147)	(2,761,082)	(29,065)	1.05%

Income from operations	1,128,664	1,541,890	285,137	1,256,753	440.75%

Other income (expense):
Finance costs	(236,503)	(323,091)	(261,778)	(61,313)	23.42%
Other income	136,815	186,905	72,318	114,587	158.45%
Total other (expense), net	(99,688)	(136,186)	(189,460)	53,274	(28.12)%

Income before income taxes	1,028,976	1,405,704	95,677	1,310,027	1,369.22%

Income tax (expense) credit	(28,282)	(38,636)	8,005	(46,641)	582.65%

Net income	1,000,694	1,367,068	103,682	1,263,386	1,218.52%

Revenue

As set forth in the following table, during the fiscal years ended December 31, 2024 and 2023, our revenue was derived from corrosion prevention services and manpower supply services in Singapore:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Corrosion prevention services
- Third parties	5,656,405	7,727,329	7,248,430	478,899	6.61%
- Related party	-	-	360,000	(360,000)	(100.00)%
Manpower supply services
- Third parties	674,031	920,807	392,491	528,316	134.61%
- Related party	35,136	48,000	-	48,000	0.00%
Total	6,365,572	8,696,136	8,000,921	695,215	8.69%

For the fiscal years ended December 31, 2024 and 2023, our revenue increased from S$8,000,921 in 2023 to S$8,696,136 (approximately US$6,365,572) in 2024, representing an increase of S$695,215 (approximately US$508,897), or 8.69%. The increase was primarily attributable to higher demand for manpower supply from local third-party customers, driven by the post-COVID recovery in offshore and marine activities and continued workforce shortages in Singapore’s labor-intensive offshore and marine industry.

Cost of Revenue

The following table sets forth the breakdown of our cost of revenue for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Copper slag	171,779	234,670	448,423	(213,753)	(47.67)%
Diesel for equipment	272,765	372,630	415,272	(42,642)	(10.27)%
Foreign worker levy	351,430	480,095	422,878	57,217	13.53%
Rental of equipment	849,162	1,160,057	1,336,367	(176,310)	(13.19)%
Subcontractor charges	-	-	209,309	(209,309)	(100.00)%
Tools and consumables	64,548	88,180	192,224	(104,044)	(54.13)%
Workers’ wages and salaries	1,427,361	1,949,947	1,912,644	37,303	1.95%
Other miscellaneous cost	57,476	78,520	17,585	60,935	346.52%
Total	3,194,521	4,364,099	4,954,702	(590,603)	(11.92)%

For the fiscal years ended December 31, 2024 and 2023, our cost of revenues decreased from S$4,954,702 in 2023 to S$4,364,099 (approximately US$3,194,521) in 2024, representing a decrease of S$590,603 (approximately US$432,321), or 11.92%. The decrease was mainly attributable to the decrease in copper slag purchases (decrease by S$213,753, approximately US$156,467), subcontractor charges (decrease by S$209,309, approximately US$153,214) and tools and consumables purchases (decrease by S$104,044, approximately US$76,160).

Copper slag is primarily used for grit blasting. The decrease in copper slag purchases was mainly due to fewer grit blasting jobs in 2024. Subcontractor charges primarily represent manpower supplied by third-party vendors. The decrease in subcontractor charges was mainly due to the absence of demand for external manpower, as we had sufficient internal manpower in 2024. Tools and consumables primarily refer to items used in the course of our services, such as safety helmets, safety goggles, spray tips, leather gloves, etc. The decrease in tools and consumables purchases was mainly due to our maintaining an adequate stock levels, which reduced the need for additional purchases in 2024.

Gross Profit and Gross Profit Margin

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Gross profit	3,171,051	4,332,037	3,046,219	1,285,818	42.21%

Gross profit margin	50%	50%	38%		12%

For the fiscal years ended December 31, 2024 and 2023, our gross profit increased from S$3,046,219 in 2023 to S$4,332,037 (approximately US$3,171,051) in 2024. Our gross profit margin increased from 38% in 2023 to 50% in 2024, representing an increase of 12%, driven by higher revenue and effective management that lowered the cost of revenue.

General and Administrative Expenses

The following table sets forth the breakdown of our general and administrative expenses for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Depreciation and amortization expenses	155,797	212,837	303,031	(90,194)	(29.76)%
Operating lease expense	215,808	294,819	235,134	59,685	25.38%
Staff costs (including director’s remuneration)	1,036,547	1,416,048	1,352,572	63,476	4.69%
Workers’ lodging and expenses	347,555	474,802	303,558	171,244	56.41%
Other expenses	286,680	391,641	566,787	(175,146)	(30.90)%
Total	2,042,387	2,790,147	2,761,082	29,065	1.05%

For the fiscal years ended December 31, 2024 and 2023, our general and administrative expenses increased from S$2,761,082 in 2023 to S$2,790,147 (approximately US$2,042,387) in 2024, representing an increase of S$29,065 (approximately US$21,276), or 1.05%.

Depreciation expense is charged on our plant and equipment which included (i) machineries, (ii) motor vehicles, and (iii) forklift. Amortization expense is charged on our finance lease right-of-use assets. The decrease was mainly attributable to the disposal of plant and equipment and finance lease right-of-use assets, resulting in lower depreciation and amortization expenses.

Operating lease expense represents the total lease cost recognized on a straight-line basis over the lease term under ASC 842, relating to operating lease right-of-use assets and corresponding lease liabilities.

Staff costs mainly represent the salaries and contribution to Central Provident Fund (“CPF”), a mandatory social security scheme in Singapore, for our employees’ remuneration. Our staff costs remained consistent at approximately S$1.4 million for the fiscal years ended December 31, 2024, and 2023.

Workers’ lodging and expenses represent short-term lease of workers’ dormitories and other workers expenses. The increase was mainly attributable to higher monthly lease payments, as well as the addition of one more leased dormitory in 2024.

Other expenses were mainly comprised of entertainment, insurance, petrol expenses, rental of shipyard office, telecommunication expenses, utilities expenses and other miscellaneous expenses.

Finance Costs

The following table sets forth the breakdown of our finance costs for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$
Bank borrowings interest	108,045	147,602	177,669	(30,067)	(16.92)%
Finance lease liabilities interest	3,743	5,113	13,362	(8,249)	(61.73)%
Invoice financing charges	124,715	170,376	70,747	99,629	140.82%
Total	236,503	323,091	261,778	61,313	23.42%

Our interest expense was S$323,091 (approximately US$236,503) for the fiscal year ended December 31, 2024, as compared to S$261,778 for the fiscal year ended December 31, 2023, an increase of S$61,313 (approximately US$44,881), or 23.42%. The increase was primarily due to the invoice financing charges, as we obtained additional invoice financing in 2024.

Other Income

The following table sets forth the breakdown of our other income for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023	Variance	%
	US$	S$	S$	S$

Fair value gain on other investment	-	-	1,500	(1,500)	(100.00)%
Government grants	55,484	75,798	35,062	40,736	116.18%
Gain on disposal of plant and equipment	65,431	89,386	15,093	74,293	492.23%
Gain on disposal of right-of-use assets	15,900	21,721	12,670	9,051	71.44%
Other income	-	-	7,993	(7,993)	(100.00)%
Total	136,815	186,905	72,318	114,587	158.45%

Our other income was S$186,905 (approximately US$136,815) for the fiscal year ended December 31, 2024, as compared to S$72,318 for the fiscal year ended December 31, 2023, an increase of S$114,587 (approximately US$83,878), or 158.45%. The increase was primarily due to an increase in gain on disposal of plant and equipment and right-of-use assets, and government grants.

Government grants were mainly comprised of: -

(i)	Progressive Wages Credit Scheme (PWCS): The PWCS is a wage support initiative introduced by the Singapore Government to help employers co-fund wage increases for lower-wage workers. It supports companies in adjusting to mandatory wage increases and encourages employers to voluntarily raise wages of eligible workers.

(ii)	Senior Employment Credit: The Senior Employment Credit is a wage support scheme introduced by the Singapore Government to encourage employers to hire and retain older Singaporean workers.

Income Tax Expense (Credit)

Profit before income tax is subject to a corporate tax rate of 17% in Singapore.

For the fiscal year ended December 31, 2024, our income tax expense was S$38,636 (approximately US$28,282). Our effective tax rate, calculated as income tax divided by profit before income tax, was approximately 2.75%, primarily due to the utilization of unused tax losses and capital allowances. The increase in income tax expense was generally in line with the increase in profit for the fiscal year.

For the fiscal year ended December 31, 2023, our income tax credit was S$8,005. Our effective tax rate, calculated as income tax divided by profit before income tax, was approximately 7.23%, mainly due to an increase in income not subject to tax and the utilization of unused tax losses and capital allowances. There was also a reversal of temporary differences amounting to S$8,613 and a corporate income tax (CIT) rebate cash grant of S$6,000.

Net Income

As a result of the foregoing, our net income amounted to S$1,367,068 (approximately US$1,000,694) and S$103,682 for the fiscal years ended December 31, 2024 and 2023, respectively. The increase in net income was mainly driven by higher revenue, other income, and effective cost management that lowered the cost of revenue.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations and bank borrowings. We plan to support our future operations primarily from cash generated from our operations and proceeds from this initial public offering.

As reflected in our audited consolidated financial statements, we had a net income of S$1,367,068 (approximately US$1,000,694) for the fiscal year ended December 31, 2024, as compared to a net income of S$103,682 for the fiscal year ended December 31, 2023. Our net income decreased by S$45,715, or 31.36%, to S$100,057 (approximately US$78,665) for the six months period ended June 30, 2025, compared to S$145,772 for the six months period ended June 30, 2024. As of December 31, 2024, we had cash of S$2,045,509 (approximately US$1,497,312). As of June 30, 2025, we had cash of S$1,313,409 (approximately US$1,032,602).

We had net assets of S$4,529,092 (approximately US$3,315,295) and S$3,162,024 as of December 31, 2024 and 2023, respectively. We had net assets of S$1,989,022 (approximately US$1,563,769) as of June 30, 2025. Our working capital requirements are influenced by the size of our operations, the volume and dollar value of our sales contracts, the progress of execution on our customer contracts, and the timing for collecting accounts receivable, and repayment of accounts payable.

As of December 31, 2024, we had outstanding bank borrowings balance of S$4,117,146 (approximately US$3,013,751), which is payable within one to five years and bears annual interest rate of 2.0% to 10.0%. As of June 30, 2025, we had outstanding bank borrowings balance of S$3,125,549 (approximately US$2,457,307), which is payable within three to five years and bears annual interest rate of 2.3% to 10.0%.

We believe that our existing cash balances, together with cash flows generated from operating activities and available bank borrowings, will be adequate to meet our working capital and capital expenditure requirements, consistent with our historical funding needs. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we determine to accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the issuance of equity.

Summary of Cash Flows

Cash flows for the six months period ended June 30, 2025, compared to the six months period ended June 30, 2024

The following table sets forth a summary of our cash flows for the six months periods ended June 30, 2025 and 2024:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$

Net cash provided by (used in) operating activities	656,401	834,902	(1,424,123)
Net cash used in investing activities	(36,740)	(46,731)	(27,712)
Net cash (used in) provided by financing activities	(1,195,238)	(1,520,271)	1,036,076
Net changes in cash and cash equivalents	(575,577)	(732,100)	(415,759)
Cash and cash equivalents at beginning of period	1,608,179	2,045,509	1,776,304
Cash and cash equivalents at end of period	1,032,602	1,313,409	1,360,545

Operating Activities

Six months period ended June 30, 2025

Net cash provided by operating activities amounted to S$834,902 (approximately US$656,401), primarily attributable to:

(i)	net income of S$100,057 (approximately US$78,665);

(ii)	non-cash items totaling S$170,760 (approximately US$134,252), mainly comprising depreciation of plant and equipment, amortization of right-of-use assets, and foreign exchange differences;

(iii)	a decrease in accounts receivable and other current assets totaling S$1,175,213 (approximately US$923,952); and

(iv)	an increase in contract assets of S$200,220 (approximately US$157,413).

These net cash inflows were partially offset by a decrease in accounts payable, accrued liabilities and other payables and operating lease liabilities totaling S$459,525 (approximately US$361,278), and an increase in income tax payable of S$48,617 (approximately US$38,223).

Six months period ended June 30, 2024

Net cash used in operating activities amounted to S$1,424,123, primarily attributable to:

(i)	net income of S$145,772;

(ii)	non-cash items totaling S$196,973, mainly comprising depreciation of plant and equipment, amortization of right-of-use assets, and gain on disposal of plant and equipment;

(iii)	an increase in accounts receivable and contract assets totaling S$2,125,038; and

(iv)	a decrease in other current assets of S$431,982.

These net cash outflows were partially offset by an increase in accounts payable, accrued liabilities and other payables and income tax payable totaling S$64,430, and a decrease in operating lease liabilities of S$138,242.

Investing Activities

Six months period ended June 30, 2025

Net cash used in investing activities amounted to S$46,731 (approximately US$36,740), representing the premium paid for an existing keyman insurance policy and the purchase of an additional keyman insurance policy.

Six months period ended June 30, 2024

Net cash used in investing activities amounted to S$27,712, representing the purchase of a keyman insurance policy.

Financing Activities

Six months period ended June 30, 2025

Net cash used in financing activities amounted to S$1,520,271 (approximately US$1,195,238), primarily attributable to:

(i)	Repayment of bank borrowings and finance lease liabilities totaling S$1,013,647 (approximately US$796,930);

(ii)	Payment of deferred offering cost amounting to S$557,443 (approximately US$438,262); and

(iii)	Repayment to related parties amounting to S$55,400 (approximately US$43,555).

These net cash outflows were partially offset by a repayment from related parties amounting to S$106,219 (approximately US$83,509).

Six months period ended June 30, 2024

Net cash provided by financing activities amounted to S$1,036,076, primarily attributable to:

(i)	Proceeds from bank borrowings amounting to S$159,438;

(ii)	Repayment from related parties amounting to S$293,716; and

(iii)	Advances from related parties amounting to S$674,199.

These net cash inflows were partially offset by repayments of finance lease liabilities amounting to S$90,589 and to a director amounting to S$688.

Cash Flows for the year Ended December 31, 2024, compared to the year Ended December 31, 2023

The following table sets forth a summary of our cash flows for the fiscal years ended December 31, 2024 and 2023:

	Fiscal years Ended December 31,
	2024	2024	2023
	US$	S$	S$
Net cash provided by (used in) operating activities	1,025,753	1,401,302	(81,305)
Net cash used in investing activities	(20,285)	(27,712)	-
Net cash (used in) provided by financing activities	(808,410)	(1,104,385)	11,132
Net changes in cash and cash equivalents	197,058	269,205	(70,173)
Cash and cash equivalents at beginning of year	1,300,254	1,776,304	1,846,477
Cash and cash equivalents at end of year	1,497,312	2,045,509	1,776,304

Operating Activities

Net cash provided by operating activities amounted to S$1,401,302 (approximately US$1,025,753) for the fiscal year ended December 31, 2024, mainly derived from (i) net income of S$1,367,068 (approximately US$1,000,694) for the fiscal year ended December 31, 2024; (ii) various non-cash items of S$383,483 (approximately US$280,709), such as depreciation of plant and equipment, amortization of right-of-use assets, and gain on disposal of plant and equipment/right-of-use assets; (iii) an increase in accounts receivables and other current assets of S$669,511 (approximately US$490,082); (iv) a decrease in contract assets and income tax receivable of S$78,119 (approximately US$57,183); which were offset by an increase in accounts payable, accrued liabilities and other payables, and income tax payable of S$523,920 (approximately US$383,510); and (v) a decrease in operating lease liabilities of S$281,777 (approximately US$206,261).

Net cash used in operating activities amounted to S$81,305 for the fiscal year ended December 31, 2023, mainly derived from (i) net income of S$103,682 for the fiscal year ended December 31, 2023; (ii) various non-cash items of S$492,012, such as depreciation of plant and equipment, amortization of right-of-use assets, gain on disposal of plant and equipment/right-of-use assets, and fair value gain on other investments; (iii) a decrease in accounts receivables of S$1,540,992; (iv) an increase in contract assets, other current assets and income tax receivable of S$955,819; (v) a decrease in accounts payable, contract liabilities, and accrued liabilities and other payables of S$1,047,408; which were offset by an increase in income tax payable of S$3,773; and (vi) a decrease in operating lease liabilities of S$218,537.

Investing Activities

Net cash used in investing activities amounted to S$27,712 (approximately US$20,285) for the fiscal year ended December 31, 2024, representing the purchase of other investment, specifically a keyman insurance policy.

Net cash used in investing activities was nil for the fiscal year ended December 31, 2023.

Financing Activities

Net cash used in financing activities amounted to S$1,104,385 (approximately US$808,410) for the fiscal year ended December 31, 2024, which included (i) repayment of bank borrowings and finance lease liabilities of S$324,139 (approximately US$237,270); (ii) advances to related parties of S$368,881 (approximately US$270,021); and (iii) repayment to related parties and director of S$411,365 (approximately US$301,119).

Net cash provided by financing activities amounted to S$11,132 for the fiscal year ended December 31, 2023, which included (i) proceeds from bank borrowings of S$492,410; which were offset by repayment of finance lease liabilities of S$258,211; (ii) repayment from related parties of S$483,335; and (iii) repayment to related parties and director of S$706,402.

Off-Balance Sheet Arrangement

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies,” we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2024 and 2023, and June 30, 2025, we have no material contingencies.

The following table summarizes our contractual obligations as of June 30, 2025:

	Payments due
	Total	Total	Within 1 year	Within 2 to 5 years
	US$	S$	S$	S$

Bank borrowings	2,619,118	3,331,363	2,123,007	1,208,356
Lease commitments	365,349	464,702	338,318	126,384
Short-term lease commitments	163,616	208,110	208,110	-
Total	3,148,083	4,004,175	2,669,435	1,334,740

Taxation

British Virgin Islands

We and our subsidiary that is incorporated in the British Virgin Islands currently enjoy permanent income tax holidays; accordingly, neither of us accrues income taxes.

Singapore

Our subsidiaries that are incorporated in Singapore are subject to Singapore Corporate Income Tax on the taxable income as reported in their respective statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the fiscal years ended December 31, 2024 and 2023 are as follows:

	Fiscal years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Income before income taxes	1,028,976	1,405,704	95,677
Statutory income tax rate	17%	17%	17%
Income tax expense at statutory rate	174,926	238,970	16,265
Non-deductible expenses	11,932	16,301	21,668
Income not subject to tax	-	-	(13,478)
Utilization of deferred tax assets not recognized	(108,710)	(148,512)	(3,290)
Deferred tax assets not recognized	-	-	22,277
Reversal of temporary differences	-	-	(8,613)
Under-provision of income tax in prior years	-	-	(312)
CIT rebate cash grant	-	-	(6,000)
Tax exemption and rebate	(61,574)	(84,118)	(14,173)
Others	11,708	15,995	(22,349)
Income tax expense (credit)	28,282	38,636	(8,005)

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the six months periods ended June 30, 2025 and 2024, are as follows:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$

Income before income taxes	123,595	157,205	146,190
Statutory income tax rate	17%	17%	17%
Income tax expense at statutory rate	21,011	26,725	24,852
Non-deductible expenses	3,959	5,036	8,048
Utilization of deferred tax assets not recognized	(6,524)	(8,299)	(25,530)
Deferred tax assets not recognized	35,334	44,943	-
Under-provision of income tax in prior years	1,267	1,611	-
Tax exemption and rebate	(13,216)	(16,810)	(1,676)
Others	3,099	3,942	(5,276)
Income tax expense	44,930	57,148	418

The following table sets forth the significant components of our deferred tax liabilities as of December 31, 2024 and 2023:

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Accelerated tax depreciation	12,871	17,583	17,583

The following table sets forth the significant components of our deferred tax liabilities as of June 30, 2025:

As of June 30, 2025
S$

Accelerated tax depreciation	17,583

Uncertain tax positions

We apply the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations.

Additionally, in future periods, changes in facts and circumstances, and new information may require us to adjust the recognition and measurement of estimates about changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the fiscal years ended December 31, 2024 and 2023 and the six months period ended June 30, 2025, respectively.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements and related notes included elsewhere in this prospectus. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We account for our revenue under ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by ASC Topic 606 requires the Company to:

1.	Identify the contract(s) with a client;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

We provide corrosion prevention services, comprising blasting and painting services. Revenue from corrosion prevention services is recognized over time based on the stage of completion or to the extent of contract costs incurred where it is probable that those costs will be recoverable.

We also provide manpower supply services to customers, including the provision of skilled labor, typically on a time-based (hourly) billing structure. Revenue is recognized over time as the services are rendered, as the customer simultaneously receives and consumes the benefits of the Company’s performance.

Allowance for expected credit loss on accounts receivable

We determine the adequacy of allowances for expected credit loss on accounts receivable based on individual account analysis and historical collection trends. We establish a provision for expected credit losses when there is objective evidence that we may not be able to collect amounts due. The allowance for expected credit loss is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of creditworthiness and the economic environment. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

As of December 31, 2024 and 2023, and June 30, 2025, we recorded no allowance for expected credit losses for accounts receivable.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies” included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from changes in market rates and prices, including inflation risk, liquidity risk, credit risk, and interest rate risk.

Foreign Exchange Risk

Our financial statements are presented in Singapore Dollars. As of December 31, 2024 and 2023, our assets, liabilities, and income statements are all denominated in Singapore Dollars, with no foreign currency transactions or gains/losses from foreign exchange during these periods. As of June 30, 2025, the majority of our transactions are denominated in Singapore Dollars, with a portion conducted in foreign currencies. During the six months ended June 30, 2025, the losses from foreign exchange amounted to S$9,826 (approximately $7,725). The U.S. Dollar balances included in the financial statements are translated from Singapore Dollars solely for the convenience of readers.

The majority of our transactions are currently denominated in Singapore Dollars, with a portion conducted in foreign currencies. As our business expands, we expect the volume of foreign currency–denominated transactions to increase. Any unfavorable shifts in exchange rates could reduce the purchasing power of our foreign revenue and limit our ability to allocate funds efficiently for business growth. Since Singapore operates under a managed float exchange rate system regulated by the Monetary Authority of Singapore (MAS), external factors such as global economic conditions, interest rate policies, and trade relations can still influence exchange rate movements.

To the extent that we need to convert U.S. dollars into Singapore Dollars for our operations, appreciation of the Singapore Dollars against the U.S. dollar would have an adverse effect on the Singapore Dollars amount we receive from the conversion. Conversely, if we decide to convert Singapore Dollars into U.S. dollars for the purpose of making payments for dividends on the Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Singapore Dollars would have a negative effect on the U.S. dollar amounts available to us.

As of June 30, 2025, we had Singapore Dollars denominated cash of S$807,149 (approximately US$634,581). A 10% depreciation of Singapore Dollars against the U.S. dollar based on the foreign exchange rate on June 30, 2025 would result in a decrease of S$80,715 (approximately US$63,458) in cash and cash equivalents. A 10% appreciation of Singapore Dollars against the U.S. dollar based on the foreign exchange rate on June 30, 2025 would result in an increase of S$80,715 (approximately US$63,458) in cash and cash equivalents.

Inflation Risk

Inflation rates have been volatile in recent years. Inflation could cause a rise in the wages, materials and other expenses, which will in turn increase our cost of revenue. We cannot assure you that the volatility in inflation rates will not continue in the future and/or we will be able to transfer any increase in our cost of revenue resulting from inflation to our customers in a timely manner or at all. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. To manage liquidity risk, we monitor and maintain a level of cash and cash equivalents deemed adequate to finance our operations and mitigate the effects of fluctuations in cash flows. Our policy is to ensure that we have sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

Credit Risk

Financial instruments that potentially expose us to concentration on credit risk consist primarily of cash equivalents, accounts receivable, other current assets, including deposits and other receivables, and amount due from related parties. We have designed our credit policies with the objective of minimizing our exposure to credit risk. Our accounts receivable is short term in nature and the associated risk is minimal. We conduct credit evaluations on our clients and generally do not require collateral or other security. We periodically evaluate the creditworthiness of the existing clients in determining the allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Interest Rate Risk

As we have no significant interest-bearing assets, our income and operating cash flows are substantially independent of changes in market interest rates.

Our interest rate risk arises from bank borrowings. We manage interest rate risk by varying the issuance and maturity dates of variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2024 and 2023, bank borrowings amounting to S$506,322 (approximately US$370,628) and S$791,961, respectively, were at floating interest rates. As of June 30, 2025, bank borrowings amounting to S$476,682 (approximately US$374,767) were at floating interest rates.

CORPORATE HISTORY AND STRUCTURE

APEX Global is a British Virgin Islands holding company that conducts operations in Singapore through six subsidiaries. Our first subsidiary, Jeneric International Pte. Ltd., was formed on January 5, 2009 under the laws of Singapore.

Prior to the reorganization in connection with this offering, all of our six subsidiaries in Singapore were owned by Jeneric Holdings, a company controlled by Mr. Goh Kwang Yong, our founder, Chief Executive Officer and Chairman. As described below, from January to September 2025, we completed a series of reorganization transactions, as a result of which APEX Global now owns our six operating subsidiaries in Singapore through Ascendo, a subsidiary of APEX Global incorporated in British Virgin Islands.

On July 5, 2024, APEX Global was incorporated in the British Virgin Islands under the name “Quantum Technologies Limited.” On April 30, 2025, APEX Global changed its name to “APEX Global Solutions Limited.” On the same date, APEX Global amended and restated its memorandum and articles of association, adopting the Memorandum and Articles of Association currently in effect. Also, on April 30, 2025, the 50,000 shares then outstanding, held by Chong Kee Min, a former director of APEX Global, were converted into 50,000 Class A Ordinary Shares.

On May 8, 2025, APEX Global issued a total of 22,450,000 Class A Ordinary Shares to ten (10) investors, including six (6) individuals and four (4) entities.

On April 9, 2025, Ascendo was incorporated by Jeneric Holdings in the British Virgin Islands as a BVI business company. At the time of incorporation, Jeneric Holdings was the sole owner of Ascendo.

Approximately between May 15 and May 21, 2025, Ascendo completed the acquisitions of our six subsidiaries in Singapore from Jeneric Holdings.

On May 20, 2025, Jeneric Holdings, APEX Global, and Ascendo entered into a Share Swap Agreement, pursuant to which Jeneric Holdings agreed to transfer to APEX Global all the issued shares of Ascendo. As consideration for the shares of Ascendo, APEX Global agreed to allot and issue 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On or around the same date, APEX Global completed the acquisition of Ascendo and issued 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On June 12, 2025, Jeneric Holdings converted 20,000,000 Class B Ordinary Shares into 20,000,000 Class A Ordinary Shares on a 1:1 basis.

On August 13, 2025, APEX Global adopted the 2025 Plan. The purpose of the 2025 Plan is to grant restricted shares, share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. On September 4, 2025, APEX Global amended the 2025 Plan to reduce the total number of shares reserved under the plan. As such, the maximum number of shares that may be issued pursuant to awards granted under the 2025 Plan is 5,000,000 Class A Ordinary Shares. As of the date of this prospectus, all shares remain available for issuance under the 2025 Plan.

On September 4, 2025, each record owner of APEX Global’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged.

 As of the date of this prospectus, APEX Global had 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Our Subsidiaries

As of the date of this prospectus, APEX Global has the following subsidiaries:

●	Ascendo Global Limited, a wholly owned direct subsidiary, incorporated on April 9, 2025 under the laws of British Virgin Islands, whose principal activity is investment holding.

●	Jeneric Engineering Pte. Ltd., a wholly owned indirect subsidiary, formed on April 22, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric International Pte. Ltd., a wholly owned indirect subsidiary, formed on January 5, 2009 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Marine Pte. Ltd., a wholly owned indirect subsidiary, formed on March 28, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Offshore Pte. Ltd., a wholly owned indirect subsidiary, formed on May 20, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Services Pte. Ltd., a wholly owned indirect subsidiary, formed on May 20, 2011 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

●	Jeneric Venture Pte. Ltd., a wholly owned indirect subsidiary, formed on October 29, 2019 under the laws of Singapore, whose principal activity is provision of corrosion prevention services and specialized manpower solutions.

INDUSTRY

The information presented in this section has been derived from an industry report commissioned by us and issued in May 2025 by Converging Knowledge, an independent research firm, to provide information regarding the corrosion prevention services industry in Singapore.

The Macroeconomic Environment in Singapore

Singapore’s healthy macroeconomic environment saw its Gross Domestic Product (“GDP”) increased from SGD481.8 billion in 2020 to SGD731.4 billion, a compound annual growth rate (“CAGR”) of 11.0%. The sea transport industry is a key pillar of Singapore’s Maritime Cluster, making up about 7.0% of the nation’s GDP. Singapore is home to almost 200 international shipping groups and is also the world’s largest container transshipment hub in the world. Over 60,000 vessels arrive in Singapore annually, reaching 3.11 billion gross tonnage (“GT”) in 2024. The country is also a world-class offshore and marine (“O&M”) energy hub with more than 1,000 companies, and has designed and built about 70% of the world’s jack-up rigs. Singapore has steadily advanced as the world’s largest bunkering port, delivering more than one-sixth of the total gasoline consumed by worldwide shipping.

Vessel Arrivals

The overall total number of vessel arrivals in Singapore grew by a CAGR of 6.8% (2020 – 2024). The growth in vessel arrivals corresponds to Singapore’s expanding GDP, highlighting the country’s solid standing as a global maritime center. The increase in vessel traffic improves port earnings, commerce activity, and demand for marine services, which in turn fuel economic growth. Increased vessel activities lead to vessels being more prone to wear and tear as a result of constant exposure to severe marine conditions, thus signaling higher demand for vessel maintenance and corrosion prevention services.

Total Number of Vessel Arrivals, 2020 - 2024

Source: Maritime and Port Authority of Singapore (“MPA”) and Department of Statistics Singapore

Cargo and Container Throughput, and Tank Arrivals

The total cargo and container throughput recovered from the pandemic in 2023 and continued to increase in 2024, demonstrating the resilience of Singapore’s port. The total cargo throughput experienced a 3.8% CAGR, from 578.2 million tons in 2022 to 622.9 million tons in 2024. Meanwhile, the total container throughput expanded by a 5.0% CAGR, from 37.3 million TEUs in 2022 to 41.1 million TEUs in 2024. Rebounds in the total cargo and container throughput in 2023 and 2024 indicate more vessels are being deployed, resulting in wear and tear from longer trips and higher cargo handling activity. Ships that did not obtain effective corrosion protection during congested periods may now require immediate repair to handle rapid rust production, paint deterioration, and structural weakness. As a result, the Corrosion Prevention Services Industry in Singapore is expected to see an increased demand.

Total Container and Cargo, Throughout, 2020 – 2024	Total Number of Tanker Arrivals, 2020 - 2024

Note: TEUs: twenty-foot equivalent units

Source: Maritime and Port Authority of Singapore (“MPA”)

Tanker arrivals into Singapore declined by a CAGR of 0.5%, from 26,357 in 2020 to 25,802 in 2024. The total number of tanker arrivals was mainly influenced by the proportion of oil tankers that experienced a similar CAGR decline of 0.4% from 19,186 in 2020 to 18,843 in 2024. Meanwhile, Liquified National Gas (“LNG”) and Liquified Petroleum Gas (“LPG”) tankers’ arrivals to Singapore saw a fluctuating pattern. Overall, LNG and LPG tanker arrivals showed a slight increase of 0.8% CAGR from 2020 to 2024.

These inconsistencies in tanker arrivals and gross tonnage were impacted by external factors. Since Russia’s full-scale invasion of Ukraine in February 2022, the US and other Western nations have imposed sweeping restrictions on Russian oil exports. Uncertainties in the oil industry were also affected by the US trade battles and interference in foreign disputes, which discouraged traders from signing “time charters”, a vessel leasing agreement that provides both shipowners and charterers with long-term certainty. With a lower take-up of tanker chartering arrangements, more tankers may be idle for longer periods of time and exposed to corrosion. This drives up demand for preventative maintenance services to ensure that vessels stay in top condition even when not in use.

Value Chain of the Corrosion Prevention Services Industry

The Corrosion Prevention Services Industry’s (“CPS”) upstream value chain comprises raw material suppliers and manufacturers that provide corrosion protection components. These players include chemical businesses that provide protective coatings, inhibitors, and sealants, as well as metal producers that produce materials for cathodic protection systems, including zinc, aluminum, and magnesium anodes. Aside from that, the chemical and paint businesses also collaborate with the O&M sector participants to provide specialized anti-corrosion solutions tailored to specific environmental circumstances.

The midstream players consist of distribution networks, engineering companies, and application service providers, which deliver and apply corrosion prevention solutions to vessels and industrial facilities. To prevent asset deterioration, engineering companies and service providers undertake surface preparation, coating applications, and cathodic protection installations. This stage also comprises specialized logistics suppliers that store and transport temperature-sensitive coatings and inhibitors.

The downstream value chain includes end users such as shipowners as well as offshore energy operators that rely on corrosion prevention technologies to increase the lifespan and efficiency of their infrastructure. These businesses engage in frequent inspections, monitoring, and maintenance to guarantee compliance with international safety and environmental requirements. As awareness for sustainability grows, downstream participants have begun to prioritize eco-friendly coatings and recyclable corrosion protection products.

The Value Chain of the Corrosion Prevention Services Industry

Source: Compilation by Converging Knowledge

Corrosion Prevention Services

Corrosion for Sea Bearing Vessels and Metal Structures

Sea bearing vessels are exposed to harsh environmental factors such as saltwater, humidity and extreme temperatures, which can subject the vessels to rust and therefore deterioration. This impact is especially strong in coastal and marine regions, where high humidity and continual exposure to seawater produce ideal conditions for corrosion. In Singapore, the maximum air temperature has risen continuously from 34.6 Celsius in 2020 to 35.8 Celsius in 2024. This can be attributed to rising global temperatures. Higher temperatures can result in faster corrosion rates. If not addressed, this could lead to greater maintenance costs, structural problems, and safety issues, emphasizing the importance of strict corrosion protection. Chemical exposure is also a major cause of corrosion. Acid rain, caused by industrial pollutants like sulfur dioxide, increases corrosion in buildings, bridges, and infrastructure. In the O&G sector, exposure to such pollutants can produce stress cracking, causing fractures in pipelines and storage tanks. Singapore aimed to improve its air quality with a target of maintaining sulfur dioxide levels at 50 micrograms per cubic meter in a 24-hour mean. High amounts of sulfur dioxide may speed up the corrosion of metal, especially in industrial and coastal settings with high humidity.

Corrosion is therefore a major contributor to the shortening of a metal structure’s lifespan as it leads to oxidization, erosion and rust, which weaken the chemical bond and structural strengths of vessels. Over time, corrosion can impact the operational stress and failure of vessels, which will pose risks to crew safety, cargo and the environment. Thus, CPS is critical to vessels in the O&M Industry as they help to maintain the structural integrity, safety, performance of engines, machinery, as well as other systems on board, that may lead to reduced efficiency and higher fuel consumption and lifespan of the vessels. At the same time, CPS can reduce maintenance cost, prevent leaks, and structural failures, which could lead to environmental hazards like oil spills. The risk of vessel corrosion is made worse by the presence of carbon dioxide and hydrogen sulfide in the gaseous stage. Corrosion around the globe has caused damage valued at approximately US$2.5 trillion annually, of which more than 30% of the loss was due to marine corrosion.

Corrosion Protection Services in Singapore

In Singapore, CPS is carried out at the shipyards, involving blasting and painting services, as part of shipbuilding, ship conversion, and ship repair activities. CPS is also undertaken on steel work structures and piping modules of oil rigs and jack-up rigs in the O&M industry. The CPS process can be split into two phases, namely surface preparation and coating. In terms of surface preparation, hydro and/ or abrasion blasting are essential for surface preparation, as they clean and eliminate surface contaminants from surfaces that are part of the marine vessels and O&G infrastructure. This process is a critical step before applying protective coatings. As for the coating process, painting and coating applications are made post-preparation to provide protective barriers against corrosive elements, thus prolonging the life of these vessels and structures.

Most large shipyards in Singapore have resident contractors stationed at their premises. These contractors, often pre-qualified from stringent requirements set by the shipyard, typically provide a range of specialized services for shipbuilding, repair, maintenance, and refurbishment tasks. Resident contractors work on-site on specific projects subcontracted to them by the shipyard to ensure quick response times, efficient operations, and a seamless workflow. This allows the shipyard to maintain a high level of flexibility in managing different types of work simultaneously. At the same time, it supports the shipyard’s compliance with local regulations and standards, ensuring that all work is done by qualified professionals who meet Singapore’s stringent safety and quality requirements. CPS players are one of the resident contractor groups stationed at the shipyards. For larger shipyards, they may have up to three or four resident CPS contractors stationed at any one time (average two to three). The CPS players are thus dependent on the shipyards’ orderbooks and the growth of the O&M Industry.

Competitive Landscape

Players in the CPS Industry typically differentiate themselves in the competition through their various offerings, technologies, and production innovations. Some of the key differentiating strategies are outlined as follows:

Outline of Strategies Differentiating Competition

Differentiating Strategies	Description
Surface Preparation Technologies	There are typically two broad types of surface preparation methods - hydro-jet/ blasting and abrasive blasting. Most major CPS players in Singapore are long-standing companies that offer the more traditional method of grit-blasting; only a handful offer both hydro-jet and grit methods.
Specialized Coatings and Corrosion-Resistant Materials	CPS players provide advanced coatings specifically designed for the harsh marine environments. These coatings can be tailored to provide long-lasting protection against corrosion while also improving fuel efficiency. CPS players may also offer vessels corrosion-resistant materials such as stainless steel, alloys, or advanced composites. These materials command higher durability and can withstand harsh marine conditions better than traditional metals. As environmental sustainability becomes increasingly important, some CPS players may offer eco-friendly products, such as non-toxic antifouling paints, which help protect marine ecosystems.
Tailored Solutions	Custom corrosion protection solutions for specific vessel types, sizes, or operational conditions may be offered by CPS players. Assessments and analyses are conducted for each vessel’s environment to provide the most effective and long-lasting protection.
Monitoring and Maintenance Programs	Some CPS players offer corrosion monitoring systems that track the condition of a vessel’s structure and equipment in real-time. Scheduled maintenance programs may be in place to ensure regular inspection and reapplication of protective coatings or to perform repairs.
Global Network and Expertise	Some companies differentiate themselves by offering a global network of experts who can provide on-site inspections, training, and maintenance services across different regions. Their ability to deliver quick and reliable service can be a key selling point for clients with vessels operating in various parts of the world.

Source: Compilation by Converging Knowledge

Currently, the major known CPS players in Singapore have been in operations for at least 15 years and above, with the founders having even more years of experience in this line. Above all, the ability to win trust and establish credibility through a strong track record is the most important aspect in the CPS Industry. The major players are often appointed as resident contractors and have a robust relationship with shipyards for a long time, with a deep understanding of how shipyard operators work as well as their strict requirements/ standards. Such collaborative bonds may be deemed as a competitive advantage that is ‘hard to penetrate’.

Industry players are often well aware of one another, and while they are competitors, they also collaborate or work together when circumstances require, such as client referrals to other industry players for those requiring specific blasting expertise currently not rendered by them, or taking on jobs subcontracted by other industry players in times of heavy workloads.

Major CPS Players in Singapore

Singapore is home to several prominent companies specializing in maritime corrosion protection, estimated to be fewer than 50. The table lists some of the largest and most reputable CPS players in Singapore’s O&M industry:

Major CPS Players in Singapore

Major CPS Players	Estimated Years in Business*			Type of CPS		Resident Contractor
	Less than 20 Years	20 to 30 Years	Over 30 Years	Hydro Blasting	Abrasive Blasting
Aerostar Group		ü			ü	ü
Allbest Group			ü			ü
Beng Kuang Group		ü		ü	ü	ü
BoilerMaster Group			ü	ü	ü	ü
Clavon Engineering Group			ü	ü		ü
Jeneric Group	ü			ü	ü	ü
Mantech Group		ü		ü		ü
SHS (See Hup Seng) Group			ü		ü	ü
Shipblast Marine Enterprise Pte Ltd			ü		ü	ü
SL Group	ü			ü	ü	ü
Soh Tong Heng Group			ü	ü		ü

Notes:

●	The table lists the major CPS players in Singapore that are known to be resident contractors for shipyards in Singapore

●	The list is arranged based on alphabetical order and is not exhaustive. Only those where their services are confirmed are contained herein.

●	Only the core names of the major CPS players are stated as they are commonly known in the market as such and CPS services may be rendered and accounted for by more than one entity within the group.

●	The “Estimated Years of Business” refers to the estimated number of years the respective Groups have been in business and is not limited to the period their respective CPS business line was started.

Source: Compiled by Converging Knowledge

Estimated Market Size

The market size of the CPS Industry, with focus on the O&M segment, is worth between SGD240.0 million to SGD270.0 million in 2024. The CPS Industry is expected to grow at a CAGR of between 0.5% to 1.0%, potentially reaching over SGD280.0 million in 2029.

Estimated Market Size for the Corrosion Prevention Industry, with Focus on the Offshore & Marine segment, for 2024, and Projected Growth from 2025 to 2029

Source: Converging Knowledge

Market Drivers

This section serves to identify recent market drivers that would potentially increase the demand for CPS services in the O&M Industry in Singapore. They are as follows:

Increase Project Pipeline

Post-COVID, the increase in O&M activities has boosted the project pipeline of players in this industry. Singapore’s Seatrium Limited, a global O&M player, achieved several project milestones. In 2024, it executed seven newbuild/ integrated projects, as well as 231 repairs and upgrades projects. As at February 2025, its net order book stood at SGD23.2 billion and comprised 27 projects with deliveries through to 2031. Another positive development is with Singapore homegrown O&M player, Beng Kuan Marine Limited. Its subsidiary, Asian Sealand Offshore & Marine (“ASOM”), experienced a surge in demand due to a boom in FPSO charter rates and utilization. ASOM’s infrastructure engineering revenue surged in recent years, jumping over threefold from SGD17 million in FY2020 to SGD57 million in FY2023. It is expected to perform well with more FPSOs and new-builds in the pipeline. With more O&M projects in Singapore, this would boost the demand for CPS in offshore vessels.

Insatiable Demand for Energy

Globally, there is an insatiable demand for more energy due to rapid industrialization. The demand for energy is high in Asia, which is home to around 4.4 billion people. The region is also rich in O&G resources, as well as host to major refining hubs, which includes Singapore. Malaysia is already at the forefront of deep-water projects, with two ultra deepwater discoveries at Gumusut and Kakap oilfields. It is estimated that Malaysia’s undiscovered oil resources amount to 10 billion barrels of oil, with 65.0% reportedly from deepwater discoveries. India has plans for deepwater O&G exploration in the Andaman deepwater basin, which would require large vessels to extract oil. These developments increase opportunities for future O&M support services and thus boost demand for CPS in Asia.

Ageing Vessels Require Maintenance

There is a shortage of newbuild vessels, and the fleet of older vessels is on the rise, which is expected to comprise approximately 30% of the O&M industry. Given the high utilization rates, it is expected that demand for repairs and maintenance for ageing vessels would grow. Moreover, the COVID-19 pandemic resulted in the delay of new vessel construction and delivery. The immediate demand for vessels has driven customers to leverage the pre-owned vessel market as a solution. This would further increase the need for maintenance services on existing vessels as their shipping/ freight capacity increases. There is a consistent demand for maintenance on existing vessels, between two to five years, depending on the age of the vessel. Moreover, a new coat of paint is also needed every five years. Vessels are also required to undergo regular inspections and maintenance to ensure compliance with regulatory standards. Singapore shipyards are globally recognized in the repair, conversion, and upgrading of a diverse range of vessels, and are well-positioned to provide maintenance services, including CPS, such as hydro and grit blasting and the application of new coatings.

Drive for More Offshore Wind Energy

The push for alternative clean energy sources will provide growth opportunities in areas such as offshore wind. Rystad Energy expects this growth for the offshore wind sector to continue at a steady pace, and estimates that global installations, excluding mainland China, will exceed 520 Gigawatts (GW) by 2040. Asia will be key in advancing floating wind as a mature technology, and the region (excluding mainland China) is expected to capture a share of 20% of global installations by 2040. Taiwan, Japan, South Korea, and China are the leading Asian players in terms of wind energy. With more offshore wind projects expected in the future, the vessel availability in the Asia region is a critical factor for setting up, operating, and maintaining large offshore wind turbines, leading to a higher market demand for vessels, which would generate more CPS activities. In Singapore, three of the country’s O&M players, namely, Sheffield Green, Marco Polo Marine and Mermaid Maritime, have aligned their business to capture opportunities in the global offshore wind market. In June 2024, Enterprise Singapore brought nine Singapore companies to Britain to explore potential opportunities in offshore wind. While Singapore has no domestic wind energy market, local O&G companies have capabilities that can be migrated over to the wind energy value chain, due to their experience in constructing O&G critical structures such as offshore substations and support vessels. Seatrium is already in the forefront of global wind projects, with its Seatrium Sofia wind platform constructed in Asia and transported to the United Kingdom’s North Sea in August 2024. In February 2025, Seatrium disclosed that 34% of its net orderbook of SGD23.2 billion comprised green/clean energy projects, including offshore wind projects.

Increased Demand for LNG

The International Maritime Organization (“IMO”), where Singapore is a member, adopted a Greenhouse Gas (GHG) strategy to reduce emissions from the shipping industry by 40% by 2030. Liquefied natural gas (“LNG”), which is a cleaner alternative to crude oil, could help the shipping industry meet IMO decarbonization ambitions. In the shipbuilding industry, LNG orders have increased globally, but the scale of demand has overtaken the number of LNG bunkering vessels. In 2024, LNG demand in the Port of Singapore increased, with more than 385,000 tons of LNG bunkered as of October 2024, which prompted MPA Singapore to launch an Expression of Interest (“EOI”). The EOI sought to gather proposals on three areas: (1) to scale up sea-based reloading operations, including ship-to-bunker barge LNG operations; (2) facilitate the supply of LNG alternatives such as liquefied bio-methane; (3) and develop floating platform concepts to enhance bunkering safety and efficiency. This will increase LNG bunkering infrastructure and LNG bunkering vessel traffic in Singapore, which could potentially raise demand for CPS services.

Climate and Weather Conditions Affect Demand

In regions like Southeast Asia, the hot and humid tropical climate combined with saltwater exposure leads to faster vessel corrosion. Therefore, the demand for CPS in these areas tends to be relatively frequent, as compared to vessels in cold weather regions. Weather conditions, especially in tropical and monsoon climates like Singapore, can impact the demand for CPS. Heavy rains and storms can disrupt scheduled maintenance activities, which may lead to increased demand for CPS during the dry months when ships can be docked and maintenance work can be carried out safely. For companies operating in regions affected by storms, there may be an uptick in maintenance needs before or after these events, especially for vessels and offshore structures that need additional protective coatings or repairs after exposure to rough weather. Demand for CPS remains relatively consistent in regions like Singapore, where year-round operational activity in the O&M Industry requires ongoing maintenance and corrosion protection.

Challenges

Being closely intertwined with the O&M Industry, the CPS Industry is also affected by challenges and issues faced in the maritime environment. This section highlights some of the risk factors and challenges faced by CPS players.

Manpower Quota and Rising Labor Costs

CPS projects are labor-intensive and rely heavily on a large pool of foreign workers. However, hiring of foreign workers in Singapore is subject to quotas and levies, and safety pre-requisites before Work Permits are issued. Therefore, manpower shortage and an increase in operational costs can affect the CPS players’ ability to complete and competitively bid for projects. Starting 1 July 2025, the Ministry of Manpower will raise the maximum age to apply for a Work Permit to 61 years old, and the maximum period of employment will be removed for all nationalities. This development would give firms the flexibility to retain more experienced and skilled workers. However, starting from 1 January 2026, the monthly levy rate for basic skilled Work Permit holders will be increased to SGD500.

Susceptibility to Economic Performance and Oil Prices

The CPS Industry is susceptible to global economic performance. A weak economy affects trading activities, resulting in a decline in maritime traffic and thus, decreasing the demand for new vessel construction, ship repair, and maintenance. For businesses that operate in the O&M Industry, lower oil prices could result in a sharp reduction in investments, which would have an impact on demand for both rig count and new capital expenditure activities. This would decrease the number of newbuild orders and cancellations by major shipyards due to budget constraints, therefore reducing the number of projects for CPS.

Project Delays are a Key Risk

Delays due to bad weather conditions, natural disasters, accidents, and pandemics can negatively impact operations. Weather conditions, especially in tropical and monsoon climates like Singapore, can impact the demand for CPS as blasting and painting works cannot be carried out in the open under rainy weather. However, there is increased demand for CPS during the dry months, when ships can be docked and maintenance work can be carried out safely. Workplace accidents can also result in project delays, regulatory penalties, and liability claims. Therefore, it is important for CPS players to have workplace safety measures in place to avoid and minimize such problems.

Heightened Environmental Regulations

Globally, the Industry is making significant changes to reduce its carbon footprint. In the shipping industry, anti-fouling paints are used to coat the underwater surfaces of ships to prevent marine growth on the ship’s hull, thereby slowing down the ship and increasing fuel consumption. Effective 1 January 2023, anti-fouling systems containing Cybutryne, a harmful substance to the marine environment, has been banned by IMO’s Marine Environment Protection Committee. Ships bearing an anti-fouling system that contains Cybutryne must remove the entire mechanism altogether. This would impact CPS players as they would need to adapt to regulatory changes and requirements.

Fluctuations in Raw Materials Costs and Supply Disruptions

Fluctuating prices of raw materials used in corrosion prevention could affect profit margins. Copper slag is used for blasting, such as grit blasting, to remove rust and paint from metal. Raw materials for marine coatings, which are part of corrosion protection, are sourced from crude oil. Naphthenic acid, derived from crude oil, is biodegradable and considered to be environmentally friendly, which makes it a good choice for marine coatings. Antifouling coatings are formulated with naphthenic acid, preventing marine organisms from growing on the hull of ships and boats. Thus, any fluctuation in crude oil prices can also impact the prices of marine coatings. The company’s competitiveness in bidding for projects is also affected when raw material costs are passed on to customers. Therefore, to minimize risk, CPS players may need to obtain sufficient quantities of raw materials when prices are low.

Competition From Overseas Players

In terms of ship repair, conversion and new builds, there has been stiff competition from overseas, especially from China and South Korea. China has become a global player in shipbuilding and ship repair, leveraging its numerous shipyards, competitive labor costs, and robust infrastructure, whereas South Korea has the technological expertise in shipbuilding as well as claims of having the world’s largest shipyard. Nonetheless, Singapore’s shipyards continue to be dominant players in the ship repair and conversion markets due to their experience in the strong handling of offshore projects, with a reputation for efficiency, quality, and on-budget delivery. These strengths will continue to give Singapore shipyards an edge over their rivals. Moreover, Singapore is a leading financial hub and has demonstrated capabilities in project financing and capital raising, which makes it attractive for the O&M Industry.

Uncertainties Loomed in the Light of US Foreign Policies

Singapore is highly dependent on trade, and any developments in trade policies globally will impact the nation as well as the shipyard/ shipbuilding sectors. In April 2025, the U.S. imposed a 10% tariff on all goods from Singapore, prompting the Singapore government to establish a task force to support affected businesses and workers. Although this move primarily targets broader economic sectors, the shipbuilding industry, which forms an integral part of Singapore’s economy, may experience indirect effects. Increased production costs or shifts in demand could influence the competitiveness of Singapore’s shipyards in the global market, and hence the CPS Industry.

Barriers To Entry

Apart from the stiff competition presented by well-established players with a long-standing standing in the marketplace, this section identifies other key barriers of entry to the CPS Industry.

High Capital Outlay Required in CPS

CPS for the O&M sector requires the adoption of specialized equipment, advanced technology, and materials, such as high-performance coatings and cathodic protection systems. Such high-performance materials are formulated to withstand harsh environmental conditions, such as saltwater and extreme temperatures. Surface preparation equipment (such as grit blasting) is expensive to purchase and maintain. When working in offshore or remote areas, CPS players would need to invest in specialized facilities, vessels, and transportation equipment to mobilize personnel and materials. These logistics can be expensive, particularly when working with large-scale offshore platforms or vessels. Thus, the capital outlay to operate in CPS comes with significant costs. The high capital outlay required for this business, as well as substantial financial resources to continually maintain and upgrade facilities and equipment, creates substantial barriers to new entrants.

Investments in Specialized Labor and Regulatory Compliance

CPS requires the expertise of highly-skilled labor. Such experts need to be trained in the latest technologies and applications, and keep abreast of the latest legal and regulatory standards. This especially holds true for O&M settings, where danger levels are high due to the inherent risks involved in working in harsh and unpredictable environments. Offshore environments, in particular, require stringent safety measures. Ensuring that services are performed according to safety standards involves investment in protective equipment, training, and safety systems to prevent accidents and ensure personnel protection. Thus, CPS players would need to ensure that their employees are regularly trained and certified in the latest technologies, and acquire the necessary certifications, which are both time-consuming and costly. To ensure safety, environmental protection, and performance quality, CPS participants must comply with strict international and local regulations. Maintaining compliance with these standards often requires additional resources for documentation, auditing, and reporting. All of these requirements can signify a high barrier to new entrants.

High Risk and Liability

Due to the high-risk nature of O&M work, CPS players must invest heavily in insurance coverage, which includes protecting against potential damage to assets, accidents, and environmental risks, all of which require significant financial outlay. Liability for work done can also be high. For example, if a corrosion protection solution fails, the CPS player may be liable for costly repairs or reputational damage. To mitigate these risks, providers must invest in robust quality control and assurance systems. As such, the high risk and liability that entail operating in this industry may be a deterrent for new entrants.

High Barriers to Qualify as the Resident Contractor

To be a resident CPS contractor for a shipyard in Singapore, the contractor is expected to be subjected to a string of stringent requirements set by the respective shipyards, which include the evaluation of track record, job quality, timely delivery, and safety standards, amongst others. These resident CPS contractors are continuously audited and checked, failing which, the shipyard may, at its discretion, remove the contractor from its list of resident contractors. Only a resident contractor appointed by the shipyard can carry out blasting and painting works within its facilities in Singapore. As such, there is a high barrier to entry to be a resident CPS contractor, and due to the limited number of resident contractors appointed, there are few players with the necessary qualifications to enter this space.

BUSINESS

Overview

We are a specialized provider of advanced corrosion prevention, surface preparation, and maintenance solutions, catering to industries where asset longevity and structural integrity are paramount. Our core services include hydro blasting and grit blasting for surface cleaning and preparation, professional coating and painting for corrosion protection, and comprehensive maintenance and repair services for vessels operating at docks and in open waters. Additionally, we offer skilled manpower supply to support marine operations, ensuring that our clients receive high-quality, efficient, and safety-compliant solutions.

We conduct our business through six subsidiaries operating in Singapore, allowing us to deliver comprehensive solutions in the marine, offshore, and industrial sectors.

We began our operations by focusing on a single shipyard—formerly known as Sembcorp Marine—where we concentrated our resources on mastering core service areas. This initial yard served as a proving ground for refining project management strategies, implementing best practices, and building a reputation for quality and reliability. Our deep understanding of site operations has enabled us to become a valued long-term partner and fostered a collaborative, growth-oriented culture.

As demand for our services grew, we have gradually expanded beyond our first shipyard, undertaking multiple projects simultaneously and building a strong track record in Singapore. Today, we have established working relationships with major shipyards in Singapore. This organic growth reflects our ability to scale responsibly while maintaining the high standards that distinguish our service offerings.

We distinguish ourselves through a commitment to quality, safety, and continuous improvement. Our mission focuses on enhancing worker expertise, improving efficiency and productivity, prioritizing environmental safety, and fostering a culture of safety awareness. We maintain a strong emphasis on training, ensuring our workforce is equipped with the necessary skills to deliver high-quality work. Our dedication to safety is reinforced by our strong compliance track record, maintaining operations with no lost-time accidents.

Our total revenues increased by S$695,215, or 8.69%, to S$8,696,136 (approximately $6,365,572) for the year ended December 31, 2024, compared to S$8,000,921 for the year ended December 31, 2023. Our net income increased by S$1,263,386, or 1,218.52%, to S$1,367,068 (approximately $1,000,694) for the year ended December 31, 2024, compared to S$103,682 for the year ended December 31, 2023. Our total revenues increased by S$447,939, or 12.49%, to S$4,034,481 (approximately $3,171,909) for the six months ended June 30, 2025, compared to S$3,586,542 for the six months ended June 30, 2024. Our net income decreased by S$45,715, or 31.36%, to S$100,057 (approximately $78,665) for the six months ended June 30, 2025, compared to S$145,772 for the six months ended June 30, 2024. For additional information regarding our financial performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Services and Solutions

We offer a comprehensive range of services designed to meet the critical needs of the marine, offshore, and industrial sectors. Our expertise in surface preparation, corrosion prevention, and maintenance solutions ensures the longevity and reliability of our clients’ assets.

Hydro Blasting

We utilize hydro blasting, also known as hydro jetting, as a highly efficient method to clean and prepare surfaces for protective coatings. By employing special-purpose pumping equipment, we generate water pressures of up to 36,000 pounds per square inch (PSI), ensuring the rapid and thorough removal of contaminants such as dirt, debris, corrosion, and old coatings. The primary advantage of our hydro blasting service is that it relies solely on water, eliminating the need for sand or grit, reducing cleanup costs, and making it an environmentally sound and non-destructive solution.

Our expertise in hydro blasting enables us to serve clients across the marine sector, delivering optimal surface preparation that enhances the adhesion and longevity of protective coatings.

Grit Blasting

Our grit blasting, also known as abrasive blasting or sandblasting, is a powerful surface preparation technique that ensures optimal adhesion for protective coatings. This method is widely used for cleaning metals, removing rust, mill scale, paint, and other contaminants while providing a uniform surface profile. For newly built vessels, grit blasting creates an ideal texture that enhances the adhesion of subsequent painting and coating processes, ensuring long-term protection.

Using high-speed propulsion, we apply abrasive particles such as steel grit, shot, or copper slag through conveying hoses powered by compressed air. This process leaves surfaces clean and primed for coating applications. To enhance surface quality, we use compressed air to remove any remaining dust or debris, ensuring a flawless finish. Our grit blasting services are essential for ship maintenance, heavy equipment refurbishment, and infrastructure restoration, delivering durable, long-lasting protection against harsh environmental conditions and helping clients maintain the integrity and longevity of their assets.

Coating and Painting

We provide specialized coating and painting services to protect vessels and industrial structures from corrosion and environmental wear. Our team applies high-quality protective coatings to the hulls of ships and offshore platforms, ensuring durability and optimal performance in harsh marine conditions. By customizing our coatings to meet specific client requirements, we establish an effective barrier against corrosion, helping extend the lifespan of critical assets.

The hull, being the primary structure in direct contact with water, is particularly vulnerable to corrosion, marine growth, and environmental wear. Our expertise ensures compliance with industry safety and regulatory standards, allowing vessels to operate efficiently while maintaining structural integrity. Applying industry-approved coatings not only safeguards vessels from these damaging elements but also ensures operational efficiency and long-term compliance.

We offer a range of protective coatings tailored to different environmental and operational needs, delivering a cost-effective and long-lasting solution to our clients. Our key offering categories include:

●	Our anti-corrosive coatings protect steel hulls and structural components from rust and corrosion. These include epoxy coatings commonly used in ballast tanks and underwater hulls for their strong adhesion and chemical resistance; zinc-rich primers that provide cathodic protection as part of multi-layer systems; and coal tar epoxy coatings, which offer excellent resistance to water and chemicals in bilges and ballast tanks.

●	Our anti-fouling coatings prevent marine organisms such as barnacles and algae from attaching to hull surfaces. These coatings include biocidal paints that release copper or other agents over time to inhibit biofouling, as well as environmentally friendly foul-release coatings based on silicone, which create non-stick surfaces to deter organism attachment.

●	We also supply anti-abrasion and impact-resistant coatings for high-wear areas such as cargo holds and decks. These include polyurethane coatings, valued for their flexibility and abrasion resistance, and ceramic-reinforced epoxy coatings, which provide enhanced durability in demanding environments.

●	Our tank coatings are used to protect the interior surfaces of cargo and ballast tanks. Phenolic epoxy coatings are suitable for a wide range of chemicals and petroleum products, while zinc silicate coatings provide excellent heat resistance and are well-suited for dry cargo and ballast tanks.

●	Finally, our topside and deck coatings protect surfaces exposed to sunlight, salt spray, and physical damage. We offer economical alkyd paints for above-waterline applications, and advanced polyurethane topcoats that deliver UV resistance, a glossy finish, and long-lasting protection.

Maintenance and Repair

We offer comprehensive maintenance and repair services designed to keep vessels and industrial assets operating at their best. Our skilled team performs routine maintenance, structural repairs, and protective coatings efficiently to minimize downtime and maximize asset performance. Our services are available for vessels at docks and in open waters, including operations within and beyond port limits, as well as in the South China Sea and the Straits of Malacca. This extensive reach enables us to provide timely and effective solutions to ship owners and operators wherever maintenance and repairs are required.

We specialize in various open port limits, or OPL, services to ensure vessel integrity and performance. Our OPL services include corrosion prevention solutions such as hydro jetting, grit blasting, tank cleaning, and power tooling and painting. These targeted services help protect vessels from environmental degradation and extend their operational lifespan. By proactively addressing maintenance needs, we assist our clients in avoiding costly repairs and ensuring that their vessels remain operational and compliant with industry regulations. Through our tailored maintenance solutions, we support long-term asset reliability and regulatory adherence.

Manpower Supply

We offer specialized manpower solutions to support marine operations of our clients. Our certified technicians and maintenance professionals are carefully selected to ensure they meet the highest safety and quality standards.

We deliver reliable and skilled labor to meet our clients’ operational needs efficiently and effectively. This service is essential for industries requiring specialized skills, ensuring that our clients receive competent workforce solutions tailored to their specific project demands. Our manpower supply services allow businesses to maintain operational continuity while upholding quality and safety standards.

Our engagement process begins when a company or project owner communicates their staffing requirements. These requirements typically include:

●	The type of work or tasks to be performed

●	The number of workers required

●	The necessary skill sets and qualifications

●	The project duration (temporary or long-term)

●	Preferred work schedules (e.g., full-time, part-time, or shift work)

●	Any industry-specific requirements (e.g. safety certifications, language skills, etc.)

Once requirements are received, we assess the project scope and deploy suitable personnel from our vetted labor pool. As of February 9, 2026, we had approximately 98 foreign workers from India. To recruit and manage this labor pool, we engage shipyard-appointed employment agencies in the source countries. Our recruitment process includes applying for work passes through the Ministry of Manpower’s (MOM) Work Permit Online system, and submitting the required documentation on each worker’s education, skills certification, and employment history. All incoming workers must pass a pre-employment medical examination within two weeks of arrival in Singapore. Additionally, we purchase the necessary insurance and security bond coverage for each worker. Before deployment, all personnel are briefed on site-specific safety protocols and operational expectations prior to deployment. Throughout the assignment, we monitor performance and maintain open communication with the client to ensure service satisfaction and responsiveness to changing project needs.

This structured approach allows us to deliver competent, safety-trained manpower efficiently and responsively, reinforcing our role as a trusted workforce partner in Singapore’s industrial and marine sectors.

Competitive Advantages

We differentiate ourselves through a combination of advanced technology, industry expertise, safety commitment, environmental responsibility, cost-effectiveness, and a strong reputation. These factors enable us to provide superior services, build trust with our clients, and maintain long-term success in the corrosion prevention and industrial maintenance industry.

●	Advanced Technology and Equipment

We leverage state-of-the-art hydro jetting and surface preparation technology to deliver faster, more efficient, and higher-quality results. Our use of robotic hydro jetting systems, automated nozzles, and multistage pumps enables precise and controlled cleaning, reducing downtime and enhancing productivity.

Example of robotic hydro jetting systems

Additionally, we customize our hydro jetting solutions based on the specific needs of different industries and applications. For example, different types of nozzles and vacuum systems are selected depending on the location and nature of the task—such as deck work, hulls, tanks, pipes, or internal compartments. This tailored approach ensures optimal cleaning performance, whether the project involves hull maintenance, tank cleaning, or pipe descaling, and allows us to deliver effective results across marine, offshore, and oil and gas sectors.

●	Specialized Expertise and Experience

With extensive experience in niche markets such as marine, oil, and gas, we possess in-depth industry knowledge that allows us to address specific operational challenges faced by these sectors. Our clients frequently encounter workforce shortages due to their reliance on foreign labor, heightened by work permit restrictions and rising wage costs. In addition, rising operational expenses, such as the increasing cost of consumables and storage, place additional pressure on their businesses. Our expertise in workforce management, cost-effective service delivery, and operational flexibility enables us to provide highly relevant and effective solutions to these challenges. By helping our clients navigate labor constraints and manage operational costs, we reinforce our position as a critical partner in maintaining their long-term efficiency and competitiveness.

Furthermore, our skilled workforce consists of trained and experienced technicians who can handle complex tasks such as high-pressure pipeline cleaning, surface preparation, and tank maintenance. This level of expertise ensures that our services are carried out efficiently and safely, maintaining superior quality and reliability. As of February 9, 2026, our team comprised 92 technicians, the majority of whom are multi-skilled and capable of performing a range of specialized tasks across different project environments.

●	Strict Adherence to Safety Standards and Best Practices

We prioritize safety in every aspect of our operations, recognizing the inherent risks associated with high-pressure water blasting. Our strict adherence to safety regulations and best practices ensures that both our employees and clients are protected from potential hazards.

Additionally, we hold globally recognized safety certifications such as ISO 9001 for quality management, ISO 14001 for environmental management, and ISO 45001 for occupational health and safety. These certifications reinforce our commitment to maintaining the highest standards of operation.

●	Environmentally Responsible

We embrace sustainable and eco-friendly practices in all our operations. Hydro jetting is inherently a green technology, as it uses only high-pressure water instead of harmful chemicals. This allows for safer disposal and minimizes environmental impact.

Furthermore, we are committed to reducing waste and promoting sustainability by implementing biodegradable chemicals (where practicable) and leveraging efficient waste management systems in coordination with the shipyards where we operate. Most shipyards maintain robust infrastructure for managing wastewater, waste oil, and used grit, allowing us to properly collect, contain, and dispose of byproducts in compliance with regulatory and environmental standards. This integrated approach supports our environmental objectives and aligns with the growing demand for sustainable industrial cleaning solutions.

●	Cost-Effectiveness

Our services are designed to reduce operational costs for our clients. Hydro jetting minimizes the need for expensive chemicals and excessive manual labor, offering a cost-effective alternative to traditional cleaning methods. Additionally, by providing regular maintenance services, we help clients avoid costly shutdowns and major repairs, ensuring long-term savings.

We also offer flexible pricing models, including per-project pricing, subscription-based maintenance plans, and emergency service rates. These options allow us to cater to a wide range of customers with varying budget needs.

●	Strong Industry Reputation and Compliance

Our reputation for excellence and reliability is reinforced by our track record of successful projects across large-scale and high-profile industries. We have worked with major shipyards in Singapore, such as Seatrium Limited (formed from the merger of Keppel Offshore and Sembcorp Marine), ST Marine, Hanwha Offshore Engineering Services, ASL Shipyard, PaxOcean Singapore, Kim Heng Offshore & Marine, and Crystal Offshore, as well as vessels directly. Additionally, we hold industry-recognized certifications, including multiple ISO and safety compliance certificates, demonstrating our commitment to maintaining the highest quality and safety standards. See “Business—Licenses and Certificates” below for details.

●	Experienced Leadership Team

We believe that the depth of experience and leadership of our management team is a key competitive strength of our Company. Our founder, Chief Executive Officer, and Chairman, Mr. Goh Kwang Yong, has more than 25 years of experience in the marine and oil & gas industries and has successfully driven the Company’s strategic growth since its inception in 2009. Ms. Wan Hwee Chein, our director, brings over 20 years of professional experience and has played a key role in overseeing our administrative, purchasing, and human resource functions since 2009, while also contributing to our international expansion efforts. Mr. Foo Ling Han, our Chief Financial Officer, is a finance professional with nearly 20 years of experience in audit, accounting, and financial reporting, with expertise in U.S. GAAP, Singapore FRS, and IFRS. We believe that the combined industry knowledge, operational expertise, and strategic vision of our management team position us well for continued growth.

Operational Models

Understanding that different clients have unique needs, we offer a flexible engagement framework designed to provide value, predictability, and responsiveness. Our models include:

Project-Based Engagement. Our operations are generally project oriented. Projects may range in duration from just a few days to several months. These orders are usually obtained through competitive bidding or negotiations and require performance at a fixed price or time and materials basis.

Long-Term Service Partnerships. We maintain long-standing partnerships with major shipyards and industrial clients through our role as resident contractors, allowing us to provide continuous support for maintenance, repair, and corrosion prevention activities. Our on-site presence at client facilities enables us to integrate seamlessly into their daily operations, respond quickly to project needs, and uphold consistent quality. These partnerships are governed by formal agreements that outline our scope of services, compliance requirements, and safety obligations, reinforcing our reputation as a dependable and collaborative service provider.

Growth Strategies

Our growth strategies focus on expanding our market presence, diversifying our service offerings, and leveraging technological advancements to provide innovative, efficient, and sustainable corrosion prevention solutions. Our plan is centered on three key pillars: market expansion, service diversification, and operational efficiency.

●	Market Expansion

We aim to increase our geographical footprint by targeting new regions and industries that require specialized corrosion prevention services, such as emerging economies in the Middle East and Southeast Asia. Additionally, while we already serve industries like oil and gas, and marine, our goal is to penetrate new verticals such as renewable energy (wind and solar farms), aerospace, and defense, where corrosion prevention plays a critical role in maintaining asset longevity and safety. We may pursue such expansion through seeking partnerships, joint ventures, acquisitions, or subcontracting opportunities.

●	Service Diversification

We plan to diversify our service offerings by incorporating complementary technologies and expanding our capabilities such as investing in the latest hydro blasting and grit blasting equipment and technologies which increase the adoption of automation and robotics for improved precision and safety. Also, we aim to offer ongoing preventive maintenance programs that include regular corrosion inspections, monitoring, and coatings, and more advanced coating such as high-temperature or chemical-resistant coatings.

●	Operational Efficiency Improvement

To support sustainable growth, we are committed to improving operational efficiency through (i) continuing to invest in technologies; (ii) expanding our workforce by recruiting and training more technicians; and (iii) continuing to invest in more sustainable practices, such as using non-toxic abrasives, minimizing water usage during hydro blasting, and strengthening recycling programs for waste materials. We believe that the emphasis on sustainability will attract customers seeking green solutions for corrosion prevention.

Health, Safety, and Work Procedures

We have implemented a robust safety framework grounded in comprehensive risk assessment protocols and safe work procedures tailored to our operational activities. Our procedures cover a wide range of services including hydro jetting, grit blasting, chemical degreasing, high-pressure washing, spray and roller painting, tank cleaning, manual handling, lifting operations, confined space entry, and work at height. These are developed in accordance with Singapore’s workplace safety regulations and are regularly reviewed to ensure alignment with industry standards.

To reinforce our commitment to workplace safety and employee competency, we conduct structured training programs covering topics such as use of personal protective equipment (PPE), chemical handling, hand and power tool safety, forklift operation, and emergency response. All new employees undergo comprehensive onboarding safety training, while existing staff receive refresher training at regular intervals or when new procedures are introduced. We also maintain dedicated safe work protocols for specific scenarios such as COVID-19 protocols, transportation of hazardous substances, ferrying of workers, and emergency events like terror threats, demonstrating our proactive approach to risk management and employee welfare.

Customers

We serve a focused customer base consisting primarily of shipyards located in Singapore. These shipyards rely on us for specialized corrosion prevention, blasting, coating, and maintenance services essential to shipbuilding, repair, and offshore operations. By consistently delivering high-quality and reliable services, we have developed long-standing working relationships with major shipyards in Singapore, and reinforced our reputation as a trusted industry partner.

As of December 31, 2024, we had 20 customers, including 8 shipyards, 5 vessel owners and 7 customers to whom we provided manpower supply services. As of June 30, 2025, we had 13 customers, including 7 shipyards, 4 vessel owners, and 2 customers to whom we provided manpower supply services. While we do not currently maintain formal long-term contracts, many of these relationships are based on recurring work orders and repeated engagements, reflecting our role as a preferred service provider. For the year ended December 31, 2024, three customers each accounted for more than 10% of our total revenues, contributing approximately 29%, 20%, and 12%, respectively. For the year ended December 31, 2023, two customers each accounted for more than 10%, contributing approximately 30% and 20%, respectively. For the six months ended June 30, 2025, 3 customers each accounted for more than 10% of our total revenues, contributing approximately 34%, 29%, and 12%, respectively.

Our Position as a Resident Contractor for Major Shipyards in Singapore

As a resident contractor for some of the prominent shipyards in Singapore, we have established a strong presence in Singapore’s maritime industry. Our on-site operations and stable relationships with these shipyards allow us to maintain a steady workflow and consistently secure projects related to shipbuilding, repair, and maintenance. This close collaboration enables us to align with shipyard schedules, coordinate with shipyard operators, project managers, and engineers, and integrate seamlessly into shipyard operations, ensuring that our services remain in high demand.

In multi-phase vessel construction projects, we provide essential support during several critical stages. After the initial steel fabrication of different parts of a vessel by other contractors, we undertake the blasting and painting of the structures to prepare them for integration. Once the various parts are integrated to form the complete vessel, we perform additional blasting and painting on welded joints to ensure structural integrity and surface protection. Following the completion of other trades’ work, such as electrical, piping, and mechanical installations, we return to perform touch-up painting on areas affected by mechanical work and apply a final cosmetic coating to prepare the vessel for delivery. Our involvement across multiple construction phases ensures that vessels meet stringent quality, durability, and aesthetic standards before handover to shipowners.

In addition to our core services, we uphold the highest standards of safety and compliance in accordance with the regulations administered by the Singapore’s Maritime and Port Authority (MPA), the Workplace Safety and Health Act 2006 of Singapore (WSHA), and other industry requirements. Our workforce is fully trained to operate within stringent safety protocols, ensuring compliance with workplace safety regulations and shipyard policies. We have developed and implemented an extensive library of risk assessments and safe work procedures covering a broad spectrum of operational tasks. These include hydro jetting, grit blasting, chemical degreasing, painting (spray and roller), high-pressure washing, power tooling, tank cleaning, confined space entry, manual handling, diesel refilling, lifting operations, and working at height. Additionally, our safety documentation addresses modern risks such as ferrying workers by lorry, handling hazardous substances, robotic cleaning, and emergency preparedness for situations like COVID-19 and terror attacks. All employees undergo mandatory safety induction and are regularly trained in accordance with our documented procedures. This includes training on the use of personal protective equipment (PPE), scaffold safety, fall prevention, forklift operation, transportation safety, and emergency response protocols. Our documented framework enables us to maintain a consistent safety culture and respond effectively to evolving operational risks while reinforcing our compliance with industry and regulatory expectations.

Our established relationships with shipyards provide us with a steady pipeline of projects, enabling long-term growth and stability in our operations. Being a resident contractor also provides us with key strategic advantages, including access to shipyard facilities, closer collaboration with shipyard management, and preferred status for new projects. These benefits position us as a reliable and long-term partner in the marine industry, reinforcing our commitment to delivering high-quality, cost-effective, and sustainable solutions to shipyards and vessel owners.

Sales and Marketing

Brand Positioning and Industry Engagement

Our sales and marketing strategy is grounded in trust, reliability, and proven expertise. We maintain direct engagement by assigning a permanent team to each shipyard to service its specific requirements, working closely with shipyard operators, project managers, and industry stakeholders, reinforcing our position as a preferred service provider within Singapore’s maritime ecosystem. Our ability to deliver specialized services—such as hydro blasting, grit blasting, welding, painting, and corrosion control—has positioned us as a dependable and essential partner to shipyards seeking high-quality maintenance and surface preparation solutions.

Additionally, we intend to strengthen our brand identity and market positioning by establishing ourselves as thought leaders in the corrosion prevention industry. We aim to showcase our expertise, engage potential clients, and contribute valuable insights to the industry by publishing case studies and articles. We believe this approach will enhance our credibility, foster trust among stakeholders, and educate our clientele.

Customer-Centric Approach

Customer loyalty and retention play a significant role in driving our growth. We strive to tailor our services to the specific operational needs of each customer, offering solutions that address the unique technical and scheduling challenges encountered in different industrial settings. In doing so, we aim to foster strong and enduring relationships with our clients by providing regular maintenance support and value-added services. These long-term collaborations often result in repeat engagements and client referrals. Additionally, we prioritize customer education by helping clients understand the importance of corrosion prevention and regular maintenance. This approach not only reinforces our technical credibility but also enhances customer confidence in our service model.

Relationship Development and Local Market Integration

Our presence within major Singapore shipyards allows us to build and maintain close relationships with decision-makers such as vessel managers, maintenance supervisors, and technical officers. As a resident contractor, we are deeply familiar with site operations and workflows, which enables us to coordinate efficiently and ensure consistent service delivery. We also engage directly with ship owners and operators who require on-site or anchorage-based services, offering responsive and dependable support.

To further extend our market reach, we actively collaborate with other service providers to deliver bundled solutions that meet a wider range of shipyard and vessel maintenance needs. These partnerships can include related services such as mechanical repairs or specialized coatings. Our ability to deliver rapid, on-demand solutions also plays an important role in addressing critical service needs, particularly when clients face urgent cleaning or repair requirements. Our strong reputation in the local marine and offshore maintenance industry, supported by positive word-of-mouth and consistent performance, helps to attract new business opportunities. Being embedded in Singapore’s shipyard ecosystem allows us to stay responsive to market trends and actively contribute to the community of industrial service providers.

Suppliers

We maintain strong relationships with a network of reliable suppliers, all located in Singapore, who provide us with the essential materials and equipment necessary to deliver high-quality corrosion prevention and maintenance solutions. These materials and equipment include engine service and repair, high-pressure (HP) machines and spare parts, air tools, hoses, personal protective equipment (PPE), compressors, copper slag, consumables, chemical servicing, spray painting materials, equipment rental, diesel for equipment, fire safety equipment, and filtration systems. We also purchase engine maintenance services and equipment rental services.

These suppliers help us maintain seamless operations and ensure that our services meet industry standards for efficiency, safety, and sustainability, playing an integral role in our daily functions.

To manage price fluctuations in supplies, we adopt a proactive strategy that includes diversifying our supplier base, building strong supplier relationships, and regularly monitoring price trends. This approach allows us to reduce exposure to individual supplier risk and adapt to market changes more effectively.

For the year ended December 31, 2024, we had two suppliers that each accounted for more than 10% of our total purchases, and such suppliers represented approximately 54% and 15% of our total purchases, respectively. For the year ended December 31, 2023, we had two suppliers that each accounted for more than 10% of our total purchases, and such suppliers represented approximately 42% and 16% of our total purchases, respectively. For the six months ended June 30, 2025, we had 2 suppliers that each accounted for more than 10% of our total purchases, and such suppliers represented approximately 37% and 17% of our total purchases, respectively.

Our largest supplier, the one who accounted for 54%, 42%, and 37% of our total purchases in the fiscal years ended December 31, 2024 and 2023, and the six months ended June 30, 2025, is Jebs Enterprise Pte. Ltd., or Jebs Enterprise, a related party controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman. Our six Singaporean subsidiaries have entered into a master equipment lease agreement with Jebs Enterprise. Under the master equipment lease agreement, each of these subsidiaries also has entered into an individual equipment lease agreement with Jebs Enterprise. Copies of the master equipment lease agreement and the form of the individual equipment lease agreements are filed as exhibits to the registration statement of which this prospectus forms a part.

Equipment Lease Agreements with Jebs Enterprise

The master equipment lease agreement with Jebs Enterprise establishes the framework under which each of our six Singaporean subsidiaries acts as a lessee and leases various equipment from Jebs Enterprise on an ongoing basis. Under the master agreement, individual lease agreements are also required to be executed by and between Jebs Enterprise and each of these six subsidiaries, specifying the particular equipment to be leased, the rental period, and the rental fees applicable to each transaction. The obligations of each subsidiary as a lessee under the master agreement are several and not joint, meaning that each subsidiary is responsible only for its own obligations and not those of any other lessee. The agreement expressly provides that the lessees are not considered a partnership, association, or joint venture, and that each subsidiary should independently negotiate and enter into its individual lease arrangement with Jebs Enterprise. The agreement is governed by the laws of Singapore and includes an arbitration clause requiring that any disputes be resolved by arbitration administered by the Singapore International Arbitration Centre. The agreement remains in effect for as long as any individual lease agreement is outstanding.

The individual equipment lease agreements between Jebs Enterprise and each of our Singaporean subsidiaries provide for the lease of specified equipment for an initial three-year term and shall automatically renew for an additional one-year term on the same terms and conditions unless either party provides written notice of its intention not to renew at least thirty (30) days prior to the expiry of the term. Rental fees are based on actual usage and agreed in writing before each rental period, with payment due within thirty (30) days of invoice. Title to the equipment remains with Jebs Enterprise, while risk of loss or damage passes to the lessee upon delivery and remains until return. Lessees must maintain and operate the equipment properly, are prohibited from transferring or encumbering it, and must return it at the end of the rental period or upon termination. The lease may be terminated by the lessee with 30 days’ written notice, by the lessor for uncured breach, or automatically in the event of a total loss of the equipment. These agreements are governed by Singapore law and require arbitration of disputes at the Singapore International Arbitration Centre.

Competition

We operate in the corrosion protection services (CPS) industry in Singapore, which includes grit blasting, hydro jetting, coating and painting, maintenance and repair, and manpower supply. The industry is composed of fewer than 50 players, many of whom have been active for over 15 years and maintain long-standing relationships with major shipyards. These relationships, combined with an in-depth understanding of operational and safety standards, create a competitive environment where reputation, consistency, and credibility are key differentiators.

Our major competitors are the existing resident contractors in the major shipyards, such as See Hup Seng Ltd, Beng Kuang Marine, Trident Pte Ltd, Soh Tong Heng Pte Ltd, and Entraco Ltd. In addition, for coating and painting, maintenance and repair, and manpower supply, we face competition from established service providers like BoilerMaster Group, Shipblast Marine Enterprise, and Allbest Group. Entry into this space is challenging due to regulatory compliance obligations and the limited number of resident contractor slots available within shipyards.

The level of competition in our industry is considered moderate. While each shipyard controls and limits the number of approved contractors permitted to deliver designated services, the market overall is moderately saturated, with a combination of long-established players and smaller contractors actively competing. These dynamics often place pressure on pricing and service differentiation.

Despite this, our key differentiator is our ability to deliver both grit blasting and hydro jetting services as an integrated provider—unlike most competitors who specialize in only one area. We also offer a wider scope of services across vessel construction and repair phases, including touch-up painting and post-mechanical coating, which enhances value for shipyard clients. Furthermore, industry players frequently collaborate under certain conditions, including job referrals or subcontracting during periods of peak workload.

We believe our status as a resident contractor, combined with our strong track record, regulatory compliance, and multi-disciplinary expertise, positions us competitively within Singapore’s CPS sector and reinforces our ability to maintain stable, long-term engagements with shipyards.

Intellectual Property

As of the date of this prospectus, we do not currently own any patents, registered trademarks, or registered copyrights. We have a registered domain name (jeneric.com.sg).

Our business is not dependent on proprietary technologies or patentable inventions, but rather on our industry know-how, specialized service methodologies, customer relationships, and brand reputation. To protect our proprietary information, we rely on internal confidentiality procedures, non-disclosure agreements with employees, and other contractual arrangements designed to safeguard our trade secrets and commercially sensitive information.

Certificates

The following table summarizes the certifications currently held by our subsidiaries.

Company	Certification	Issuing Authority	Issuance Date	Term (years)
Jeneric Marine Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Engineering Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Offshore Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Services Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Venture Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric International Pte. Ltd.	ISO 45001:2018	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Marine Pte. Ltd.	ISO 9001:2015	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Marine Pte. Ltd.	ISO 14001:2015	Banyan Certification Pte Ltd	October 14, 2024	3
Jeneric Marine Pte. Ltd.	BizSafe Star	WSH Council	October 17, 2024	3
Jeneric Engineering Pte. Ltd.	BizSafe Star	WSH Council	October 21, 2024	3
Jeneric Offshore Pte. Ltd.	BizSafe Star	WSH Council	October 17, 2024	3
Jeneric Services Pte. Ltd.	BizSafe Star	WSH Council	October 18, 2024	3
Jeneric Venture Pte. Ltd.	BizSafe Star	WSH Council	January 2, 2025	3
Jeneric International Pte. Ltd.	BizSafe Star	WSH Council	October 24, 2024	3

Employees and Human Capital

As of December 31, 2025, 2024, and 2023, we had 121, 140, and 149 employees, respectively. As of February 9, 2026, we had 116 employees, comprising 114 full-time and 2 part-time employees, all based in Singapore. The following table sets forth the breakdown of our employees by function.

Function	Number of Employees	Percentage
General Management Office	3	3%
Finance	2	2%
Procurement	1	1%
Commercial/Costing	2	2%
Administration and Human Resources	2	2%
Consultant	1	1%
Operations	13	11%
Technical/Maintenance	10	9%
Logistics	5	4%
Quality Control	1	1%
General Workers	15	13%
Skilled Workers	59	50%
Flexible Hour Workers (Part-Time Employees)	2	1%
Total	116	100%

We enter into standard employment contracts with our employees which contain standard confidentiality provisions. We believe that we have good relationships with our employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Facilities

Our principal executive office is located at 1 Tuas View Place, #03-14, Westlink One, Singapore 637433. Our principal executive office is leased from Jebs Enterprise Pte. Ltd., a company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, at no cost.

As of the date of this prospectus, our aggregate monthly rent is S$66,594 (approximately $51,810). The table below summarizes the real properties we lease.

Address		Leased/Owned	Term	Purpose
1.	1 Tuas View Place, #03-14, Westlink One, Singapore 637433	Leased	November 1, 2024 to October 31, 2026 (2 years)	Office and Warehouse
2.	2 Woodlands Sector 2 #07-11 Block B, Singapore 737723	Leased	December 1, 2025 to November 30, 2026 (1 year)	Workers’ dormitory
3.	2 Woodlands Sector 2 #12-06 Block A, Singapore 737723	Leased	August 1, 2025 to July 31, 2026 (1 year)	Workers’ dormitory
4.	2 Woodlands Sector 2 #12-09 Block A, Singapore 737723	Leased	December 1, 2025 to November 30, 2026 (1 year)	Workers’ dormitory
5.	11A Jalan Tukang #01-14/15 Block 9, Singapore 619267	Leased	October 1, 2025 to September 30, 2026 (1 year)	Workers’ dormitory
6.	Blk 11 Kian Teck Lane #04-44, Singapore 627848	Leased	January 1, 2025 to December 31, 2026 (2 years)	Workers’ dormitory
7.	Blk 15 Kian Teck Lane #03-60, Singapore 627850	Leased	January 1, 2025 to December 31, 2026 (2 years)	Workers’ dormitory
8.	Blk 13 Kian Teck Lane #01-55, Singapore 627849	Leased	January 1, 2025 to December 31, 2026 (2 years)	Workers’ dormitory
9.	Blk 7 Kian Teck Lane #04-22, Singapore 627846	Leased	January 1, 2025 to December 31, 2026 (2 years)	Workers’ dormitory
10.	6 Boon Lay Drive #08-16 Summerdale, Singapore 649927	Leased	November 15, 2025 to November 14, 2027 (2 years)	Workers’ accommodation
11.	Blk 117 Jurong East Street 13 #05-133 Ivory Heights, Singapore 600117	Leased	October 1, 2025 to September 30, 2027 (2 years)	Workers’ accommodation

Insurance

We maintain insurance policies to protect our business operations, employees, and liabilities in accordance with industry standards. Our coverage includes workmen’s compensation and public liability insurance provided by Chubb Insurance Pte Ltd, ensuring compliance with regulatory and customer requirements. Additionally, we provide medical insurance for our employees through EQ Insurance Company Limited, safeguarding their well-being and aligning with applicable labor regulations. The table below summarizes the key terms of our current insurance policies:

Insurance Type	Insurer	Policy Period	Coverage Highlights	Insured Entities
Workmen’s Compensation	Chubb Insurance Singapore Limited	May 15, 2025 – May 14, 2026	Covers all statutory liabilities under the Work Injury Compensation Act and Common Law; includes enhancements for medical, incapacity, and repatriation benefits	☐ Jeneric Engineering Pte Ltd ☐ Jeneric Marine Pte Ltd ☐ Jeneric Offshore Pte Ltd ☐ Jeneric Services Pte Ltd ☐ Jeneric Venture Pte Ltd ☐ Jeneric International Pte Ltd
Public Liability	Chubb Insurance Singapore Limited	May 15, 2025 – May 14, 2026	S$500,000 limit per occurrence; covers third-party bodily injury and property damage within Singapore; includes subcontractor liability and liability to shipyards	☐ Jeneric Engineering Pte Ltd ☐ Jeneric Services Pte Ltd ☐ Jeneric International Pte Ltd ☐ Jeneric Marine Pte Ltd ☐ Jeneric Offshore Pte Ltd ☐ Jebs Enterprise Pte. Ltd. ☐ Jeneric Venture Pte Ltd
Foreign Workers Medical	EQ Insurance Company Limited	June 12, 2025 – June 11, 2026	Up to S$60,000 annual limit per worker; covers hospitalization, pre/post-treatment, funeral expenses (S$3,000), repatriation (S$2,000), and personal accident (S$10,000)	☐ Jeneric Engineering Pte Ltd ☐ Jeneric Services Pte Ltd ☐ Jeneric Marine Pte Ltd ☐ Jeneric Offshore Pte Ltd ☐ Jeneric Venture Pte Ltd

Additionally, on March 25, 2021 and June 6, 2024, the Company purchased two life insurance policies for Mr. Goh Kwang Yong, the Chief Executive Officer and Chairman of APEX Global, which took effect as of March 18, 2021 and June 3, 2024. The policy owners and beneficiaries are our subsidiaries Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd., and the insured individual is Mr. Goh Kwang Yong. The premiums paid on commencement date for the two policies were S$150,006 (approximately $109,804) and $20,755, respectively.

We continuously assess our risk portfolios and insurance needs to ensure adequate coverage across our operations. As industry practices evolve, we remain committed to reviewing and adjusting our insurance policies to maintain alignment with best practices in Singapore.

Seasonality

Historically, seasonality has not materially impacted our operating results.

Legal Proceedings

We may from time to time become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. As of the date of this prospectus, we are not aware of any such legal proceedings or claims that in the opinion of our management will have a material adverse effect on our business, financial condition or operating results. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATIONS

Currently, all of our business operations are conducted in Singapore. This section sets forth a summary of the most significant rules and regulations that affect our business activities in Singapore.

Government Regulations

We have obtained the necessary business licenses for our day-to-day operations. Save as disclosed under “Risk Factors” on pages 12 to 31 of this prospectus and below, we are not subject to any government regulations in the countries where we operate, other than those generally applicable to companies and businesses in such countries, which will have a material effect on our business operations.

Workplace Safety and Health Act 2006

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is administered by the Ministry of Manpower of Singapore. The WSHA lays down the legal requirements and responsibilities imposed on the employers to ensure the health, safety and welfare of persons employed while at work and persons (not being an employee) who may be affected by any undertaking carried on by the employer in the workplace. The WSHA also provides for the penalties for contravening or failing to comply with the standards.

The measures necessary to ensure the safety and health of persons at work include:

(a)	providing and maintaining for those persons a work environment which is safe, without risk to health, and adequate as regards facilities and arrangements for their welfare at work;

(b)	ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by those persons;

(c)	ensuring that those persons are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things —

i.	in their workplace; or

ii.	near their workplace and under the control of the employer;

(d)	developing and implementing procedures for dealing with emergencies that may arise while those persons are at work; and

(e)	ensuring that those persons at work have adequate instruction, information, training and supervision as is necessary for them to perform their work.

In addition to the above, under the WSHA, inspectors appointed by the Commissioner for Workplace Safety and Health (“Commissioner”) may, amongst others, inspect and examine any workplace and any machinery, equipment, plant, installation or article at any workplace, to make such examination and inquiry as may be necessary to ascertain whether the provisions of the WSHA are complied with, to take samples of any material or substance found in the workplace or being discharged from any workplace for the purpose of analysis or test, to assess the levels of noise, illumination, heat or harmful or hazardous substances in any workplace and the exposure levels of persons at work therein and to take into custody any article in the workplace which is required for the purpose of an investigation or inquiry under the WSHA.

The WSHA empowers the Commissioner to serve a remedial or a stop-work order in respect of a workplace, for contravention or omission of any WSHA-specified condition.

Additional duties apply to employers under the Workplace Safety and Health (General Provisions) Regulations. Where any person at work in any workplace carries out any process, operation or work involving exposure to any infectious agents or biohazardous material which may constitute a risk to his health, the employer of such person has a duty to take effective measures to protect that person from their harmful effects.

Our workplace is in compliance with the requirements under WSHA as seen from the bizSafe Star certification attained by each of the six (6) subsidiaries awarded by the Workplace Safety and Health Council.

Workplace Safety and Health (Risk Management) Regulations 2006

The Workplace Safety and Health (Risk Management) Regulations 2006 (the “WSHRMR”) aims to reduce the risks at the source, requiring the employer to conduct a risk assessment in relation to the safety and health risks posed to any employee when undertaking any work at the workplace and imposes the responsibility on the employer to take practicable steps to eliminate any foreseeable risk. Employers are required to maintain a record of risk assessment and review them once every three years.

Workplace Safety and Health (Abrasive Blasting) Regulations 2008

The Workplace Safety and Health (Abrasive Blasting) Regulations 2008 (the “WSHABR”) set out the requirements on the use of abrasives such as grit in blasting apparatus and certain precautions to be undertaken in connection with the construction of the blasting chambers and the carrying out of any blasting work. We observe strict compliance with the requirements of the WSHABR such as the following:–

(a)	any blasting is carried out in an enclosed blasting chamber;

(b)	any enclosed blasting chamber used is of sound construction, well-illuminated and provided with inspection ports;

(c)	dust generated in the enclosed blasting chamber is removed by a proper ventilation system to ensure that the dust generated is minimized and does not cause nuisance or pose any hazard to any person in the workplace at which the blasting is carried out;

(d)	all persons employed in blasting work are provided with suitable personal protective equipment (i.e. suitable overalls, boots, gloves and air-supply blasting helmets); and

(e)	all plant and equipment are properly maintained.

Workplace Safety and Health (Shipbuilding and Ship-Repairing) Regulations 2008

The Workplace Safety and Health (Shipbuilding and Ship-Repairing) Regulations 2008 (the “WSHSSR”) imposes the requirement that every employee undergo the relevant safety and health training courses approved by the Commissioner Workplace Safety and Health before carrying out any hazardous work. The WSHSSR also imposes minimum safety and health requirements for any work carried out in a shipyard or on board a ship in a harbour. The WSHSSR mandates contractors in a shipyard to appoint a safety supervisor to ensure compliance with the WSHA and any subsidiary legislation made thereunder and to promote and ensure the safety, health and welfare of persons working in the shipyard or on board the ship. Shipyards are also required to ensure that ship repair managers and persons carrying out spray painting or painting in confined spaces are provided with adequate safety training.

Workplace Safety and Health (Safety and Health Management System and Auditing) Regulations 2009

The Workplace Safety and Health (Safety and Health Management System and Auditing) Regulations 2009 requires that occupiers of any premises which is a shipyard to implement a safety and health management system for the purpose of ensuring the safety and health of persons at work in the workplace.

Workplace Safety and Health (Work at Heights) Regulations 2013

The Workplace Safety and Health (Work at Heights) Regulations 2013 (the “WSHWHR”) stipulates the minimum safety and health requirements for working at height where an employee risks falling. The WSHWHR imposes the requirement that every employee undergo the relevant safety and health training to familiarize themselves with the hazards associated with work at height and the precautions to be observed. It also imposes the requirement that the employer put in place fall prevention plans and provide supervision of work at height.

Central Provident Fund Act 1953

The Central Provident Fund Act 1953 of Singapore (the “CPF Act”) governs the contributions made by employers and employees into the central provident fund (the “CPF”). The CPF Act is administered by the CPF Board.

The CPF Act provides that every employer of an employee shall pay to the CPF monthly in respect of each employee’s contribution at the appropriate rates set out in the First Schedule of the CPF Act. Notwithstanding the provisions of any written law or any contract to the contrary, an employer is entitled to recover from the monthly wages of an employee the amount shown in the First Schedule of the CPF Act as so recoverable from the employee. Employers who fail to make the prescribed CPF contributions are liable to pay interest on the amount for every day the amount remains unpaid commencing from the first day of the month succeeding the month in respect of which the amount is payable and such interest shall be calculated at the rate of 1.5% per month or the sum of S$5, whichever is greater. Where any employer who has recovered any amount from the monthly wages of an employee in accordance with the CPF Act and fails to pay the contributions to the CPF within such time as may be prescribed, he shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$10,000 or to imprisonment for a term not exceeding seven (7) years or to both.

The CPF Act further provides that except as otherwise provided in Section 61(2) of the CPF Act, any person convicted of an offence under the CPF Act for which no penalty is provided shall be liable on conviction (i) to a fine not exceeding S$5,000 or to imprisonment for a term not exceeding six (6) months or to both; and (ii) if that person is a repeat offender in relation to the same offence, to a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

Section 61(2) of the CPF Act provides that where any person (i) is guilty of an offence under Section 7(5) or 58(1)(b) of the CPF Act; or (ii) being a director, manager or secretary or any other officer of a body corporate, is guilty of an offence under Section 60 by virtue of the fact that an offence under Section 7(3) or (5) or 58(1)(b) of the CPF Act has been committed by that body corporate and is found to have been committed with the consent or connivance of or to be attributable to any act or default on the part of that person, that person shall be liable on conviction (a) to a fine of not less than S$1,000 and not more than S$5,000 or to imprisonment for a term not exceeding six months or to both; and (b) if that person is a repeat offender in relation to the same offence, to a fine of not less than S$2,000 and not more than S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

The Company is compliant with the employer’s obligations under the CPF Act for all employees it employs that are Singapore citizens or permanent residents by ensuring that the required employer’s contribution is made every month and deducting the relevant amount from each employee’s wage for contribution to the CPF.

Regulations on Employment

The Employment Act 1968 of Singapore (the “EA”) is administered by the Ministry of Manpower and sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees. The term “employee” is defined in the EA to mean a person who has entered into or works under a contract of service with an employer and includes, among others, a workman, but does not include certain specified categories of employees including, among others, any domestic worker. The provisions of the EA include:

(a)	minimum days of statutory annual and sick leave;

(b)	paid public holidays;

(c)	statutory protection against wrongful dismissal;

(d)	provision of key employment terms in writing; and

(e)	statutory maternity leave and childcare leave benefits.

In particular, Part IV of the EA sets out requirements for rest days, hours of work and other conditions of service for workmen who receive salaries not exceeding S$4,500 a month and employees (other than workmen or persons employed in managerial or executive positions) who receive salaries not exceeding S$2,600 a month. The EA further provides that an employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security, where urgent work is to be done to machinery or plant, or where an interruption of work which was impossible to foresee. In addition, the EA also limits the extent of overtime work that an employee can perform to 72 hours a month.

An employer who breaches the above provisions shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$5,000, and for a second or subsequent offence to a fine not exceeding S$10,000 and/or to imprisonment for a term not exceeding 12 months.

Our Company is compliant with the obligations under the EA and have accorded such rights as may be mandated under the EA to all employees.

Regulations on Employment of Foreign Workers in Singapore

The Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”) is administered by the Ministry of Manpower of Singapore and regulates the employment of foreign manpower in Singapore.

In Singapore under Section 5(1) of the EFMA, no person shall employ a foreign worker unless he has obtained in respect of the foreign worker a valid work permit, which allows the foreign worker to work for him. A work pass includes the following: (a) employment pass, for foreign professionals, managers and executives earning at least S$5,000 per month and who have acceptable qualifications; (b) S pass, for mid-level skilled staff who earn at least S$3,150 per month and who meet the assessment criteria; and (c) work permit for foreign worker, for semi-skilled foreign workers.

The foreign worker has to be employed and carrying out duties in respect of his work permit. Singapore employers are subject to foreign manpower quota prescribed by the MOM which seeks to encourage employers to hire local employees. Any person who fails to comply with or contravenes Section 5(1) of the EFMA shall be guilty of an offence and shall be:–

(a)	liable on conviction to a fine of at least S$5,000 and not more than S$30,000 or to imprisonment for a term not exceeding 12 months or to both; and

(b)	on a second and subsequent conviction, be punished –

(i)	in the case of an individual, be punished with a fine of at least S$10,000 and not more than S$30,000 and with imprisonment for a term of not less than one month and not more than 12 months; or

(ii)	in any case, be punished with a fine of at least S$20,000 and not more than S$60,000.

Additionally, the EFMR requires employers of work permit holders, among others, to: (a) bear the costs of medical treatment (unless in excess of the minimum mandatory coverage in certain instances); (b) provide safe working conditions and take such measures as are necessary to ensure the safety and health of the foreign employee; (c) provide acceptable accommodation consistent with any law or governmental regulations; and (d) purchase and maintain medical insurance for inpatient care and day surgery, with coverage of at least S$60,000 (for policies with start date effective on or after 1 July 2023) per every 12-month period (or for such shorter period where the foreign employee’s period of employment is less than 12 months).

Work Injury Compensation Act 2019

The Work Injury Compensation Act 2019 (the “WICA”) which is administered by the Ministry of Manpower of Singapore, applies to workmen across all industries in respect of injuries suffered during the course of their employment and sets out, among others, the amount of compensation they are entitled to and the methods of calculating such compensation. The WICA provides that if a workman suffers any personal injury due to an accident arising out of and in the course of employment, the employer is liable to pay compensation in accordance with the provisions of WICA.

The WICA provides, among other things, that where any person (referred to as a principal) in the course of or for the purposes of their business, enters into a contract with any other person (referred to as the contractor) for the execution of the whole or any part of any work undertaken by the principal, the principal shall be liable to pay any workmen employed in the execution of the work any compensation which he would have been liable to pay if the workman had been directly employed by the principal.

Employers are required to insure and maintain insurance under one or more approved policies with one or more designated insurers against all liabilities that the employer may incur under the WICA in respect of every employee. Failure to do so is an offence punishable by a maximum fine of S$10,000 and/or imprisonment of up to 12 months or if the person is a repeat offender, to a fine not exceeding S$20,000 and/or to imprisonment for a term not exceeding 12 months.

Regulation on Public Schemes

Section 6 of the Inland Revenue Authority of Singapore Act 1992 (“IRASA”) provides that the Inland Revenue Authority of Singapore (“IRAS”) is the authority to administer scheduled public schemes for and on behalf of the Singapore Government or a Singapore statutory body. As provided for in the Second Schedule of the IRASA the applicable scheduled public schemes include the Progressive Wage Credit Scheme (“PWCS”) and Senior Employment Credit. These schemes are not applicable to local government agencies, businesses not registered in Singapore, foreign high commissions, embassies, trade offices and international organizations do not qualify for PWCS.

PWCS

The PWCS is a scheme introduced by the Singapore Government in its Annual Budget of 2022 to provide transitional wage support for employers to adjust to mandatory wage increases for lower-wage workers covered by the Progressive Wage Model and Local Qualifying Salary requirements, and to support employers who voluntarily raise wages of lower-wage workers. Under this scheme, the Singapore Government will co-fund wage increases of eligible resident employees (i.e. Singapore Citizens and Permanent Residents) from 2022 to 2026 of Singapore-registered businesses.

The qualification for PWCS is automatic for the Singapore-registered business so long as the following conditions are met:

1.	the resident employee received CPF contributions from a single employer for at least 3 calendar months in the preceding calendar year;

2.	the resident employee has been on the firm’s payroll for at least 3 calendar months, and the resident employee received CPF contributions from a single employer for at least 3 calendar months in the qualifying year; and

3.	the resident employee has an average monthly wage increase of at least S$100 in the qualifying year.

The payout for the respective year by the Singapore Government to co-fund wage increases for eligible resident employees will be made by the first quarter of the following year so long as the Singapore-registered business meet the aforementioned qualifying conditions. Additional information on the PWCS can be found on the IRAS website.

Senior Employment Credit

The Senior Employment Credit is a scheme introduced by the Singapore Government in its Annual Budget of 2021 to help provide wage offsets to help employers that employ Singaporean workers (i.e. Singapore Citizens) adjust to the higher Retirement Age and Re-employment Age. Higher support will be given for the older age bands.

The qualification for the Senior Employment Credit is automatic for the Singapore-registered business so long as the following conditions are met:

1.	employ employees (Singapore Citizens) aged 60 years and above;

2.	the employee earns below S$4,000 per month; and

3.	the employer has made timely mandatory CPF contributions for the employee.

For wages paid from January to June, employers will receive the payout from the Singapore Government in September the same year. For wages paid from July to December, employers will receive the payout from the Singapore Government in March the following year. Additional information on the Senior Employment Credit can be found on the IRAS website.

Section 17F of the IRASA provides that a person commits an offence if, for the purposes of obtaining, or assisting another person to obtain, any money, credit, rebate or other grant under a scheduled public scheme, the person either gives to a public agency any information that is false or misleading in any material particular; or omits from any application, form or other document given to a public agency any material particular. Any person who contravenes the act is punishable by penalties, fines and/or imprisonment of varying severity, further details regarding the penalties can be found at the Singapore Statutes Online website.

Regulation on Data Protection

The Personal Data Protection Act 2012 of Singapore (the “PDPA”) generally requires organizations to provide notification and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the Personal Data Protection Commission (the “PDPC”) and where applicable, the relevant individuals where the data breach is (or is likely to be) of a significant scale or resulting in (or is likely to result in) significant harm to individuals. Other obligations include accountability, protection, retention, and requirements around the overseas transfers of personal data.

Additionally, prior to sending marketing messages addressed to Singapore telephone numbers, organizations must check the “Do-Not-Call” registries, unless clear and unambiguous consent to such marketing was obtained from the individual.

An organization is required to comply with the following obligations under the PDPA:

(a)	obtain the consent of the individual before collecting, using or disclosing his personal data, save in situations required and authorized under the PDPA or any other written law;

(b)	may collect, use or disclose personal data about an individual only for purposes that a reasonable person would consider appropriate in the circumstances and, if applicable, have been notified to the individual concerned;

(c)	notify the individual of the purpose(s) for which it intends to collect, use or disclose the individual’s personal data on or before such collection, use or disclosure of the personal data;

(d)	upon request, (i) provide an individual with his or her personal data in the possession or under the control of the organization and information about the ways in which the personal data may have been used or disclosed during the past year; and (ii) correct an error or omission in an individual’s personal data that is in the possession or under the control of the organization;

(e)	make a reasonable effort to ensure that personal data collected by or on behalf of the organization is accurate and complete if the personal data is likely to be used by the organization to make a decision that affects the individual concerned or disclosed by the organization to another organization;

(f)	protect personal data in its possession or under its control by making reasonable security arrangements to prevent unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks;

(g)	cease to retain documents containing personal data, or remove the means by which the personal data can be associated with particular individuals as soon as it is reasonable to assume that (i) the purpose for which the personal data was collected is no longer being served by retention of the personal data; and (ii) retention is no longer necessary for legal or business purposes;

(h)	not transfer personal data to a country or territory outside Singapore except in accordance with the requirements prescribed under the PDPA; and

(i)	develop and implement the necessary policies and practices to meet its obligations under the PDPA and make information about its policies and practices available on request.

The PDPC may impose sanctions for certain failures to comply with the PDPA, including the Do-Not-Call requirements. Organizations who contravene provisions of the PDPA may be liable for a financial penalty of (a)(i) up to S$1 million or (ii) in the case of a contravention by an organization whose annual turnover in Singapore exceeds S$10 million, 10% of the annual turnover in Singapore of the organization, and/or (b) imprisonment. The Company has put in place a PDPA policy to ensure that it is compliant with the obligations under the PDPA.

To the best of our Directors’ knowledge, we are in compliance with all the above-mentioned government rules and regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Goh Kwang Yong	54	Chairman of the Board of Directors and Chief Executive Officer
Wan Hwee Chein	53	Director and Chief Operating Officer
Foo Ling Han	42	Chief Financial Officer
Lok Tze Kong	40	Independent Director
Yang Pik Wei	52	Independent Director
Yap Jin Yuan	39	Independent Director

Goh Kwang Yong. Mr. Goh has served as APEX Global’s Chairman of the Board and Chief Executive Officer since May 20, 2025. Mr. Goh is a seasoned professional in the marine industry with extensive experience since 1998. He founded our subsidiary, Jeneric International Pte. Ltd., in 2009, where he successfully drove strategic planning and identified key opportunities for growth. His career is marked by a deep expertise in the marine and oil & gas industries. Prior to establishing our business, Mr. Goh founded the Hypex Group of Companies in Singapore in 2002 and served as its Managing Director until 2009. Earlier in his career, Mr. Goh held multiple roles at Allbest Marine Engineering Pte. Ltd. in Singapore, advancing from Operations Executive to General Manager from 1998 to 2002. Mr. Goh holds a bachelor’s degree in business (banking) from Nanyang Technological University in Singapore, equipping him with a strong foundation in business management and finance.

Wan Hwee Chein. Ms. Wan has served as APEX Global’s director and Chief Operating Officer since May 20, 2025. Ms. Wan is an experienced professional who has accumulated over 20 years of professional experience. In 2009, she joined our subsidiary, Jeneric International Pte. Ltd., as the General Manager, where she has been instrumental in overseeing the administration, purchasing, and human resource functions for the Company and has played a key role in driving our organizational efficiency. Ms. Wan holds a Bachelor of Science (Economics) degree in Management Studies from the University of London, which has equipped her with a strong foundation in monitoring financial performances and streamlining operational procedures.

Foo Ling Han. Mr. Foo has served as APEX Global’s Chief Financial Officer since May 20, 2025. Mr. Foo is an experienced finance professional with nearly 20 years of experience in audit, accounting, and financial reporting. From April 2017 to December 2024, Mr. Foo served as an Audit Manager at Hall Chadwick Assurance PAC (formerly known as Assurance PAC), a Singapore-based public accounting firm, where he led audit engagements for clients across various industries and advised on complex U.S. GAAP, Singapore Financial Reporting Standards (FRS), and International Financial Reporting Standards (IFRS) matters. Prior to that, he held audit and finance roles at several firms in senior positions. Mr. Foo holds a Bachelor of Arts (Hons) degree in Accounting from the University of Bedfordshire.

Lok Tze Kong. Mr. Lok has served as APEX Global’s independent director since May 20, 2025. Mr. Lok has more than ten years of engineering and management experience in industrial sectors. Since May 2021, he has been serving as the financial vice president for Hempel (Malaysia) Sdn. Bhd, where he oversees commercial and finance functions for engineering services across Southeast Asia and supervises overall internal control relating to business operations and financial reporting. From June 2018 to April 2021, he served as an operation manager at Dayang Enterprise Holdings Berhad. From July 2014 to May 2018, Mr. Lok was a senior engineer at Bahru Stainless Sdn Bhd. Mr. Lok earned his Bachelor of Science degree in Mechanical Engineering from Universiti Teknologi Malaysia in 2008, and his Master in Business Administration degree from University of Malaya in 2013. He has also completed annual continuing-professional-development workshops covering International Financial Reporting Standards (IFRS) and basic corporate-reporting requirements in Singapore and Malaysia.

Yang Pik Wei. Mr. Yang has served as APEX Global’s independent director since May 20, 2025. Mr. Yang is the co-founder of Axxel Marketing Pte Ltd, an SME1000 company in Singapore with subsidiaries in Singapore, Malaysia, China and Vietnam. He had been a member of the Board of Directors for Axxel Marketing Pte Ltd for 19 years from 2003 until 2022, and has served as the chief executive officer of Axxel Marketing Pte Ltd since 2018. Mr. Yang graduated from Nanyang Technological University in 1996 with a Bachelor’s Degree in Business Studies (Banking).

Yap Jin Yuan. Mr. Yap has served as APEX Global’s independent director since August 7, 2025. Since March 2022, he has been an engineering advisor with Tenaga Nasional Berhad, a Malaysian public company, reviewing power-plant maintenance plans, equipment records, and safety documentation. From June 2017 to February 2022, he worked as a reliability engineer at Petronas Gas Berhad, a Malaysian public company, coordinating scheduled shutdowns, and preparing compliance reports. Mr. Yap earned a Bachelor of Engineering degree in Mechanical Engineering from UCSI University in 2009.

Other than Goh Kwang Yong and Wan Hwee Chein being spouses, no family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

The rules of Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors consists of five (5) directors, including three independent directors.

A director is not required to hold any shares in APEX Global to qualify to serve as a director of APEX Global. The board of directors of APEX Global may exercise all the powers of APEX Global to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds or other securities, whether outright or as collateral security for any debt, liability or obligation of the company or of any third-party.

A director of APEX Global who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with APEX Global is required to declare the nature of his interest to the board of directors of APEX Global. Following a declaration being made, subject to any separate requirement for any audit committee approval under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Board Committees

APEX Global has established an audit committee, a compensation committee, and a nominating and corporate governance committee of the board of directors of APEX Global. APEX Global has adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

The audit committee of APEX Global consists of three directors, namely, Lok Tze Kong, Yang Pik Wei and Yap Jin Yuan, each of whom satisfies the “independence” requirements under the rules of Nasdaq and SEC. Each member of our audit committee is financially literate. Lok Tze Kong serves as the chairperson of our audit committee. The board of directors of APEX Global has also determined that Lok Tze Kong qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not, however, impose on him any supplemental duties, obligations, or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of ethics and business conduct, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

The compensation committee of APEX Global consists of three directors, namely, Lok Tze Kong, Yang Pik Wei and Yap Jin Yuan, each of whom satisfies the “independence” requirements under the rules of Nasdaq and SEC. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Yang Pik Wei serves as the chairperson of our compensation committee. The compensation committee assists the board of directors of APEX Global in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of APEX Global consists of three directors, namely, Lok Tze Kong, Yang Pik Wei and Yap Jin Yuan, each of whom satisfies the “independence” requirements under the rules of Nasdaq and SEC. Yap Jin Yuan serves as the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors of APEX Global in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under British Virgin Islands law, the directors of APEX Global owe fiduciary duties to APEX Global, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of APEX Global. The directors of APEX Global must also exercise their powers only for a proper purpose. The directors of APEX Global also owe to APEX Global a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in British Virgin Islands. In fulfilling their duty of care to APEX Global, its directors must ensure compliance with the Memorandum and Articles of Association. APEX Global has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the name of APEX Global if a duty owed by the directors of APEX Global is breached. You should refer to “Description of Shares—Differences in Corporate Law” for additional information on our standard of corporate governance under British Virgin Islands law.

The functions and powers of the board of directors of APEX Global include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of APEX Global, including the registering of such shares in the share register of APEX Global.

Terms of Directors and Officers

Directors of APEX Global may be elected by a shareholder resolution. In addition, the board of directors of APEX Global may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director either to fill a casual vacancy on its board or as an addition to the existing board. Officers of APEX Global are elected by and serve at the discretion of the board of directors of APEX Global. The directors of APEX Global are not subject to a term of office and will hold office until such time as they resign or otherwise removed from office by ordinary resolution of the shareholders. A director will cease to be a director automatically if, among other thing, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of British Virgin Islands or any other provisions of our Memorandum and Articles of Association.

Employment Agreements

APEX Global has entered into service agreements with its officers governed under Singapore law in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Under such agreements, each executive officer is employed for an initial term of one (1) year, with automatic renewals on a one-year basis, unless earlier terminated in accordance with the agreement’s terms. The officer’s annual salary is payable in twelve equal monthly installments, and he or she will be eligible to receive an annual performance-based and/or variable bonus, payable in cash and/or shares, as determined by our board of directors and compensation committee in their discretion based on, among other factors, the profitability of the Company. In addition, the agreement provides that the officer will be eligible to participate in any share option or equity incentive plan that may be adopted by the Company, at the discretion of the board of directors and compensation committee.

The agreement also provides that the Company will cover reasonable business expenses, travel expenses, and medical insurance premiums in accordance with the Company’s policies, and will provide additional standard executive benefits, including annual leave and other statutory and discretionary leave entitlements. The agreement is subject to a six-month notice period for termination by either party following the initial term, or payment of six months’ salary in lieu of notice, except where termination is for cause as defined in the agreement. The Company may also terminate the agreement with immediate effect for certain specified grounds, including misconduct, breach of agreement, bankruptcy, or permanent incapacity. The officer is not entitled to any severance payments upon a sale of the Company, nor is the officer entitled to any compensation for loss of office upon termination for any reason.

The officer is subject to customary confidentiality, intellectual property assignment, and restrictive covenant provisions, including non-competition and non-solicitation covenants that apply during employment and for a period of one year following termination of employment.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2025, the aggregate cash compensation and benefits that we paid to our executive officers and directors was approximately S$602,338 (approximately $468,438), including salaries, and employer’s contribution to the Central Provident Fund, a mandatory social security scheme in Singapore funded by contributions from employers and employees. None of our directors or executive officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended December 31, 2025.

2025 Equity Incentive Plan

Purposes of the 2025 Plan

The 2025 Plan is designed to promote the long-term success of APEX Global by encouraging employees, directors and consultants to focus on the Company’s performance, attracting and retaining talent and aligning participants’ interests with shareholders through increased share ownership. It permits grants of award types including incentive share options (“ISOs”), non-statutory share options (“NSOs”), restricted shares, restricted share units (“RSUs”) and share appreciation rights (“SARs”).

Administration

Unless otherwise determined by the board of directors of APEX Global, the 2025 Plan is administered by its compensation committee. The committee has broad powers to determine fair market value, select participants, set the number and terms of awards, interpret the 2025 Plan and accelerate vesting or exercisability, among other discretionary authorities.

Authorized Shares

Subject to the adjustment provisions contained in the 2025 Plan, a total of 5,000,000 Class A Ordinary Shares are reserved for issuance pursuant to the 2025 Plan. If restricted shares or shares issued upon the exercise of options under the 2025 Plan are forfeited or repurchased, then such shares shall again become available for awards under the 2025 Plan. If RSUs, options or SARs under the 2025 Plan are forfeited or terminated for any other reason before being exercised or settled, then the corresponding Class A Ordinary Shares shall again become available for awards under the 2025 Plan.

Share Options (ISOs and NSOs)

Share options may be granted under the 2025 Plan. Except with respect to substitute awards granted in connection with certain corporate transactions, the per share exercise price of options granted under the 2025 Plan must be equal to at least 100% of the fair market value of a Class A Ordinary Share of APEX Global on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of APEX Global’s (or any of its parents’ or subsidiaries’) outstanding shares, the term of an incentive share option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Class A Ordinary Share on the grant date of APEX Global. The administrator will determine the methods of payment of the exercise price of an option, which shall be cash or cash equivalents, or, if the administrator permits, by share surrender or other methods. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to termination of service for cause, the option will terminate upon such cessation of services. If such cessation is due to death or disability, the vested portion of the option will remain exercisable for twelve (12) months. In all other cases, in the absence of a specified time in an award agreement, the vested portion of the option will remain exercisable for three (3) month following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2025 Plan, the administrator determines the terms of options. Until the Class A Ordinary Shares are issued (as evidenced by the appropriate entry in the Register of Members of APEX Global), the participant will not have any right to vote or receive dividends or have any other rights as a shareholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as otherwise provided in the 2025 Plan.

Restricted Shares

Each award will be evidenced by an award agreement. The award agreement sets the number of shares, period of restriction, purchase price (if any), vesting criteria and transfer restrictions. The Company may hold certificates until restrictions lapse. During the restriction period, restricted shares are subject to forfeiture if vesting conditions are not met; the administrator may waive any vesting conditions or shorten the restriction period. Restricted shares may be sold for any form of consideration (cash, property, promissory notes, past or future services) and may be issued in exchange for cancelled options or SARs. Holders of restricted shares have full voting rights and receive dividends during the restriction period; any dividend shares are subject to the same vesting and forfeiture conditions. Restricted shares generally cannot be transferred until vesting conditions are satisfied; restrictions are removed once vesting is achieved.

Restricted Share Units (RSUs)

RSUs may be granted under the 2025 Plan. Award agreements specify the number of units, vesting criteria, form of payout and such other terms and conditions. During the restriction period, RSUs are subject to forfeiture. The administrator may waive the forfeiture or shorten the period. Payment of vested RSUs occurs at the time and in the manner specified in the award agreement. RSUs may be settled in cash equal to the market value of the underlying shares, in shares or a combination. Participants have no voting or dividend rights until shares are actually issued.

Share Appreciation Rights (SARs)

SARs may be granted under the 2025 Plan. SARs allow the recipient to receive the appreciation in the fair market value of APEX Global Class A Ordinary Shares between the exercise date and the date of grant. The exercise price may not be less than the fair market value of a share on the grant date, and no SAR may be exercised after the tenth anniversary of the grant date. Payment upon exercise may be made in cash, shares or a combination, as the administrator decides.

Adjustments, Corporate Transactions and Change-in-Control

The administrator may adjust the number and type of shares and other terms of outstanding awards to reflect dividends, share splits or similar events. In a dissolution or liquidation, awards terminate immediately before the transaction. Upon a change in control, the administrator may (i) accelerate vesting; (ii) have awards assumed by the acquirer; (iii) substitute with awards of the surviving entity; (iv) make awards fully exercisable and require exercise before the closing; or (v) cancel options and SARs in exchange for cash equal to the excess of fair market value over exercise price and cancel RSUs for cash equal to fair market value of the underlying shares.

Non-Transferability of Awards

Awards granted under the 2025 Plan are generally non-transferable and may be exercised during the participant’s lifetime only by the participant. Any shares issued pursuant to an award will be registered in the participant’s name and remain subject to the terms of the applicable award agreement. Limited exceptions permit transfers, upon notice to the administrator, to certain family members (as defined under SEC Rule 701) by gift, to a trust established solely for tax planning purposes, or pursuant to a qualified domestic relations order.

Forfeiture and Clawback

Awards granted under the 2025 Plan, and any proceeds received in respect of such awards, are subject to the Company’s clawback policy, as may be adopted or amended from time to time, in order to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, applicable stock exchange listing standards, and other applicable laws and regulations. The clawback may include, where permitted by law, the recoupment of compensation through future deductions from salary, bonuses or other compensation. Acceptance of an award constitutes the participant’s agreement to these clawback provisions as a condition of the award.

Amendment or Termination

The 2025 Plan became effective as of August 13, 2025. The 2025 Plan will expire on, and no award may be granted pursuant to the 2025 Plan after, the tenth (10th) anniversary of August 13, 2025. Any awards that are outstanding on the tenth (10th) anniversary of August 13, 2025 shall remain in force according to the terms of the 2025 Plan and the applicable award agreement.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of ethics and business conduct, which is filed as an exhibit to this registration statement and applicable to all of our directors, officers and employees. We will make our code of ethics and business conduct publicly available on our website prior to the closing of this public offering.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of 5% or more of our outstanding Ordinary Shares of each class (Class A Ordinary Shares or Class B Ordinary Shares). The following table assumes that the underwriters have not exercised the over-allotment option.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o APEX Global Solutions Limited, 1 Tuas View Place, #03-14, Westlink One, Singapore 637433.

	Beneficial Ownership(1)		Percent of	Percent of	Percent of Total Voting	Percent of Total Voting
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares(2)	Class B Ordinary Shares(3)	Shares Prior to Offering(4)	Shares After Offering(4)(5)
Directors and Executive Officers:
Goh Kwang Yong, Chairman and Chief Executive Officer(6)	10,000,000	3,750,000	47.1%	100%	88.3%	86.1%
Wan Hwee Chein, Director and Chief Operating Officer(6)	10,000,000	3,750,000	47.1%	100%	88.3%	86.1%
Foo Ling Han, Chief Financial Officer	-	-	*	*	*	*
Lok Tze Kong, Director	-	-	*	*	*	*
Yang Pik Wei, Director	-	-	*	*	*	*
Yap Jin Yuan, Director	-	-	*	*	*	*
All directors and executive officers as a group	10,000,000	3,750,000	47.1%	100%	88.3%	86.1%

Other Principal Shareholders:
Triggen Holdings Limited(7)	2,207,500	-	10.4%	*	2.3%	1.0%
Jeneric Holdings(6)	10,000,000	3,750,000	47.1%	100%	88.3%	86.1%

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 21,250,000 Class A Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Shares are entitled to one (1) vote per share.

(3)	Based on 3,750,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class B Ordinary Shares are entitled to twenty (20) votes per share. Pursuant to our Memorandum and Articles of Association, Class B Ordinary Shares are convertible into Class A Ordinary Shares at the option of the holder on a 1:1 basis.

(4)	Percentage of Total Voting Shares represents total ownership with respect to all Class A Ordinary Shares and Class B Ordinary Shares, which vote together as a single class on all matters.

(5)	Based on 23,750,000 Class A Ordinary Shares outstanding upon completion of this offering, assuming the underwriters do not exercise its over-allotment, and 3,750,000 Class B Ordinary Shares issued and outstanding.

(6)	Represents 10,000,000 Class A and 3,750,000 Class B Ordinary Shares held by Jeneric Holdings Pte. Ltd. Goh Kwang Yong is the sole director and the controlling shareholder of Jeneric Holdings, and has voting and dispositive power over the securities held by Jeneric Holdings. Mr. Goh disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Wan Hwee Chein and Mr. Goh are spouses.

(7)	The registered address of Triggen Holdings Limited is Asia Leading Chambers, Road Town, Tortola VG1110, British Virgin Islands. Ang Yaw Chung is the sole director and owner of Triggen Holdings Limited, exercises voting and dispositive power over the securities it holds, and is deemed the beneficial owner of such securities. Its percent of total voting shares after this offering reflects its sale of 1,250,000 Class A Ordinary Shares in the offering as the Selling Shareholder. For more information, please see “—Selling Shareholder” below.

As of the date of this prospectus, to our knowledge, none of our outstanding Ordinary Shares are held in the United States. Except for the Class B Ordinary Shares held by Jeneric Holdings Pte. Ltd., none of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Selling Shareholder

This prospectus covers the offering of 1,250,000 Class A Ordinary Shares by the Selling Shareholder, Triggen Holdings Limited. This prospectus and any prospectus supplement will only permit the Selling Shareholder to sell the number of Class A Ordinary Shares identified in the column “Number of Class A Ordinary Shares to be Sold.” The Class A Ordinary Shares owned by the Selling Shareholder are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Selling Shareholder the opportunity to sell those Class A Ordinary Shares to the underwriters.

Neither the Selling Shareholder, nor any of its affiliates, officers, directors or principal equity holders, has had any position, office or other material relationship with the Company or any of its predecessors or affiliates during the past three years.  The Selling Shareholder is not a broker-dealer or an affiliate of a broker-dealer.

All information with respect to ownership of our Class A Ordinary Shares by the Selling Shareholder has been furnished by or on behalf of the Selling Shareholder. Based on information supplied by the Selling Shareholder, we believe that, except as may otherwise be indicated in the footnotes to the table below, the Selling Shareholder have sole voting and dispositive power with respect to the Class A Ordinary Shares reported as beneficially owned by them. Unless otherwise indicated in the footnotes, shares in the table refer to our Class A Ordinary Shares. Beneficial ownership of our Class A Ordinary Shares by the Selling Shareholder is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

The following table sets forth the name of the Selling Shareholder, the number and percentage of Class A Ordinary Shares beneficially owned by the Selling Shareholder, the number of Class A Ordinary Shares that may be sold in this offering and the number and percentage of Class A Ordinary Shares the Selling Shareholder will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholder. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholder.

Name of Selling Shareholder	Class A Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership of Class A Ordinary Shares Prior to Offering(1)	Number of Class A Ordinary Shares to be Sold	Number of Class A Ordinary Shares Owned After Offering	Percentage Ownership of Class A Ordinary Shares After Offering(1)
Triggen Holdings Limited(2)	2,207,500	10.4%	1,250,000	957,500	4.0%

(1)	Based on 21,250,000 Class A Ordinary Shares issued and outstanding immediately prior to the offering and based on 23,750,000 Class A Ordinary Shares to be issued and outstanding immediately after the offering.

(2)	The registered address of Triggen Holdings Limited is Asia Leading Chambers, Road Town, Tortola VG1110, British Virgin Islands. Ang Yaw Chung is the sole director and owner of Triggen Holdings Limited, exercises voting and dispositive power over the securities it holds, and is deemed the beneficial owner of such securities.

RELATED PARTY TRANSACTIONS

A related party is defined as any person who is or was (since the beginning of the last three fiscal years, even if such person does not presently serve in that role) (a) an enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; (b) an associate, which is an unconsolidated enterprise in which the Company has a significant influence or which has significant influence over the Company; (c) an individual owning, directly or indirectly, more than 10% of any class of the Company’s voting securities, and immediate family members of such individual; (d) an executive officer, director or nominee for director of the Company and immediate family members of such individual; and (e) an enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence (which includes enterprises owned by directors or major shareholders of the Company and enterprises that have a member of key management in common with the Company).

Set forth below are the related party transactions that we have entered into during the past three fiscal years and up to the date of this prospectus.

	Fiscal years ended December 31,				Six months ended June 30,
Nature of transactions	2024	2024	2023	2022	2025	2025
	US$	S$	S$	S$	US$	S$

Revenue (1)
- Jebs Enterprise Pte. Ltd.	-	-	360,000	687,000	-	-
- PT Jeneric Jaya *	35,136	48,000	-	-	-	-

Purchase of plant and equipment (2)
- Jebs Enterprise Pte. Ltd.	-	-	-	360,000	-	-

Rental of equipment (3)
- Jebs Enterprise Pte. Ltd. *	808,043	1,103,884	1,080,969	1,085,314	236,596	300,936

Gain on disposal of plant and equipment / right-of-use assets (4)
- Jebs Enterprise Pte. Ltd. *	81,331	111,107	27,763	-	-	-

*	Companies in which Mr. Goh Kwang Yong is a common director, and over which he exercises control.

(1)

In 2022 and 2023, we rented used blasting equipment related to corrosion prevention services to Jebs Enterprise amounting to S$687,000 and S$360,000, respectively. These transactions were conducted on an ad-hoc basis based on the operational needs of Jebs Enterprise at the time. The equipment leased was part of our used plant and equipment and was not in active use by us during the relevant periods.

In 2024, we seconded one office employee to PT Jeneric Jaya to perform management functions. The total amount for the secondment was S$48,000 for the year. This amount includes salary, statutory contributions, and overhead allocations. The seconded employee remained on our payroll, and PT Jeneric Jaya reimbursed us for the related costs.

(2)	On December 31, 2022, we purchased two units of used blasting equipment from Jebs Enterprise for a total consideration of S$360,000. The equipment was acquired for use in our core operations related to corrosion prevention services. The purchase price was determined considering the equipment’s age, condition, and the prevailing market value for similar machinery. The equipment was transferred with full title and free from any encumbrances.

(3)

 Jebs Enterprise has been our largest supplier, which accounted for 54%, 42% and 37% of our total purchases in 2024 and 2023, and the six months ended June 30, 2025, respectively. We have entered into a master equipment lease agreement with Jebs Enterprise, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Jebs Enterprise is directly owned by Jeneric Holdings, which holds all of the outstanding Class B Ordinary Shares and 10,000,000 Class A Ordinary Shares of APEX Global.

The master equipment lease agreement with Jebs Enterprise establishes the framework under which each of our six Singaporean subsidiaries acts as a lessee and leases various equipment from Jebs Enterprise on an ongoing basis. Under the master agreement, individual lease agreements are also required to be executed by and between Jebs Enterprise and each of these six subsidiaries, specifying the particular equipment to be leased, the rental period, and the rental fees applicable to each transaction. The obligations of each subsidiary as a lessee under the master agreement are several and not joint, meaning that each subsidiary is responsible only for its own obligations and not those of any other lessee. The agreement expressly provides that the lessees are not considered a partnership, association, or joint venture, and that each subsidiary should independently negotiate and enter into its individual lease arrangement with Jebs Enterprise. The agreement is governed by the laws of Singapore and includes an arbitration clause requiring that any disputes be resolved by arbitration administered by the Singapore International Arbitration Centre. The agreement remains in effect for as long as any individual lease agreement is outstanding.

The individual equipment lease agreements between Jebs Enterprise and each of our Singaporean subsidiaries provide for the lease of specified equipment for an initial three-year term and shall automatically renew for an additional one-year term on the same terms and conditions unless either party provides written notice of its intention not to renew at least thirty (30) days prior to the expiry of the term. Rental fees are based on actual usage and agreed in writing before each rental period, with payment due within thirty (30) days of invoice. Title to the equipment remains with Jebs Enterprise, while risk of loss or damage passes to the lessee upon delivery and remains until return. Lessees must maintain and operate the equipment properly, are prohibited from transferring or encumbering it, and must return it at the end of the rental period or upon termination. The lease may be terminated by the lessee with 30 days’ written notice, by the lessor for uncured breach, or automatically in the event of a total loss of the equipment.. These agreements are governed by Singapore law and require arbitration of disputes at the Singapore International Arbitration Centre.

(4)	During 2023 and 2024, we entered into a series of asset disposal transactions with Jebs Enterprise involving the sale of used equipment. These transactions were conducted based on management’s assessment of fair market value, considering the condition, age, and usage of the equipment. The details are as follows:

(a)	On January 31, 2023, we sold four units of used blasting equipment to Jebs Enterprise for a total consideration of S$720,000, with an aggregate carrying amount of S$704,907.

(b)	On November 19, 2023, we sold one unit of used air-cooler dehumidifier for S$38,500, with a carrying amount of S$25,830.

(c)	On January 2, 2024, we sold three units of used high-pressure pumps for a total consideration of S$435,000, with an aggregate carrying amount of S$379,864.

(d)	On October 16, 2024, we sold two units of used high-pressure pumps for a total consideration of S$200,000, with an aggregate carrying amount of S$165,750.

(e)	On December 31, 2024, we sold two units of used high-pressure pumps for a total consideration of S$320,000, with an aggregate carrying amount of S$298,279.

The total gain on disposal recognized in 2023 and 2024 was S$27,763 and S$111,107, respectively. The equipment sold consisted of functional equipment that had been partially depreciated, and the gains from these disposals were recognized as other income in our financial statements.

Advances Among Related Parties

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Due from related parties
- Jeneric Holdings Pte. Ltd. *	1,975,600	2,698,907	1,552,426
- Jebs Enterprise Pte. Ltd. *	-	-	777,600
	1,975,600	2,698,907	2,330,026

Due to related parties
- Jeneric Holdings Pte. Ltd. *	-	-	399,117
- Jebs Enterprise Pte. Ltd. *	40,553	55,400	66,960
	40,553	55,400	466,077

The amounts due from and due to related parties in the table above represent advances made for operational purposes, such as funding day-to-day business activities, supporting working capital needs, and facilitating timely payments for goods and services on behalf of entities within our Company or the related party. These advances are typically provided to ensure smooth business operations and to address short-term liquidity requirements. The balances arising from these transactions are unsecured, interest-free, and repayable on demand without any formal agreement or fixed repayment schedule.

During 2023 and 2024, we made advances to related parties, net of repayments, amounting to S$378,288 and S$779,558 (approximately US$570,636), respectively.

The amount due from Jeneric Holdings as of December 31, 2024, was settled through (i) a dividend declared in the amount of $2,592,688 on January 1, 2025, and (ii) a cash payment of $106,219 received on April 24, 2025. As such, the amount due to Jebs Enterprise Pte. Ltd. was settled on April 24, 2025.

Since such settlement, we have not provided any additional advances to related parties and do not expect to provide advances to related parties going forward. This change reflects our current financial policies, which are focused on minimizing advances and maintaining a clearer separation of financial resources with related parties.

Office Lease

Our principal executive office is located at 1 Tuas View Place, #03-14, Westlink One, Singapore 637433. Our principal executive office is leased from Jebs Enterprise Pte. Ltd., a company controlled by Mr. Goh Kwang Yong, our Chief Executive Officer and Chairman, at no cost.

Life Insurance

On March 25, 2021 and June 6, 2024, the Company purchased two life insurance policies for Mr. Goh Kwang Yong, the Chief Executive Officer and Chairman of APEX Global, which took effect as of March 18, 2021 and June 3, 2024. The policy owners and beneficiaries are our subsidiaries Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd., and the insured individual is Mr. Goh Kwang Yong. The premiums paid on commencement date for the two policies were S$150,006 (approximately $109,804) and $20,755, respectively.

Share Issuances

On April 29, 2025, Chong Kee Min, a former director of APEX Global, acquired 50,000 shares of APEX Global from the then existing shareholder for consideration of $50,000. On April 30, 2025, such 50,000 shares held by Chong Kee Min were converted into 50,000 Class A Ordinary Shares. Chong Kee Min resigned as a director of APEX Global on August 7, 2025.

On May 20, 2025, Jeneric Holdings, APEX Global, and Ascendo entered into a Share Swap Agreement, pursuant to which Jeneric Holdings agreed to transfer to APEX Global all the issued shares of Ascendo. As consideration for the shares of Ascendo, APEX Global agreed to allot and issue 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On or around the same date, APEX Global completed the acquisition of Ascendo and issued 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On June 12, 2025, Jeneric Holdings converted 20,000,000 Class B Ordinary Shares into 20,000,000 Class A Ordinary Shares on a 1:1 basis.

On September 4, 2025, each record owner of APEX Global’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged. Following the surrender and retirement, Jeneric Holdings owns 10,000,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares of the Company.

Employment Agreements

See “Management—Employment Agreements.”

Compensation of Directors and Officers

See “Management—Compensation of Directors and Officers.”

DESCRIPTION OF SHARES

APEX Global is a BVI business company with limited liability and its affairs are governed by its Memorandum and Articles of Association, and the BVI Companies Act, and the common law of British Virgin Islands.

As of the date of this prospectus, APEX Global is authorized to issue unlimited shares with no par value consisting of Class A Ordinary Shares and Class B Ordinary Shares. The Class A Ordinary Shares and the Class B Ordinary Shares are collectively referred to as the Ordinary Shares below.

 As of the date of this prospectus, there are 21,250,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding.

Upon the closing of this offering, APEX Global will have 23,750,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding, or 24,125,000 Class A Ordinary Shares and 3,750,000 Class B Ordinary Shares issued and outstanding if the underwriters exercise the over-allotment option in full.

APEX Global’s Memorandum and Articles of Association

The following are summaries of certain material provisions of our Memorandum and Articles of Association and of the BVI Companies Act, insofar as they relate to the material terms of the Ordinary Shares.

Objects of APEX Global. Under our Memorandum and Articles of Association, the objects of APEX Global are unrestricted, and APEX Global is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 28(2) of the BVI Companies Act.

Ordinary Shares. Holders of the Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. The Ordinary Shares are issued in registered form and are issued when registered in APEX Global’s register of members. APEX Global may not issue shares to bearer. Shareholders who are non-residents of British Virgin Islands may freely hold and vote their shares.

Conversion. Each Class B Ordinary Share is convertible into one Class A Ordinary Share on a 1:1 basis at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Distributions. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Companies Act.

Voting Rights. Any action required or permitted to be taken by the shareholders must be effected at a duly called general meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Ordinary Share which such shareholder holds and 20 votes for each Class B Ordinary Share which such shareholder holds. Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall vote together as a single class, on all matters that require shareholders’ approval. A resolution to be passed at a meeting by the shareholders requires the affirmative vote of a majority of the votes cast by those shareholders who are present and voting at the meeting.

General Meetings of Shareholders. APEX Global must provide not less than five (5) days’ notice of all meetings of shareholders to those persons whose names appear as shareholders in the register of members on the date of the notice is given and are entitled to vote at the meeting. Our board of directors shall call a meeting of the shareholders upon the written request of shareholders holding at least 30% of voting rights. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver on his part.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than one-third of the votes of Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day at the same time and place or to such other time and place as the board of directors may determine, and if shareholders representing not less than one-third of the votes of the Ordinary Shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board of directors is not present then the shareholders present shall choose a shareholder to chair the meeting of shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Articles of Association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Transfer of Ordinary Shares. Subject to the restrictions contained in our Memorandum and Articles of Association, shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by the board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Liquidation. The BVI court has authority under the Insolvency Act of the BVI to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

A BVI business company may enter into voluntary liquidation under the BVI Companies Act if it has no liabilities or is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities.

Calls on Shares and Forfeiture of Shares. The board of directors of APEX Global may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Purchase or redemption of Ordinary Shares. Subject to the provisions of the BVI Companies Act, the board of directors of APEX Global may purchase, redeem or otherwise acquire and hold its own shares on such terms and in such manner as may be determined by our Memorandum and Articles of Association and subject to any applicable requirements imposed from time to time by, the BVI Companies Act, the SEC, or by any recognized stock exchange on which our securities are listed.

Variations of Rights of Shares. If at any time the shares of APEX Global are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, (i) with the written consent of the holders of the majority of the issued shares of that class or (ii) by a resolution of shareholders of that class.

Issuance of Additional Shares. Our Memorandum and Articles of Association authorize its board of directors to issue additional Ordinary Shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Under the BVI Companies Act, holders of our shares are entitled, upon giving written notice to us, to inspect (i) our Memorandum and Articles of Association, (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of our shareholders, and to make copies and take extracts from these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Differences in Corporate Law

The BVI Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the BVI Companies Act and the current Companies Act of England. In addition, the BVI Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the BVI Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The laws of the BVI, two or more BVI companies may merge or consolidate in accordance with section 170 of the BVI Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, then (among other things) the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the Memorandum and Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting held to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the surviving or consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits. The BVI Companies Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Companies Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Companies Act or the company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders may also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

Indemnification of Directors and Executive Officers and Limitation of Liability. British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that that APEX Global shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of APEX Global’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning APEX Global or its affairs in any court whether in British Virgin Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of British Virgin Islands law, a director of a BVI business company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a British Virgin Islands business company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in British Virgin Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our post offering articles of association and may be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

BVI law and our Memorandum and Articles of Association provide our shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be convened may request that the directors shall requisition a shareholders’ meeting. As a BVI business company, we are not obliged by law to call an annual general meeting of shareholders, however our Memorandum and Articles of Association do permit the directors to convene meetings of the shareholders at such times as the director considers necessary or desirable.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of British Virgin Islands but our Articles of Association do not provide for cumulative voting. As a result, shareholders of APEX Global are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Our Articles of Association provide that a director of APEX Global may be removed from office by a resolution of shareholders or by resolution of directors. A resolution for the removal of a director may only be passed at a meeting called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the BVI Companies Act and our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of shareholders or (subject to section 199(2) of the BVI Companies Act) a resolution of directors.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under British Virgin Islands law and our Articles of Association, if our authorized shares are divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued Shares in that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the BVI Registry of Corporate Affairs.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Ordinary Shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

See the section titled “Corporate History and Structure.”

Listing

We have applied to list our Class A Ordinary Shares on Nasdaq under the symbol “APEX.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be finally approved for listing on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Transhare Corporation. The transfer agent and registrar’s address is 17755 North US Highway 19 Suite 140, Clearwater, Fl 33764.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have issued and outstanding 23,750,000 Class A Ordinary Shares (or 24,125,000 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full). All of the Class A Ordinary Shares sold in this offering will be freely transferable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders. Sales of substantial amounts of the Class A Ordinary Shares in the public market could adversely affect prevailing market prices of Class A Ordinary Shares. All outstanding Class A Ordinary Shares prior to this offering are “restricted securities” as that term is defined in Rule 144 and may be sold only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act such as those provided in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted Class A Ordinary Shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. All of the Class A Ordinary Shares sold by the Selling Shareholder will be freely transferable when acquired by persons other than our “affiliates” without restriction or further registration under the Securities Act. This prospectus may not be used in connection with any resale of the Class A Ordinary Shares acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 of the Securities Act, a person or entity that has beneficially owned the Class A Ordinary Shares for at least six months and is not our “affiliate” will be entitled to sell the Class A Ordinary Shares, subject only to the availability of current public information about us, and will be entitled to sell Class A Ordinary Shares held for at least one year without any restriction. A person or entity that is our “affiliate” and has beneficially owned Class A Ordinary Shares for at least six months will be able to sell, within a rolling three month period, the number of Class A Ordinary Shares that does not exceed the greater of the following:

(i)	1% of the then outstanding Class A Ordinary Shares; and

(ii)	the average weekly trading volume of Class A Ordinary Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, directors or consultants who purchases the Class A Ordinary Shares from us pursuant to a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Class A Ordinary Shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, such as the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

See “Underwriting—Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of the Class A Ordinary Shares. However, we cannot predict what effect, if any, future sales of the Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of the Class A Ordinary Shares from time to time. Sales of substantial amounts of the Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Class A Ordinary Shares.

The underwriters have agreed to waive the lock-up requirement for the Class A Ordinary Shares being sold by the Selling Shareholder in this offering.

TAXATION

The following sets forth material British Virgin Islands, Singapore and U.S. federal income tax consequences of an investment in the Class A Ordinary Shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders who are not tax resident in the British Virgin Islands.

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the Ordinary Shares in the Company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not residents of the BVI with respect to any shares, debt obligations or other securities of the Company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of the stamp duty in the BVI provided they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its shareholders.

BVI Economic Substance

The British Virgin Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union regarding offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ESA”) came into force in the British Virgin Islands introducing certain economic substance requirements for British Virgin Islands tax resident companies which are engaged in certain “relevant activities”. However, it is anticipated that the Company as a “purely equity holding equity” will only be subject to more limited substance requirements.

Singapore Taxation

Dividend Distributions

Singapore adopted the one-tier corporate tax system beginning on January 1, 2003. Under the one-tier corporate tax system, the tax paid by a Singapore resident company on its corporate profits is a final tax. Dividends payable by the Singapore resident company to its shareholders are exempt from Singapore income tax in the hands of the shareholders.

There is no withholding tax on the dividend payments to both resident and non-resident shareholders.

Foreign shareholders receiving tax exempt (one-tier) dividends are advised to consult their tax advisors to take into account the tax laws of their respective countries of residence and the applicability of any double taxation agreement which their country of residence may have with Singapore.

Corporate Income Tax

Corporate taxpayers (both resident and non-resident) are subject to Singapore income tax on income accrued in or derived from Singapore (i.e. Singapore-sourced) and income received in Singapore from outside Singapore (i.e. foreign-sourced income received or deemed received in Singapore) unless specifically exempt from income tax.

Foreign-sourced income is deemed to be received in Singapore when it is:

(a)	remitted to, transmitted or brought into Singapore;

(b)	used to pay off any debt incurred in respect of a trade or business carried on in Singapore; or

(c)	used to purchase any movable property brought into Singapore.

Foreign-sourced income in the form of branch profits, dividends and service fee income (“specified foreign income”) received or deemed received in Singapore by a Singapore tax resident company are exempted from Singapore tax provided that the following qualifying conditions are met:

(a)	such income is subject to tax of a similar character to income tax under the law of the territory from which such income is received;

(b)	at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received is at least 15.0%; and

(c)	the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the recipient of the specified foreign income.

The prevailing corporate income tax rate in Singapore is 17.0%, which applies to both local and foreign companies. With effect from the year of assessment 2020, 75% of up to the first S$10,000, and 50% of up to the next S$190,000 of a company’s chargeable income (otherwise subject to normal taxation) is exempt from corporate tax. The remaining chargeable income that exceeds S$200,000 will be fully taxable at the prevailing corporate tax rate.

For the year of assessment 2024, corporate taxpayers were entitled to corporate income tax rebates of 50% of the corporate tax payable (which were capped at S$40,000 less the corporate income tax rebate cash grant of S$2,000 where applicable.) To be applicable for the rebate cash grant, a company must be active and have at least one local employee. The corporate income tax rebate will apply to income taxed at a concessionary tax rate but will not apply to income that is subject to a final withholding tax. Similarly, for the year of assessment 2025, a corporate income tax rebate of 50% of the corporate tax payable will be granted to all taxpaying companies, whether tax resident or not, with a rebate cash grant of S$2000 where applicable. As such, the total maximum benefits of corporate income tax rebate and rebate cash grant that a company may receive is S$40,000.

A company is regarded as a tax resident in Singapore if the control and management of its business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Generally, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board meetings in Singapore may not be sufficient and other factors will be considered to determine if the control and management of the business is indeed exercised in Singapore. The place of incorporation of a company is not necessarily indicative of the tax residency of a company.

U.S. Federal Income Taxation

The following summarizes the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the Class A Ordinary Shares. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire our Class A Ordinary Shares.

This discussion applies only to a U.S. Holder that acquires the Class A Ordinary Shares in this offering and holds the Class A Ordinary Shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the net investment income tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	securities dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding Class A Ordinary Shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners or investors;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own Class A Ordinary Shares representing 10% or more of the voting power or value; or

●	persons holding Class A Ordinary Shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns Class A Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Class A Ordinary Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our Class A Ordinary Shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. The United States currently has no tax treaty with either the British Virgin Islands or Singapore.

As used herein, a “U.S. Holder” is a beneficial owner of the Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Class A Ordinary Shares in their particular circumstances.

Taxation of Distributions

Except as described below under “—Passive Foreign Investment Company Rules,” distributions paid on the Class A Ordinary Shares, other than certain pro rata distributions of Class A Ordinary Shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, and subject to the passive foreign investment company rules described below, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of receipt by the U.S. Holder. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. Dollars on such date. If the dividend is converted into U.S. Dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. Dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes.

Sale or Other Taxable Disposition of Class A Ordinary Shares

Except as described below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition of the Class A Ordinary Shares in an amount equal to the difference between the amount realized on the sale or exchange or other taxable disposition and the U.S. Holder’s tax basis in the Class A Ordinary Shares disposed of, in each case as determined in U.S. Dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the Class A Ordinary Shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which in turn is based on the expected price of our shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. We will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the Class A Ordinary Shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries were also a PFIC (any such entity referred to as a Lower-tier PFIC), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds Class A Ordinary Shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its Class A Ordinary Shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its Class A Ordinary Shares exceed 125% of the average of the annual distributions on Class A Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if the Class A Ordinary Shares were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The Class A Ordinary Shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the shares were traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the Class A Ordinary Shares are approved for listing, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Class A Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Class A Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class A Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income, and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Class A Ordinary Shares will be treated as discussed under “—Taxation of Distributions” above.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, which if available could materially affect the tax consequences of the ownership and disposition of the Class A Ordinary Shares if we were a PFIC for any taxable year. Therefore, U.S. Holders will not be able to make such elections.

If we were a PFIC for any taxable year during which a U.S. Holder owns Class A Ordinary Shares, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder owns Class A Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any Class A Ordinary Shares, the U.S. Holder would generally be required to file annual reports with the U.S. Internal Revenue Service (“IRS”). U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Class A Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of Class A Ordinary Shares, unless the Class A Ordinary Shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the Class A Ordinary Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

British Virgin Islands

We are incorporated under the laws of the British Virgin Islands as a BVI business company limited by shares. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands entity, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States, in Singapore. In addition, all our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. In particular, all our directors and officers are nationals or residents of Singapore and Malaysia. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Harney Westwood & Riegels, our counsel as to BVI law, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney Westwood & Riegels that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the BVI. We have also been advised by Harney Westwood & Riegels that the courts of the BVI would treat a final and conclusive monetary judgment for a definitive sum obtained against us in the U.S. federal or state courts as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that (a) such U.S. federal or state courts had jurisdiction in the matter and we either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process, (b) the judgment given by such U.S. federal or state courts was not in respect of penalties, fines, taxes or similar fiscal or revenue obligations, (c) in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of such U.S. federal or state courts, (d) recognition or enforcement in the BVI would not be contrary to public policy, and (e) the proceedings pursuant to which judgment was obtained were not contrary to the principles of natural justice.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against it under the federal or state securities law of the United States.

Singapore

Shook Lin & Bok LLP, our counsel as to Singapore law, has advised us that there is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to fundamental public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. Singapore courts would not recognize or enforce judgments against us, our Directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

UNDERWRITING

We will enter into an underwriting agreement with US Tiger Securities, Inc., as representative of the several underwriters in this offering (the “Representative”), and the Selling Shareholder, with respect to the Class A Ordinary Shares to be sold in this offering. Subject to certain conditions, we and the Selling Shareholder have agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the number of Class A Ordinary Shares provided below opposite their respective names at the initial public offering price less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below.

Underwriters	Number of Class A Ordinary Shares
US Tiger Securities, Inc.	3,750,000
Total	3,750,000

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 375,000, or 15%, additional Class A Ordinary Shares sold by us at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriters are offering the Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and the Selling Shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken.

Underwriting Discounts and Expenses

The underwriting discounts are equal to 7.0% of the initial public offering price.

The following table shows the assumed public offering price, underwriting discount, and proceeds, before expenses, to us.

	Per Class A Ordinary Share	Total Without Exercise of Over-Allotment(2)	Total With Exercise of Over-Allotment
Assumed initial public offering price	$4.00	$10,000,000	$11,500,000
Underwriting discounts to be paid by us(1)	$0.28	$700,000	$805,000
Underwriting discounts to be paid by the Selling Shareholder(1)	$0.28	350,000	350,000
Proceeds, before expenses, to us	$3.72	$9,300,000	$10,695,000
Proceeds, before expenses, to the Selling Shareholder	$3.72	4,650,000	4,650,000

(1)	The underwriting discounts are equal to 7% of the initial public offering price set forth on the cover of this prospectus.

(2)	Assuming no exercise of the over-allotment option granted to the underwriters.

We have agreed to reimburse the Representative for certain out-of-pocket expenses incurred by it up to an aggregate of $230,000 (including the Advance, as defined below), including fees and disbursements of its counsel, with respect to this offering. We have paid an expense deposit of $60,000 (the “Advance”) to the Representative, which will be applied against the out-of-pocket accountable expenses that will be reimbursed by us in connection with this offering. Any portion of the Advance payment will be returned to us in the event it is not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We and the Selling Shareholder have also agreed to pay to the Representative a non-accountable expense allowance equal to 1% of the gross proceeds raised in this offering at closing.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, the underwriters expense reimbursement and the non-accountable expense allowance, will be approximately $1,307,687.

Escrow Account

We have agreed to establish and maintain an SEC compliant offering deposit or escrow account with the financial institution as designated by the Company and Representative, and we have agreed to deposit into the designated account an amount of Three Hundred Thousand dollars ($300,000) (the “Escrow Amount”) in order to provide source of funding for certain indemnification obligations of the Company to the Representative/underwriters and other indemnified persons as described in the underwriting agreement. The Escrow Amount shall be held at the designated account for six (6) months after the closing of this offering, during which period we may use the Escrow Amount for low risk investment (e.g. bonds, mutual funds, money market funds, etc.) at our discretion, subject to the terms and conditions set forth under the underwriting agreement and/or the registration statement, provided that we shall notify the Representative in writing in advance.

Indemnification

We and the Selling Shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Our directors, officers and holders of 5% or more of our total outstanding Class A Ordinary Shares (or securities convertible into our Class A Ordinary Shares) as of the effective date of this registration statement have agreed to enter into customary “lock-up” agreements in favor of the Representative for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part. In addition, we and any successors of us have agreed, for a period of six (6) months from the effective date of the registration statement of which this prospectus forms a part, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any of our Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for our Class A Ordinary Shares, without the prior written consent of the Representative, except for filing a Form S-8 registration statement to register our equity incentive plan which has been duly approved and validly existing as of the date of the lock-up agreement. The lock-up restriction in the “lock-up” agreement is subject to certain customary exceptions.

The Representative has agreed to waive the lock-up requirement for the Class A Ordinary Shares being sold by the Selling Shareholder in this offering. See “Shares Eligible For Future Sale — Lock-Up Agreements.”

Listing

We have applied to list our Class A Ordinary Shares on Nasdaq under the symbol “APEX.” The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be finally approved for listing on Nasdaq.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Class A Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A Ordinary Shares. As an exception to these rules, in connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares in accordance with Regulation M under the Exchange Act.

Specifically, the underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the underwriters for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the underwriters, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

The underwriters may also bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may have the effect of raising or maintaining the market price of our Class A Ordinary Shares or preventing or delaying a decline in the market price of our Class A Ordinary Shares which may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise. As a result, the price of our Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price of the Class A Ordinary Shares will be negotiated between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Class A Ordinary Shares or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Stamp Taxes

If you purchase Class A Ordinary Shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and the non-accountable expense allowance, which are expected to be incurred in connection with the offer and sale of the Class A Ordinary Shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$2,279
FINRA filing fee	1,880
Nasdaq listing fee	75,000
Accounting fees and expenses	448,000
Legal fees and expenses	487,000
Printing fees and expenses	15,694
Miscellaneous	277,834
TOTAL	$1,307,687

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP, New York, New York. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to British Virgin Islands law will be passed upon for us by Harney Westwood & Riegels. Legal matters as to Singapore laws will be passed upon for us by Shook Lin & Bok LLP. Bevilacqua PLLC may rely upon Harney Westwood & Riegels with respect to matters governed by British Virgin Islands law and Shook Lin & Bok LLP with respect to matters governed by Singapore law. Legal matters as to Singapore law will be passed upon for the underwriters by Bird & Bird ATMD LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2023 and 2024 and for the years then ended included in this prospectus have been audited by Assentsure PAC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Assentsure PAC are located at 180B Bencoolen Street, #03-01, The Bencoolen, Singapore 189648.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Class A Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Class A Ordinary Shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://jeneric.com.sg as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
Assets
Current assets:
Cash and cash equivalents	1,032,602	1,313,409	2,045,509
Accounts receivable	1,921,183	2,443,631	3,579,302
Contract assets	1,178,096	1,498,468	1,298,248
Other current assets	133,105	169,302	208,844
Amount due from related parties	-	-	2,698,907
Total current assets	4,264,986	5,424,810	9,830,810

Non-current assets:
Plant and equipment, net	77,863	99,037	135,390
Right-of-use assets, net	407,104	517,812	220,751
Deferred offering costs	438,262	557,443	-
Other investments	156,413	198,948	152,217
Total non-current assets	1,079,642	1,373,240	508,358

Total assets	5,344,628	6,798,050	10,339,168

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	402,611	512,097	654,097
Accrued liabilities and other payables	483,116	614,495	760,714
Amount due to related parties	-	-	55,400
Bank borrowings	1,589,863	2,022,212	3,203,738
Lease liabilities	252,102	320,659	141,950
Income tax payable	74,039	94,173	45,556
Total current liabilities	2,801,731	3,563,636	4,861,455

Non-current liabilities:
Bank borrowings	867,444	1,103,337	913,408
Lease liabilities	97,860	124,472	17,630
Deferred tax liabilities	13,824	17,583	17,583
Total long-term liabilities	979,128	1,245,392	948,621

Total liabilities	3,780,859	4,809,028	5,810,076

Shareholders’ equity
Ordinary shares, Class A, no par value, unlimited number of ordinary shares authorized, 21,250,000 ordinary shares issued and outstanding as of June 30, 2025 and December 31, 2024*	-	-	-
Ordinary shares, Class B, no par value, unlimited number of ordinary shares authorized, 3,750,000 ordinary shares issued and outstanding as of June 30, 2025 and December 31, 2024*	-	-	-
Share subscription receivable	(33,000)	(41,974)	(45,082)
Additional paid-in capital	1,533,950	1,951,094	2,001,641
Retained earnings	62,819	79,902	2,572,533
Total shareholders’ equity	1,563,769	1,989,022	4,529,092

Total liabilities and shareholders’ equity	5,344,628	6,798,050	10,339,168

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to unaudited consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Revenue	3,171,909	4,034,481	3,586,542

Cost of revenue	(1,689,460)	(2,148,895)	(2,044,321)

Gross profit	1,482,449	1,885,586	1,542,221

Operating expenses:
General and administrative expenses	(1,267,196)	(1,611,798)	(1,333,836)
Total operating expenses	(1,267,196)	(1,611,798)	(1,333,836)

Income from operations

Other income (expense):
Finance costs	(116,020)	(147,570)	(182,087)
Other income	32,087	40,813	119,892
Other expense	(7,725)	(9,826)	-
Total other (expense), net	(91,658)	(116,583)	(62,195)

Income before income taxes	123,595	157,205	146,190

Income tax expense	(44,930)	(57,148)	(418)

Net income	78,665	100,057	145,772

Weighted average number of ordinary shares outstanding
Basic and diluted*	25,000,000	25,000,000	25,000,000

Earnings per share attributable to ordinary shareholders
Basic and diluted*	0.003	0.004	0.006

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to unaudited consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares, Class A and Class B		Additional	Share		Total
	Shares outstanding*	Amount*	paid-in capital	subscription receivable	Retained earnings	shareholders’ equity
		S$	S$	S$	S$	S$

Balance as of January 1, 2025	25,000,000	-	2,001,641	(45,082)	2,572,533	4,529,092

Dividends distribution	-	-	-	-	(2,592,688)	(2,592,688)

Foreign exchange differences	-	-	(50,547)	3,108	-	(47,439)

Net income for the period	-	-	-	-	100,057	100,057

Balance as of June 30, 2025 (unaudited)	25,000,000	-	1,951,094	(41,974)	79,902	1,989,022

Balance as of June 30, 2025 (US$) (unaudited)	25,000,000	-	1,533,950	(33,000)	62,819	1,563,769

	Ordinary shares, Class A and Class B		Additional	Share		Total
	Shares outstanding*	Amount*	paid-in capital	subscription receivable	Retained earnings	shareholders’ equity
		S$	S$	S$	S$	S$

Balance as of January 1, 2024	25,000,000	-	2,001,641	(45,082)	1,205,465	3,162,024

Net income for the period	-	-	-	-	145,772	145,772

Balance as of June 30, 2024 (unaudited)	25,000,000	-	2,001,641	(45,082)	1,351,237	3,307,796

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to unaudited consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net income	78,665	100,057	145,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of plant and equipment	28,581	36,353	55,853
Amortization of right-of-use assets	142,968	181,846	196,256
Gain on disposal of plant and equipment	-	-	(55,136)
Foreign exchange differences	(37,297)	(47,439)	-

Changes in operating assets and liabilities:
Accounts receivable	892,864	1,135,671	(1,072,025)
Contract assets	(157,413)	(200,220)	(1,053,013)
Other current assets	31,088	39,542	431,982
Accounts payable	(111,640)	(142,000)	53,725
Accrued liabilities and other payables	(114,957)	(146,219)	10,287
Income tax payable	38,223	48,617	418
Operating lease liabilities	(134,681)	(171,306)	(138,242)
Net cash provided by (used in) operating activities	656,401	834,902	(1,424,123)

Cash flows from investing activities:
Purchase of other investments	(36,740)	(46,731)	(27,712)
Net cash used in investing activities	(36,740)	(46,731)	(27,712)

Cash flows from financing activities:
(Repayment of) Proceeds from bank borrowings	(779,594)	(991,597)	159,438
Repayment of finance lease liabilities	(17,336)	(22,050)	(90,589)
Amount due from related parties	83,509	106,219	293,716
Amount due to related parties	(43,555)	(55,400)	674,199
Amount due to director	-	-	(688)
Deferred offering costs	(438,262)	(557,443)	-
Net cash (used in) provided by financing activities	(1,195,238)	(1,520,271)	1,036,076

Net changes in cash and cash equivalents	(575,577)	(732,100)	(415,759)
Cash and cash equivalents at beginning of period*	1,608,179	2,045,509	1,776,304
Cash and cash equivalents at end of period	1,032,602	1,313,409	1,360,545

Supplementary cash flows information:
Cash paid for income taxes	6,706	8,530	-
Cash paid for interest	116,020	147,570	182,087

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to unaudited consolidated financial statements.

1. ORGANIZATION AND BUSINESS OVERVIEW

APEX Global Solutions Limited (“APEX”) was incorporated in the British Virgin Islands on July 5, 2024 as an exempted company with limited liability. It is a holding company with no business operation.

APEX, through its subsidiaries (collectively referred to as the “Company”), is primarily engaged in providing corrosion prevention services, including blasting (hydro and grit) and painting work, in the Marine and Oil & Gas industries in Singapore. The Company also offers specialized manpower solutions to support marine operations. With over 10 years of experience in delivering corrosion prevention services, the Company has established itself as a trusted partner in Singapore’s maritime sector. As a resident contractor at several major shipyards across Singapore, the Company has built a strong presence in the industry.

Reorganization

A reorganization of the Company’s legal structure (the “Reorganization”) was completed on May 22, 2025. On September 4, 2025, each record owner of the Company’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged.

Prior to the Reorganization, the group consisted of Jeneric Holdings Pte. Ltd. (“Jeneric Holdings”), a private company incorporated in Singapore on April 22, 2011, and eight wholly owned subsidiaries. Of these, six were considered operating subsidiaries (the “Operating Subsidiaries”), namely Jeneric Engineering Pte. Ltd., incorporated in Singapore on April 22, 2011, Jeneric International Pte. Ltd., incorporated in Singapore on January 5, 2009, Jeneric Marine Pte. Ltd., incorporated in Singapore on March 28, 2011, Jeneric Offshore Pte. Ltd., incorporated in Singapore on May 20, 2011, Jeneric Services Pte. Ltd., incorporated in Singapore on May 20, 2011, and Jeneric Venture Pte. Ltd., incorporated in Singapore on October 29, 2019. The remaining two subsidiaries - Jebs Enterprise Pte. Ltd. (“Jebs Enterprise”), incorporated in Singapore on June 29, 2011, and PT Jeneric Jaya (“PT Jeneric”), incorporated in Indonesia on November 23, 2013 - were not classified as Operating Subsidiaries, as Jebs Enterprise primarily provided equipment rental services to the Operating Subsidiaries, while PT Jeneric engaged in business activities that differed slightly from those of the Operating Subsidiaries.

As part of the Reorganization, the following steps were undertaken:

1.	Jeneric Holdings established a wholly owned intermediate holding company, Ascendo Global Limited (“Ascendo”), in the British Virgin Islands.

2.	Jeneric Holdings transferred ownership of the Operating Subsidiaries to Ascendo.

3.	The Company acquired Ascendo from Jeneric Holdings in exchange for newly issued shares of the Company, resulting in Ascendo and the Operating Subsidiaries becoming wholly owned subsidiaries of the Company.

Following the completion of the Reorganization, Jeneric Holdings is no longer part of the group. This reorganization is considered a transaction among entities under common control, as the same ultimate shareholders controlled the group both before and after the Reorganization. Accordingly, the consolidated financial statements have been prepared on a predecessor basis, as if the current structure (with the Company as the ultimate parent) had been in place throughout all periods presented and in accordance with ASC 805-50-45-5.

These consolidated financial statements reflect the financial position, results of operations, and cash flows of the Operating Subsidiaries (together, the “Group”) as the accounting predecessor to the Company. Jeneric Holdings has been excluded from these consolidated financial statements, as it is not part of the post-reorganization group and does not form part of the IPO issuer’s legal or reporting structure. All intercompany balances and transactions among the Group have been eliminated upon consolidation.

Description of subsidiaries incorporated and controlled by the Company

Name	Background	Effective ownership

Ascendo Global Limited	● British Virgin Islands company ● Incorporated on April 9, 2025 ● Issued and outstanding 2 ordinary share for SGD 2 ● Investment holding company	100% owned by APEX

Jeneric Engineering Pte. Ltd.	● Singaporean company ● Incorporated on April 22, 2011 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric International Pte. Ltd.	● Singaporean company ● Incorporated on January 5, 2009 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Marine Pte. Ltd.	● Singaporean company ● Incorporated on March 28, 2011 ● Issued and outstanding 500,000 ordinary share for SGD 500,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Offshore Pte. Ltd.	● Singaporean company ● Incorporated on May 20, 2011 ● Issued and outstanding 200,000 ordinary share for SGD 200,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Services Pte. Ltd.	● Singaporean company ● Incorporated on May 20, 2011 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Venture Pte. Ltd.	● Singaporean company ● Incorporated on October 29, 2019 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Basis of presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and have been consistently applied in the preparation of the financial statements The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

●	Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, the expected credit loss for accounts receivable and other current assets, including deposits and other receivables, as well as assumptions used in assessing right-of-use assets and impairment of long-lived assets. Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Business combination

Merger accounting for business combinations involving entities under common control

The consolidated financial statements incorporate the financial statements items of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling parties.

The net assets of the combining entities or businesses are combined using the existing book values from the controlling parties’ perspective. No amount is recognized in respect of goodwill or excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination, to the extent of the continuation of the controlling parties’ interest.

The combined statement of operations and comprehensive income includes the results of each of the combining entities or businesses from the earliest date of presented or since the date when the combining entities or businesses first came under the common control, where this is a shorter period, regardless of the date of the common control combination.

●	Foreign currency translation and transaction

The accompanying financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company, its subsidiary in the British Virgin Islands and its subsidiaries in Singapore is SGD, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

●	Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of and for the six months period ended June 30, 2025 are solely for the convenience of the readers and are calculated at the rate of SGD 1.00 = USD 0.7862, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2025. Nor representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

●	Cash and cash equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. The carrying amounts are approximately fair value due to the short maturity of these instruments. The Company maintains most of its bank accounts in Singapore.

●	Accounts receivable

Accounts receivable mainly represent amounts due from customers that meet the revenue recognition criteria. These accounts receivable are recorded net of any allowance for credit losses and specific customer credit allowances. The Company maintains an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. Forward-looking information is also considered in the evaluation of current expected credit losses. The Company writes off the receivable when it is determined to be uncollectible.

●	Contract assets

Contract assets represent the Company’s right to consideration in exchange for goods or services that have been transferred to the customer, but for which invoicing has not yet occurred as of the reporting date. Contract assets are classified as current assets unless the Company expects to bill or collect the amounts beyond one year from the reporting date.

The Company evaluates its contract assets for collectability and includes them in the scope of the allowance for credit losses in accordance with ASC 326 (Financial Instruments – Credit Losses), applying the expected credit loss model.

●	Other current assets

Other current assets primarily consist of other receivables, deposits and prepayments. These other current assets are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

●	Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Machineries	10 years
Motor vehicles	10 years
Forklift	10 years

Expenditure on repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of long-lived assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

●	Leases

Effective from January 1, 2020, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right-of-use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the balance sheet a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognizes interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of operations, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to registration drafting and counsel, audit fees associated with the registration, underwriter accountable expenses, and other professional fees. As of June 30, 2025, the Company had not concluded its IPO hence professional fees are recorded as deferred offering costs. As of June 30, 2025, the accumulated deferred offering cost was S$557,443 (approximately US$438,262).

●	Related parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e)management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

●	Employee compensation – Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

●	Commitments and contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions exist as of the date the financial statements are issued, which result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Revenue recognition

The Company adopted the revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2020 using the modified retrospective method for contracts that were not completed as of the date of adoption. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements. As discussed in Note 1, the Company primarily provides corrosion prevention services, including blasting (hydro and grit) and painting work, in the Marine and Oil & Gas industries in Singapore. The Company also offers specialized manpower solutions to support marine operations. The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as goods and services transfer to the clients. It is customary practice for the Company to have written agreements with its clients and revenue on oral or implied arrangements is generally not recognized.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

1.	Identify the contract(s) with a client;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from corrosion prevention services

The Company provides corrosion prevention services, comprising blasting and painting services. Revenue from corrosion prevention services is recognised over time based on the stage of completion or to the extent of contract costs incurred where it is probable that those costs will be recoverable. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. The Company recognizes revenue based on the consideration specified in the applicable agreement.

The contracts which the Company enters into with the clients are at a fixed price. The Company does not assess whether a contract contains a significant financing component if the Company expects, at contract inception, that the period between payment by the customers and the transfer of promised services to the customers will be less than one year. Since the Company has concluded that the promises to be delivered on the contract would be one single performance obligation, no allocation of the transaction price is required and expected.

The Company’s contract with the customer has payment terms specified based upon certain conditions completed. The Company will submit a completion report to the customer when a job is completed, and after the Company received the certificate from customer, the Company will issue a tax invoice to the customer.

When the outcome of the contract cannot be reasonably measured, revenue is recognized only to the extent of contract costs incurred that are expected to be recovered.

Revenue from manpower supply

The Company provides manpower supply services to customers, including the provision of skilled labor, typically on a time-based (hourly) billing structure. Revenue is recognized over time as the services are rendered, as the customer simultaneously receives and consumes the benefits of the Company’s performance. Each hour worked represents a distinct and measurable unit of service delivered, with no significant future obligations remaining after performance of each labor hour.

The Company uses an input method based on actual hours worked to measure progress toward complete satisfaction of the performance obligation. Billing is based on agreed-upon hourly rates, and invoices are typically issued on a periodic basis (e.g. monthly), based on time sheets or other evidence of hours worked.

●	Cost of revenue

Cost of revenue mainly consists of direct payroll costs, diesel for equipment, rental costs and material costs. Direct payroll costs represent the portion of salaries and wages incurred in connection with corrosion prevention services provided. Diesel for equipment refers to diesel consumed in the course of providing services, supplied by third-party vendors. Rental costs include the rental of compressors and other blasting equipment from both related party and third-party vendors. Material costs represent raw materials used in the course of providing services.

●	Government grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities depends on the management’s expectation of when the conditions attached to the grant can be fulfilled.

●	Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to under payment of income tax for the six months periods ended June 30, 2025 and 2024. The Company had no uncertain tax positions for the six months periods ended June 30, 2025 and 2024.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. In event the Company is in a loss position, diluted shares are not included as their effect would be anti-dilutive.

●	Segment reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company has determined that it operates as a single operating and reportable segment. This conclusion is based on the manner in which the Company’s decision maker (“CDM”) evaluates financial performance and allocates resources on a consolidated basis, using a single measure of operating profit and a total expense amount. No disaggregated expense categories are regularly reviewed by the CDM. As such, the Company has not identified any segment expense categories that meet the criteria for disclosure under ASC 280, as amended by ASU 2023-07.

The Company has a centralized management structure, with shared resources, strategies, and cost structures across its operations, which is fairly straight-forward. As such, the Company does not track discrete financial information by separate business units that would qualify as individual operating segments under ASC 280. Accordingly, for the six months periods ended June 30, 2025 and 2024, the Company has determined that it has one operating and reportable segment.

In addition, the Company’s long-lived assets are substantially located in Singapore. As such, one reportable geographic segment is being presented.

●	Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, accounts receivable, contract assets, deposits, other receivables and amount due from related parties. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$78,620) if the bank with which an individual/a company hold its eligible deposit fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for expected credit losses is based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

For contract assets, deposits, other receivables and amount due from related parties, the Company assessed the latest performance and financial position of the counterparties, adjusted for the future outlook of the industry in which the counterparties operate in, and concluded that there has been no significant increase in the credit risk since the initial recognition of the financial assets.

●	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

●	Fair value measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, accounts receivable, other current assets, including deposits and other receivables, amount due from related parties, accounts payable, accrued liabilities and other payables and amount due to related parties approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of bank borrowings approximates the carrying amount.

The Company’s non-marketable investments relate to keyman insurance policy, which is valued based on the annual net surrender value of the policy and is classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently issued accounting pronouncements

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. We plan to adopt this guidance effective January 1, 2027 and we are currently evaluating the impact of adopting this ASU on our financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on our consolidated financial position, statements of operations, and cash flows.

3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Third parties	1,607,646	2,044,831	2,962,502
Related parties	313,537	398,800	616,800
Accounts receivable	1,921,183	2,443,631	3,579,302

For the six months periods ended 30 June 2025 and 2024, the Company made no allowance for expected credit losses and charged to the consolidated statements of operations. The Company has not experienced any significant bad debt write-offs of accounts receivable in the past.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for expected credit losses, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecast economic and market conditions. Accounts receivables are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

Receivables from related parties are subject to the same credit risk assessment and expected credit loss methodology as those from third parties.

As of June 30, 2025 and December 31, 2024, the aging analysis of accounts receivable, based on past due date is as follows:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
Days past due:
Not past due	755,981	961,563	1,055,606
< 30 days	19,457	24,748	497,670
31-60 days	138,240	175,833	1,165,805
61-90 days	5,977	7,603	7,630
> 90days	1,001,528	1,273,884	852,591
	1,921,183	2,443,631	3,579,302

While a significant portion of trade receivables as of June 30, 2025 are aged over 90 days, these balances primarily represent certified work billings to long-standing customers. Settlement periods for such receivables often exceed 90 days and are consistent with industry practices. These customers have established payment histories, and based on historical collection experience and the absence of disputes, management believes the balances are recoverable and that recognition of an expected credit loss is not required.

4. CONTRACT ASSETS

Contract assets consisted of the following:

As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
Contract assets:
- Revenue recognized to date	1,178,096	1,498,468	1,298,248

The Company does not have contract liabilities during the six months periods ended 30 June 2025 and 2024 due to there were no billings in advance of performance obligation under contracts to the customers.

The Company also regularly monitors outstanding contract assets. Credit approvals and other monitoring procedures are also in place to ensure that follow-up action is taken to recover overdue debts. Furthermore, the Company reviews the recoverable amount of each trade debt on an individual basis at the end of the reporting period to ensure that adequate loss allowance is made for irrecoverable amounts.

5. OTHER CURRENT ASSETS

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Other receivables	27,675	35,201	75,143
Deposits	101,557	129,175	128,775
Prepayments	3,873	4,926	4,926
Other current assets	133,105	169,302	208,844

6. AMOUNT DUE FROM / TO RELATED PARTIES

Amount due from / to related parties consists of the following:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Due from related parties
- Jeneric Holdings Pte. Ltd. *	-	-	2,698,907

Due to related parties
- Jebs Enterprise Pte. Ltd. *	-	-	55,400

*	A company in which Mr. Goh Kwang Yong is a common director.

The amounts are unsecured, interest-free and repayable on demand.

The amount due from related parties is considered to have low risk of default.

7. PLANT AND EQUIPMENT, NET

Plant and equipment, net consisted of the following:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
At cost:
- Machineries	275,960	351,005	351,005
- Motor vehicles	291,564	370,852	370,852
- Forklift	34,907	44,400	44,400
	602,431	766,257	766,257
Less: Accumulated depreciation	(524,568)	(667,220)	(630,867)
Plant and equipment, net	77,863	99,037	135,390

Depreciation expense for the six months periods ended June 30, 2025 and 2024 were S$36,353 (approximately US$28,581) and S$55,853, respectively.

As of June 30, 2025, the depreciation expense attributable to future periods is S$55,023 (approximately US$43,259) for the twelve months ending June 30, 2026, S$32,790 (approximately US$25,779) for 2027 and S$11,224 (approximately US$8,824) for 2028.

8. RIGHT-OF-USE ASSETS, NET

The Company adopted ASU No. 2016-02, Leases, on January 1, 2019, the beginning of the fiscal 2019, using the modified retrospective approach. The Company determines whether an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys the right to control the use of an identified fixed asset explicitly or implicitly for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and to obtain substantially all of the economic benefit from the use of the underlying asset. Some of our leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient. Some of the operating lease agreements include variable lease costs, primarily taxes, insurance, common area maintenance or increases in rental costs related to inflation. Substantially all of our equipment leases and some of our real estate leases have terms of less than one year and, as such, are accounted for as short-term leases as we have elected the practical expedient.

Operating leases are included in the right-of-use lease assets, other current liabilities and long-term lease liabilities on the Consolidated Balance Sheet. Right-of-use assets and lease liabilities are recognized at each lease’s commencement date based on the present values of its lease payments over its respective lease term. When a borrowing rate is not explicitly available for a lease, the incremental borrowing rate is used based on information available at the lease’s commencement date to determine the present value of its lease payments. Operating lease payments are recognized on a straight-line basis over the lease term.

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. The following table presents the lease-related assets and liabilities recorded on the consolidated balance sheet:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
Assets
Finance lease right-of-use assets, net	86,033	109,429	119,969
Operating lease right-of-use assets, net	321,071	408,383	100,782
Right-of-use assets, net	407,104	517,812	220,751

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
Liabilities
Current
Finance lease liabilities	28,891	36,748	46,305
Operating lease liabilities	223,211	283,911	95,645
	252,102	320,659	141,950

Non-current
Finance lease liabilities	-	-	12,493
Operating lease liabilities	97,860	124,472	5,137
	97,860	124,472	17,630

Lease liabilities	349,962	445,131	159,580

The following table summarize the lease expense for the financial periods:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited
Finance lease cost
Interest on lease liabilities (per ASC 842)	1,680	2,137	2,896

Operating lease cost
Operating lease expense (per ASC 842)	145,214	184,704	146,354
Short-term lease expense (other than ASC 842)	180,839	230,017	168,625
Total lease expense	327,733	416,858	317,875

The following summarizes other supplemental information about the Company’s operating lease as of June 30, 2025 and December 31, 2024:

As of
	June 30, 2025	December 31, 2024
	S$	S$
	Unaudited	Audited

Weighted average discount rate	5.28%	5.37%
Weighted average remaining lease term	1.22 years	0.88 year

Components of lease expense

We recognize lease expense on a straight-line basis over the term of the operating leases, as reported within operating expenses on the accompanying consolidated statement of operations and comprehensive income.

Lease commitment as of June 30, 2025

Future minimum lease payments under non-cancellable lease agreements as of June 30, 2025 were as follows:

Twelve months ending June 30,	Operating and finance lease
	US$	S$
	Unaudited	Unaudited

2026	265,986	338,318
2027	99,363	126,384
Less: Interest	(15,387)	(19,571)
Present value of lease liabilities	349,962	445,131

Representing:
Current	252,102	320,659
Non-current	97,860	124,472
	349,962	445,131

9. OTHER INVESTMENTS

As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited
At fair value through net income:
- Keyman insurance policies	156,413	198,948	152,217

On March 25, 2021 and June 6, 2024, the Company purchased two life insurance policies for Mr. Goh Kwang Yong, the CEO of the Company. The policy owners and beneficiaries are Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd.

On February 14, 2025, the Company purchased a life insurance policy for a key member of management of Jeneric Engineering Pte. Ltd., with Jeneric Engineering Pte. Ltd. as both the policy owner and beneficiary.

The premiums paid on commencement date for the three policies were S$150,006 (approximately US$117,935), S$27,712 (approximately US$21,787) and S$19,736 (approximately US$15,516), respectively.

As of June 30, 2025 and December 31, 2024, the cash surrender value of the insurance contracts was S$152,078 (approximately US$119,564) and S$126,005, respectively. For the six months periods ended June 30, 2025 and 2024, no changes in fair value were recorded in the consolidated statements of operations and comprehensive income.

As of June 30, 2025 and December 31, 2024, a life insurance policy for Goh Kwang Yong amounting to S$124,505 (approximately US$97,886) and S$124,505, respectively, has been pledged to a bank as security for a banking facility (Note 12).

10. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Third parties	287,069	365,135	418,317
Related party	115,542	146,962	235,780
Accounts payable	402,611	512,097	654,097

11. ACCRUED LIABILITIES AND OTHER PAYABLES

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Accrued liabilities	269,339	342,583	341,635
Other payables	440	559	102,657
GST payables	213,337	271,353	316,422
Accrued liabilities and other payables	483,116	614,495	760,714

12. BANK BORROWINGS

Bank borrowings consisted of the following:

		As of
	Annual interest rate	June 30, 2025	June 30, 2025	December 31, 2024
		US$	S$	S$
		Unaudited	Unaudited	Audited

Bank loans	2.3% - 10.0%	1,367,021	1,738,770	1,879,017
Invoice financing	-	1,090,286	1,386,779	2,238,129
Bank borrowings		2,457,307	3,125,549	4,117,146

Representing:
Within 12 months		1,589,863	2,022,212	3,203,738
Over 12 months		867,444	1,103,337	913,408
		2,457,307	3,125,549	4,117,146

As of June 30, 2025 and December 31, 2024, bank borrowings were comprised of term loans which bear annual interest from 2.3% to 10.0% per year and become repayable in 3 to 7 years, and invoice financing payable on demand that were obtained from financial institutions in Singapore.

The Company’s bank borrowings currently are secured by personal guarantees from directors, Goh Kwang Yong and Wan Hwee Chein (Fan Huijun), as well as a first legal assignment of a life insurance policy for Goh Kwang Yong (Note 9).

Interest related to the bank borrowings was S$145,433 (approximately US$114,339) and S$179,191 for the six months periods ended June 30, 2025 and 2024, respectively.

13. SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of British Virgin Islands on July 5, 2024 with an unlimited number of authorized shares, consisting of Class A ordinary shares and Class B ordinary shares.

Holders of the Company’s ordinary shares are entitled to the following rights:

Voting Rights: Each Class A ordinary share of the Company entitles its holder to one (1) vote per share, and each Class B ordinary share entitles its holder to twenty (20) votes per share. Holders of Class A ordinary shares and holders of Class B ordinary shares shall vote together as a single class, on all matters that require shareholders’ approval.

Conversion Rights: Each Class B ordinary share is convertible into one Class A ordinary share on a 1:1 basis at any time at the option of the holder. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividend Rights: Subject to limitations under British Virgin Islands, holders of the Company’s ordinary share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of the Company.

Other Matters: The holders of the Company’s ordinary share have no subscription and redemption privileges. The Company’s ordinary share does not entitle its holders to preemptive rights. All of the outstanding shares of the Company’s ordinary share are fully paid and non-assessable.

Dividends Distribution

On January 1, 2025, Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd. and Jeneric Venture Pte. Ltd. approved the total amount of the distribution of interim dividend of S$2,592,688 (approximately US$1,897,848) to Jeneric Holdings Pte. Ltd. The dividends have been settled by offsetting against the amount due from Jeneric Holdings Pte. Ltd. (Note 6).

Share subscription receivable

This receivable arises in connection with the issuance of 1,125,000 Class A ordinary shares on May 8, 2025.

14. REVENUE

The following tables present the Company’s revenue disaggregated by business segment, based on management’s assessment of available data:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited
Disaggregation of revenue, of which revenue is recognized over time:
(i) Corrosion prevention services
- Third parties	2,541,940	3,233,197	3,159,605
(ii) Manpower supply services
- Third parties	629,969	801,284	426,937
Revenue	3,171,909	4,034,481	3,586,542

In accordance with ASC 280, Segment Reporting (“ASC 280”), we have one reportable geographic segment. Sales are based on the countries in which the customer is located. Summarized financial information concerning our geographic segments is shown in the following tables:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Singapore	3,171,909	4,034,481	3,586,542

15. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consisted of the following:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Accounting and audit fees	8,893	11,311	3,620
Amortization of finance lease right-of-use assets	8,287	10,540	58,038
Depreciation of plant and equipment	28,581	36,353	55,853
Diesel for lorry	3,771	4,797	16,617
Entertainment	659	838	2,058
Fine and back charges	17,638	22,434	13,452
Medical fees	7,949	10,111	27,508
Operating lease expense	145,214	184,704	146,354
Petrol expenses for motor vehicles	4,018	5,110	5,706
Rental of shipyard office	45,320	57,644	47,568
Safety/Survey fees	2,319	2,950	2,500
Staff salaries	582,146	740,455	557,056
Staff central provident fund contribution	90,358	114,930	90,762
Telephone and internet expenses	5,261	6,692	6,629
Utilities	17,285	21,986	19,104
Upkeep of motor vehicles/lorry	4,552	5,790	11,121
Workers’ injury compensation	35,591	45,269	27,044
Workers’ lodging	180,839	230,017	168,625
Workers’ expenses	19,379	24,649	44,398
Other expenses	59,136	75,218	29,823
General and administrative expenses	1,267,196	1,611,798	1,333,836

16. OTHER INCOME

Other income consisted of the following:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Government grants	32,087	40,813	64,756
Gain on disposal of plant and equipment	-	-	55,136
Other income	32,087	40,813	119,892

17. INCOME TAXES

The provision for income taxes consisted of the following:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Current tax	43,663	55,537	418
Under-provision of income tax in prior years	1,267	1,611	-
Income tax expense	44,930	57,148	418

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries mainly operate in Singapore that are subject to taxes in the jurisdictions in which they operate, as follows:

British Virgin Islands

The Company and its subsidiary, Ascendo Global Limited, are domiciled in the British Virgin Islands respectively. The locality currently enjoys permanent income tax holidays; accordingly, the Company does not accrue for income taxes.

Singapore

The subsidiaries that are incorporated in Singapore is subject to Singapore Corporate Income Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the six months periods ended June 30, 2025 and 2024 are as follows:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Income before income taxes	123,595	157,205	146,190
Statutory income tax rate	17%	17%	17%
Income tax expense at statutory rate	21,011	26,725	24,852
Non-deductible expenses	3,959	5,036	8,048
Utilization of deferred tax assets not recognized	(6,524)	(8,299)	(25,530)
Deferred tax assets not recognized	35,334	44,943	-
Under-provision of income tax in prior years	1,267	1,611	-
Tax exemption and rebate	(13,216)	(16,810)	(1,676)
Others	3,099	3,942	(5,276)
Income tax expense	44,930	57,148	418

The following table sets forth the significant components of the deferred tax liabilities of the Company as of June 30, 2025 and December 31, 2024:

As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Accelerated tax depreciation	13,824	17,583	17,583

Uncertain tax positions

The Company applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations.

Additionally, in future periods, changes in facts and circumstances, and new information may require the Company to adjust the recognition and measurement of estimates about changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the six months periods ended June 30, 2025 and 2024, respectively.

18. RELATED PARTY TRANSACTIONS AND BALANCES

Related party transactions

In the ordinary course of business, during the six months periods ended June 30, 2025 and 2024, the Company was involved in the following transactions, either at cost or current market prices, and on the normal commercial terms among related parties.

Nature of transactions	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Rental of equipment (1)
- Jebs Enterprise Pte. Ltd. *	236,596	300,936	448,867

Gain on disposal of plant and equipment (2)
- Jebs Enterprise Pte. Ltd. *	-	-	55,136

(1)	The Company has entered into a master equipment lease agreement with Jebs Enterprise.

The master equipment lease agreement with Jebs Enterprise establishes the framework under which each of the Operating Subsidiaries acts as a lessee and leases various equipment from Jebs Enterprise on an ongoing basis. Under the agreement, individual lease agreements are also required to be executed by and between Jebs Enterprise and each operating subsidiary, specifying the particular equipment to be leased, the rental period, and the rental fees applicable to each transaction. The obligations of each operating subsidiary as a lessee under the agreement are several and not joint, meaning that each operating subsidiary is responsible only for its own obligations and not those of any other lessee. The agreement expressly provides that the lessees are not considered a partnership, association, or joint venture, and that each operating subsidiary should independently negotiate and enter into its individual lease arrangement with Jebs Enterprise. The agreement is governed by the laws of Singapore and includes an arbitration clause requiring that any disputes be resolved by arbitration administered by the Singapore International Arbitration Centre. The agreement remains in effect for as long as any individual lease agreement is outstanding.

The individual equipment lease agreements between Jebs Enterprise and each operating subsidiary provide for the lease of specified equipment for an initial three-year term and shall automatically renew for an additional one-year term on the same terms and conditions unless either party provides written notice of its intention not to renew at least thirty (30) days prior to the expiry of the term. Rental fees are based on actual usage and agreed in writing before each rental period, with payment due within thirty (30) days of invoice. Title to the equipment remains with Jebs Enterprise, while risk of loss or damage passes to the lessee upon delivery and remains until return. Lessees must maintain and operate the equipment properly, are prohibited from transferring or encumbering it, and must return it at the end of the rental period or upon termination. The lease may be terminated by the lessee with 30 days’ written notice, by the lessor for uncured breach, or automatically in the event of a total loss of the equipment. These agreements are governed by Singapore law and require arbitration of disputes at the Singapore International Arbitration Centre.

(2)	During the six months period ended June 30, 2024, the Company entered into an asset disposal transaction with Jebs Enterprise involving the sale of three used pieces equipment. The transaction was conducted based on management’s assessment of fair market value, considering the condition, age, and usage of the equipment.

(a)	On January 2, 2024, the Company sold three units of used high-pressure pumps for a total consideration of S$435,000, with an aggregate carrying amount of S$379,864.

The total gain on disposal recognized for the six months period ended June 30, 2024 was S$55,136. The equipment sold consisted of functional equipment that had been partially depreciated, and the gains from these disposals were recognized as other income in financial statements.

On September 1, 2024, the Company, through its related party, Jebs Enterprise Pte. Ltd., entered into a Property Lease Agreement. The leased property is used for operational purposes. The lease commenced on November 1, 2024, for a term of 2 years, ending on October 31, 2026.

However, the lease is provided rent-free by the related party, and as such, no lease liability or right-of-use asset is recognized in the Company’s financial statements. Accordingly, the Company does not have any externally leased office premises with rental obligations as of June 30, 2025 and December 31, 2024.

Related party balances

	As of
	June 30, 2025	June 30, 2025	December 31, 2024
	US$	S$	S$
	Unaudited	Unaudited	Audited

Due from related parties
- Jeneric Holdings Pte. Ltd. *	-	-	2,698,907

Due to related parties
- Jebs Enterprise Pte. Ltd. *	-	-	55,400

The amounts due from and due to related parties represent business advances made for operational purposes. These balances are unsecured, interest-free, and repayable on demand without any formal agreement. The amount due from Jeneric Holdings Pte. Ltd. was settled through (i) a dividend declared in the amount of $2,592,688 on January 1, 2025, and (ii) a cash payment of $106,219 received on April 24, 2025. The amount due to Jebs Enterprise Pte. Ltd. has been settled on April 24, 2025.

* A company in which Mr. Goh Kwang Yong is a common director.

Key management personnel remuneration

The remuneration for key management personnel of the Company, representing the Company’s director, is as follow:

	Six Months Periods Ended June 30,
	2025	2025	2024
	US$	S$	S$
	Unaudited	Unaudited	Unaudited

Key management personnel remuneration	99,542	126,612	112,560

19. CONCENTRATION OF RISK

The Company is exposed to the following concentration of risk:

(a)	Major customers

For the six months period ended June 30, 2025, customer A, B, and D accounted for 34%, 29%, and 12% of the Company’s total revenue.

For the six months period ended June 30, 2024, customer A, C and E accounted for 37%, 26% and 14% of the Company’s total revenue.

As of June 30, 2025, there were four customers, each of whom accounted for more than 10% of the Company’s total accounts receivable, contributing approximately 18%, 16%, 16% and 11%, respectively. As of December 31, 2024, there were two customers, each of whom accounted for more than 10% of the Company’s total accounts receivable, contributing approximately 30% and 16%, respectively.

(b)	Major vendors

For the six months period ended June 30, 2025, vendor A and B accounted for 37% and 17% of the Company’s total purchases.

For the six months period ended June 30, 2024, vendor A and B accounted for 51% and 18% of the Company’s total purchases.

As of June 30, 2025, there were two vendors, each of whom accounted for more than 10% of the Company’s total accounts payable, contributing approximately 29% and 15%, respectively. As of December 31, 2024, there were three vendors, each of whom accounted for more than 10% of the Company’s total accounts payable, contributing approximately 36%, 15% and 12%, respectively.

(c)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, accounts receivable, other current assets, including deposits and other receivables, and amount due from related parties. Cash and cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$78,620) if the bank with which an individual/a company hold its eligible deposit fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for expected credit losses based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally does not require a collateral. The Company also considers the probability of default upon initial recognition of assets and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

●	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

●	Internal credit rating

●	External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making contractual payment.

As of June 30, 2025 and December 31, 2024, the Company’s accounts receivable were not due from a single customer.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of June 30, 2025 and December 31, 2024, bank borrowings amounting to S$476,682 (approximately US$374,767) and S$506,322, respectively, were at floating interest rates.

(e)	Economic and political risk

The Company’s major operations are conducted in Singapore. Accordingly, the political, economic, and legal environments in Singapore, as well as the general state of Singapore’s economy influence the Company’s business, financial condition, and results of operations.

(f)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

Potential impact to the Company’s results of operations for 2025 will also depend on economic impact due to the pandemic and if any future resurgence of the virus globally, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year after year in 2025.

20. COMMITMENTS AND CONTINGENCIES

Contracted expenditure commitments

From time to time, the Company entered into various short-term lease agreements to worker dormitories. The Company’s contracted expenditures commitments as of June 30, 2025 but not provided in the consolidated financial statements are as follows:

	Contracted expenditure commitments
	US$	S$
	Unaudited	Unaudited

Within 1 year	163,616	208,110

These lease arrangements generally have terms of less than twelve months and qualify for the short-term lease exemption under ASC 842; accordingly, no right-of-use assets or lease liabilities have been recognized.

Litigation

From time to time, the Company is involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of June 30, 2025 and December 31, 2024, the Company has no material contingencies.

21. OFF-BALANCE SHEET ARRANGEMENT

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

22. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after June 30, 2025, up through the date the Company issued the consolidated financial statements.

On August 13, 2025, the Company adopted APEX Global Solutions Limited 2025 Equity Incentive Plan (the “2025 Plan”). The purpose of the 2025 Plan is to grant share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of Class A Ordinary Shares that may be issued pursuant to awards granted under the 2025 Plan is 5,000,000 shares. All shares remain available for issuance under the 2025 Plan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

Opinion on the Financial Statements

We have audited the accompanying balance sheets of APEX Global Solutions Limited and Subsidiaries (the Company) as of December, 2024 and 2023, and the related statements of operations and comprehensive income, statements of changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related note (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

PCAOB ID 6783

We have served as the Company’s auditor since 2025.

Singapore,

June 13, 2025, except for Note 1 and Note 22 as to which date is September 22, 2025

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2024	2024	2023
	US$	S$	S$
Assets
Current assets:
Cash and cash equivalents	1,497,312	2,045,509	1,776,304
Accounts receivable	2,620,049	3,579,302	1,824,235
Contract assets	950,318	1,298,248	1,370,367
Other current assets	152,874	208,844	132,056
Amount due from related parties	1,975,600	2,698,907	2,330,026
Income tax receivable	-	-	6,000
Total current assets	7,196,153	9,830,810	7,438,988

Non-current assets:
Plant and equipment, net	99,105	135,390	782,961
Right-of-use assets, net	161,589	220,751	1,001,840
Other investments	111,423	152,217	124,505
Total non-current assets	372,117	508,358	1,909,306

Total assets	7,568,270	10,339,168	9,348,294

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	478,799	654,097	465,813
Accrued liabilities and other payables	556,842	760,714	463,714
Amount due to related parties	40,553	55,400	466,077
Amount due to director	-	-	688
Bank borrowings	2,345,136	3,203,738	2,423,078
Lease liabilities	103,907	141,950	348,995
Income tax payable	33,347	45,556	6,920
Total current liabilities	3,558,584	4,861,455	4,175,285

Non-current liabilities:
Bank borrowings	668,615	913,408	1,898,689
Lease liabilities	12,905	17,630	94,713
Deferred tax liabilities	12,871	17,583	17,583
Total long-term liabilities	694,391	948,621	2,010,985

Total liabilities	4,252,975	5,810,076	6,186,270

Shareholders’ equity
Ordinary shares, Class A, no par value, unlimited number of ordinary shares authorized, 21,250,000 ordinary shares issued and outstanding as of December 31, 2024 and 2023*	-	-	-
Ordinary shares, Class B, no par value, unlimited number of ordinary shares authorized, 3,750,000 ordinary shares issued and outstanding as of December 31, 2024 and 2023*	-	-	-
Share subscription receivable	(33,000)	(45,082)	(45,082)
Additional paid-in capital	1,465,201	2,001,641	2,001,641
Retained earnings	1,883,094	2,572,533	1,205,465
Total shareholders’ equity	3,315,295	4,529,092	3,162,024

Total liabilities and shareholders’ equity	7,568,270	10,339,168	9,348,294

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Revenue	6,365,572	8,696,136	8,000,921

Cost of revenue	(3,194,521)	(4,364,099)	(4,954,702)

Gross profit	3,171,051	4,332,037	3,046,219

Operating expenses:
General and administrative expenses	(2,042,387)	(2,790,147)	(2,761,082)
Total operating expenses	(2,042,387)	(2,790,147)	(2,761,082)

Income from operations	1,128,664	1,541,890	285,137

Other income (expense):
Finance costs	(236,503)	(323,091)	(261,778)
Other income	136,815	186,905	72,318
Total other (expense), net	(99,688)	(136,186)	(189,460)

Income before income taxes	1,028,976	1,405,704	95,677

Income tax (expense) credit	(28,282)	(38,636)	8,005

Net income	1,000,694	1,367,068	103,682

Weighted average number of ordinary shares outstanding
Basic and diluted*	25,000,000	25,000,000	25,000,000

Earnings per share attributable to ordinary shareholders
Basic and diluted*	0.040	0.055	0.004

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares, Class A and Class B		Additional	Share		Total
	Shares outstanding*	Amount*	paid-in capital	subscription receivable	Retained earnings	shareholders’ equity
		S$	S$		S$	S$

Balance as of January 1, 2023	25,000,000	-	1,501,641	(45,082)	2,101,783	3,558,342

Issuance of new shares	-	-	500,000	-	-	500,000

Dividends distribution	-	-	-	-	(1,000,000)	(1,000,000)

Net income for the year	-	-	-	-	103,682	103,682

Balance as of December 31, 2023	25,000,000	-	2,001,641	(45,082)	1,205,465	3,162,024

Net income for the year	-	-	-	-	1,367,068	1,367,068

Balance as of December 31, 2024	25,000,000	-	2,001,641	(45,082)	2,572,533	4,529,092

Balance as of December 31, 2024 (US$)	25,000,000	-	1,465,201	(33,000)	1,883,094	3,315,295

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to consolidated financial statements.

APEX GLOBAL SOLUTIONS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$
Cash flows from operating activities:
Net income	1,000,694	1,367,068	103,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of plant and equipment	74,633	101,957	184,364
Amortization of right-of-use assets	287,407	392,633	336,911
Gain on disposal of plant and equipment	(65,431)	(89,386)	(15,093)
Gain on disposal of right-of-use assets	(15,900)	(21,721)	(12,670)
Fair value gain on other investments	-	-	(1,500)

Changes in operating assets and liabilities:
Accounts receivable	(433,873)	(592,723)	1,540,992
Contract assets	52,791	72,119	(939,196)
Other current assets	(56,209)	(76,788)	(10,623)
Income tax receivable	4,392	6,000	(6,000)
Accounts payable	95,193	130,045	(519,930)
Contract liabilities	-	-	(40,000)
Accrued liabilities and other payables	260,035	355,239	(478,865)
Income tax payable	28,282	38,636	3,773
Deferred tax liabilities	-	-	(8,613)
Operating lease liabilities	(206,261)	(281,777)	(218,537)
Net cash provided by (used in) operating activities	1,025,753	1,401,302	(81,305)

Cash flows from investing activities:
Purchase of other investments	(20,285)	(27,712)	-
Net cash used in investing activities	(20,285)	(27,712)	-

Cash flows from financing activities:
(Repayment of) Proceeds from bank borrowings	(149,783)	(204,621)	492,410
Repayment of finance lease liabilities	(87,487)	(119,518)	(258,211)
Amount due from related parties	(270,021)	(368,881)	483,335
Amount due to related parties	(300,616)	(410,677)	(703,623)
Amount due to director	(503)	(688)	(2,779)
Net cash (used in) provided by financing activities	(808,410)	(1,104,385)	11,132

Net changes in cash and cash equivalents	197,058	269,205	(70,173)
Cash and cash equivalents at beginning of year*	1,300,254	1,776,304	1,846,477
Cash and cash equivalents at end of year	1,497,312	2,045,509	1,776,304

Supplementary cash flows information:
Cash paid for income taxes	-	-	2,835
Cash paid for interest	236,503	323,091	261,778

*	Retrospective restated for effect of share reorganization (see Note 1)

See accompanying notes to consolidated financial statements.

1. ORGANIZATION AND BUSINESS OVERVIEW

APEX Global Solutions Limited (“APEX”) was incorporated in the British Virgin Islands on July 5, 2024 as an exempted company with limited liability. It is a holding company with no business operation.

APEX, through its subsidiaries (collectively referred to as the “Company”), is primarily engaged in providing corrosion prevention services, including blasting (hydro and grit) and painting work, in the Marine and Oil & Gas industries in Singapore. The Company also offers specialized manpower solutions to support marine operations. With over 10 years of experience in delivering corrosion prevention services, the Company has established itself as a trusted partner in Singapore’s maritime sector. As a resident contractor at several major shipyards across Singapore, the Company has built a strong presence in the industry.

Reorganization

A reorganization of the Company’s legal structure (the “Reorganization”) was completed on May 22, 2025. On September 4, 2025, each record owner of the Company’s Class A Ordinary Shares and Class B Ordinary Shares voluntarily surrendered to the Company 50% of the shares then held of record by such holder. The surrendered shares were immediately retired by the Company, without the payment of any cash or other consideration to the surrendering shareholders. As a consequence of the surrender and retirement, the number of Class A Ordinary Shares issued and outstanding was reduced from 42,500,000 shares to 21,250,000 shares and the number of Class B Ordinary Shares issued and outstanding was reduced from 7,500,000 shares to 3,750,000 shares, while the Company’s authorized share capital remained unchanged.

Prior to the Reorganization, the group consisted of Jeneric Holdings Pte. Ltd. (“Jeneric Holdings”), a private company incorporated in Singapore on April 22, 2011, and eight wholly owned subsidiaries. Of these, six were considered operating subsidiaries (the “Operating Subsidiaries”), namely Jeneric Engineering Pte. Ltd., incorporated in Singapore on April 22, 2011, Jeneric International Pte. Ltd., incorporated in Singapore on January 5, 2009, Jeneric Marine Pte. Ltd., incorporated in Singapore on March 28, 2011, Jeneric Offshore Pte. Ltd., incorporated in Singapore on May 20, 2011, Jeneric Services Pte. Ltd., incorporated in Singapore on May 20, 2011, and Jeneric Venture Pte. Ltd., incorporated in Singapore on October 29, 2019. The remaining two subsidiaries - Jebs Enterprise Pte. Ltd. (“Jebs Enterprise”), incorporated in Singapore on June 29, 2011, and PT Jeneric Jaya (“PT Jeneric”), incorporated in Indonesia on November 23, 2013 - were not classified as Operating Subsidiaries, as Jebs Enterprise primarily provided equipment rental services to the Operating Subsidiaries, while PT Jeneric engaged in business activities that differed slightly from those of the Operating Subsidiaries.

As part of the Reorganization, the following steps were undertaken:

1.	Jeneric Holdings established a wholly owned intermediate holding company, Ascendo Global Limited (“Ascendo”), in the British Virgin Islands.

2.	Jeneric Holdings transferred ownership of the Operating Subsidiaries to Ascendo.

3.	The Company acquired Ascendo from Jeneric Holdings in exchange for newly issued shares of the Company, resulting in Ascendo and the Operating Subsidiaries becoming wholly owned subsidiaries of the Company.

Following the completion of the Reorganization, Jeneric Holdings is no longer part of the group. This reorganization is considered a transaction among entities under common control, as the same ultimate shareholders controlled the group both before and after the Reorganization. Accordingly, the consolidated financial statements have been prepared on a predecessor basis, as if the current structure (with the Company as the ultimate parent) had been in place throughout all periods presented and in accordance with ASC 805-50-45-5.

These consolidated financial statements reflect the financial position, results of operations, and cash flows of the Operating Subsidiaries (together, the “Group”) as the accounting predecessor to the Company. Jeneric Holdings has been excluded from these consolidated financial statements, as it is not part of the post-reorganization group and does not form part of the IPO issuer’s legal or reporting structure. All intercompany balances and transactions among the Group have been eliminated upon consolidation.

Description of subsidiaries incorporated and controlled by the Company

Name	Background	Effective ownership

Ascendo Global Limited	● British Virgin Islands company ● Incorporated on April 9, 2025 ● Issued and outstanding 2 ordinary share for SGD 2 ● Investment holding company	100% owned by APEX

Jeneric Engineering Pte. Ltd.	● Singaporean company ● Incorporated on April 22, 2011 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric International Pte. Ltd.	● Singaporean company ● Incorporated on January 5, 2009 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Marine Pte. Ltd.	● Singaporean company ● Incorporated on March 28, 2011 ● Issued and outstanding 500,000 ordinary share for SGD 500,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Offshore Pte. Ltd.	● Singaporean company ● Incorporated on May 20, 2011 ● Issued and outstanding 200,000 ordinary share for SGD 200,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Services Pte. Ltd.	● Singaporean company ● Incorporated on May 20, 2011 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

Jeneric Venture Pte. Ltd.	● Singaporean company ● Incorporated on October 29, 2019 ● Issued and outstanding 100,000 ordinary share for SGD 100,000 ● Provision of corrosion prevention services and specialized manpower solutions	100% owned by Ascendo

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Basis of presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and have been consistently applied in the preparation of the financial statements The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

●	Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the expected credit loss for accounts receivable and other current assets, including deposits and other receivables, as well as assumptions used in assessing right-of-use assets and impairment of long-lived assets. Actual results may differ from these estimates.

●	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

●	Business combination

Merger accounting for business combinations involving entities under common control

The consolidated financial statements incorporate the financial statements items of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling parties.

The net assets of the combining entities or businesses are combined using the existing book values from the controlling parties’ perspective. No amount is recognized in respect of goodwill or excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination, to the extent of the continuation of the controlling parties’ interest.

The combined statement of operations and comprehensive income includes the results of each of the combining entities or businesses from the earliest date of presented or since the date when the combining entities or businesses first came under the common control, where this is a shorter period, regardless of the date of the common control combination.

●	Foreign currency translation and transaction

The accompanying financial statements are presented in the Singapore Dollars (“SGD” or “S$”), which is the reporting currency of the Company. The functional currency of the Company and its subsidiary in the British Virgin Islands is United States Dollars (“USD” or “US$”), its other subsidiaries which are incorporated in Singapore is SGD, which is a functional currency as being the primary currency of the economic environment in which their operations are conducted.

In the consolidated financial statements, the financial information of the Company and other entities located outside of Singapore has been translated into SGD, in accordance with ASC Topic 830-30, Translation of Financial Statement. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

Translation of amounts from USD into SGD has been made at the following exchange rates for the fiscal years ended December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023

Year-end USD:SGD exchange rate	S$	0.7320	S$	0.7587

Translation gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are translated, as applicable, at the rate on the date of the transaction and included in the results of operations as incurred.

●	Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows from SGD into USD as of December 31, 2024 are solely for the convenience of the readers and are calculated at the rate of SGD 1.00 = USD 0.7320, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2024. Nor representation is made that the SGD amounts could have been, or could be, converted, realized or settled into USD at such rate, or at any other rate.

●	Cash and cash equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. The carrying amounts are approximately fair value due to the short maturity of these instruments. The Company maintains most of its bank accounts in Singapore.

●	Accounts receivable

Accounts receivable mainly represent amounts due from customers that meet the revenue recognition criteria. These accounts receivable is recorded net of any allowance for credit losses and specific customer credit allowances. The Company maintains an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. Forward-looking information is also considered in the evaluation of current expected credit losses. The Company writes off the receivable when it is determined to be uncollectible.

●	Contract assets

Contract assets represent the Company’s right to consideration in exchange for goods or services that have been transferred to the customer, but for which invoicing has not yet occurred as of the reporting date. Contract assets are classified as current assets unless the Company expects to bill or collect the amounts beyond one year from the reporting date.

The Company evaluates its contract assets for collectability and includes them in the scope of the allowance for credit losses in accordance with ASC 326 (Financial Instruments – Credit Losses), applying the expected credit loss model.

●	Other current assets

Other current assets, primarily consist of other receivables, Goods and Services Tax receivables, deposits and prepayments. These other current assets are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

●	Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Machineries	10 years
Motor vehicles	10 years
Forklift	10 years

Expenditure on repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of long-lived assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as plant and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

●	Leases

Effective from January 1, 2020, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right-of-use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the balance sheet a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of operations, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Related parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include: (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e)management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

●	Employee compensation – Defined contribution plan

The Company participates in the national pension schemes as defined by the laws of Singapore’s jurisdictions in which it has operations. Contributions to defined contribution pension schemes are recognized as an expense in the period in which the related service is performed.

●	Commitments and contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions exist as of the date the financial statements are issued, which result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Revenue recognition

The Company adopted the revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2020 using the modified retrospective method for contracts that were not completed as of the date of adoption. The adoption of this ASC 606 did not have a material impact on the Company’s consolidated financial statements. As discussed in Note 1, the Company primarily provides corrosion prevention services, including blasting (hydro and grit) and painting work, in the Marine and Oil & Gas industries in Singapore. The Company also offers specialized manpower solutions to support marine operations. The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as goods and services transfer to the clients. It is customary practice for the Company to have written agreements with its clients and revenue on oral or implied arrangements is generally not recognized.

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

1.	Identify the contract(s) with a client;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to the performance obligations in the contract; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue from corrosion prevention services

The Company provides corrosion prevention services, comprising blasting and painting services. Revenue from corrosion prevention services is recognised over time based on the stage of completion or to the extent of contract costs incurred where it is probable that those costs will be recoverable. The Company enters into agreements with customers that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. The Company recognizes revenue based on the consideration specified in the applicable agreement.

The contracts which the Company enters into with the clients are at a fixed price. The Company does not assess whether a contract contains a significant financing component if the Company expects, at contract inception, that the period between payment by the customers and the transfer of promised services to the customers will be less than one year. Since the Company has concluded that the promises to be delivered on the contract would be one single performance obligation, no allocation of the transaction price is required and expected.

The Company’s contract with the customer has payment terms specified based upon certain conditions completed. The Company will submit a completion report to the customer when a job is completed, and after the Company received the certificate from customer, the Company will issue a tax invoice to the customer.

When the outcome of the contract cannot be reasonably measured, revenue is recognized only to the extent of contract costs incurred that are expected to be recovered.

Revenue from manpower supply

The Company provides manpower supply services to customers, including the provision of skilled labor, typically on a time-based (hourly) billing structure. Revenue is recognized over time as the services are rendered, as the customer simultaneously receives and consumes the benefits of the Company’s performance. Each hour worked represents a distinct and measurable unit of service delivered, with no significant future obligations remaining after performance of each labor hour.

The Company uses an input method based on actual hours worked to measure progress toward complete satisfaction of the performance obligation. Billing is based on agreed-upon hourly rates, and invoices are typically issued on a periodic basis (e.g. monthly), based on time sheets or other evidence of hours worked.

●	Cost of revenue

Cost of revenue mainly consists of direct payroll costs, subcontractor costs, rental costs and material costs. Direct payroll costs represent the portion of salaries and wages incurred in connection with corrosion prevention services provided. Subcontractor costs refer to manpower supplied by third-party vendors. Rental costs include the rental of compressors and other blasting equipment from both related party and third-party vendors. Material costs represent raw materials used in the course of providing services.

●	Government grant

A government grant or subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company receives government grant or subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities depends on the management’s expectation of when the conditions attached to the grant can be fulfilled.

●	Income taxes

The Company accounts for income taxes in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC 740”). The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to under payment of income tax for the year ended December 31, 2024 and 2023. The Company had no uncertain tax positions for the year ended December 31, 2024 and 2023.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. In event the Company is in a loss position, diluted shares are not included as their effect would be anti-dilutive.

●	Segment reporting

FASB ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company has determined that it operates as a single operating and reportable segment. This conclusion is based on the manner in which the Company’s decision maker (“CDM”) evaluates financial performance and allocates resources on a consolidated basis, using a single measure of operating profit and a total expense amount. No disaggregated expense categories are regularly reviewed by the CDM. As such, the Company has not identified any segment expense categories that meet the criteria for disclosure under ASC 280, as amended by ASU 2023-07.

The Company has a centralized management structure, with shared resources, strategies, and cost structures across its operations, which is fairly straight-forward. As such, the Company does not track discrete financial information by separate business units that would qualify as individual operating segments under ASC 280. Accordingly, for the fiscal years ended December 31, 2024 and 2023, the Company has determined that it has one operating and reportable segment.

In addition, the Company’s long-lived assets are substantially located in Singapore. As such, one reportable geographic segment is being presented.

●	Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, accounts receivable, contract assets, deposits, other receivables and amount due from related parties. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$73,200) if the bank with which an individual/a company hold its eligible deposit fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the allowance for expected credit losses is based on the estimated realizable value. The Company identifies credit risk on a customer-by-customer basis. The information is monitored regularly by management. Concentration of credit risk arises when a group of customers having similar characteristics such that their ability to meet their obligations is expected to be affected similarly by changes in economic conditions.

For contract assets, deposits, other receivables and amount due from related parties, the Company assessed the latest performance and financial position of the counterparties, adjusted for the future outlook of the industry in which the counterparties operate in, and concluded that there has been no significant increase in the credit risk since the initial recognition of the financial assets.

●	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

●	Fair value measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, accounts receivable, other current assets, including deposits and other receivables, amount due from related parties, accounts payable, accrued liabilities and other payables, amount due to related parties and amount due to director approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of bank borrowings approximates the carrying amount.

The Company’s non-marketable investments relates to keyman insurance policy, which is valued based on the annual net surrender value of the policy and is classified as Level 3, due to the absence of quoted market prices, the inherent lack of liquidity and the fact that inputs used to measure fair value are unobservable and require management’s judgment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently issued accounting pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires additional quantitative and qualitative income tax disclosures to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. We adopted this guidance effective January 1, 2025 and the adoption of this ASU did not have a material impact on our financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires entities to 1. disclose amounts of (a) purchase of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and, (e) depreciation, depletion, and amortization recognized as part of oil-and gas-producing activities, 2. include certain amounts that are already required to be disclosed under current Generally Accepted Accounting Principles in the same disclosures as other disaggregation requirements, 3. disclose a qualitative description of the amounts remaining in relevant expense captions that are not necessarily disaggregated quantitatively, and 4. disclose the total amount of selling expenses, in annual reporting periods, an entity’s definition of selling expense. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Additionally, in January 2025, the FASB issued ASU No. 2025-01 to clarify the effective date of ASU 2024-03. The standard provides guidance to expand disclosures related to the disaggregation of income statement expenses. The standard requires, in the notes to the financial statements, disclosure of specified information about certain costs and expenses which includes purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, on a retrospective or prospective basis, with early adoption permitted. We plan to adopt this guidance effective January 1, 2027 and we are currently evaluating the impact of adopting this ASU on our financial statements.

Except for the above-mentioned pronouncements, there are no new recently issued accounting standards that will have a material impact on our consolidated financial position, statements of operations, and cash flows.

3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Third parties	2,168,551	2,962,502	1,590,955
Related parties	451,498	616,800	233,280
Accounts receivable	2,620,049	3,579,302	1,824,235

For the fiscal years ended December 31, 2024 and 2023, the Company made no allowance for expected credit losses and charged to the consolidated statements of operations. The Company has not experienced any significant bad debt write-offs of accounts receivable in the past.

The Company generally conducts its business with creditworthy third parties. The Company determines, on a continuing basis, the probable losses and an allowance for expected credit losses, based on several factors including internal risk ratings, customer credit quality, payment history, historical bad debt/write-off experience and forecast economic and market conditions. Accounts receivables are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

As of December 31, 2024 and 2023, the aging analysis of accounts receivable, based on past due date is as follows:

	As of December 31,
	2024	2024	2023
	US$	S$	S$
Days past due:
Not past due	772,704	1,055,606	531,946
< 30 days	364,294	497,670	491,723
31-60 days	853,369	1,165,805	89,815
61-90 days	5,585	7,630	155,386
> 90days	624,097	852,591	555,365
	2,620,049	3,579,302	1,824,235

4. CONTRACT ASSETS

Contract assets consisted of the following:

	As of December 31,
	2024	2024	2023
	US$	S$	S$
Contract assets:
- Revenue recognized to date	950,318	1,298,248	1,370,367

The Company does not have contract liabilities during the fiscal years ended December 31, 2024 and 2023 due to there were no billings in advance of performance obligation under contracts to the customers.

The Company also regularly monitors outstanding contract assets. Credit approvals and other monitoring procedures are also in place to ensure that follow-up action is taken to recover overdue debts. Furthermore, the Company reviews the recoverable amount of each trade debt on an individual basis at the end of the reporting period to ensure that adequate loss allowance is made for irrecoverable amounts.

5. OTHER CURRENT ASSETS

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Other receivables	55,005	75,143	14,894
GST receivables	-	-	11,201
Deposits	94,263	128,775	98,468
Prepayments	3,606	4,926	7,493
Other current assets	152,874	208,844	132,056

6. AMOUNT DUE FROM / TO RELATED PARTIES

Amount due from / to related parties consists of the following:

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Due from related parties
- Jeneric Holdings Pte. Ltd. *	1,975,600	2,698,907	1,552,426
- Jebs Enterprise Pte. Ltd. *	-	-	777,600
	1,975,600	2,698,907	2,330,026

Due to related parties
- Jeneric Holdings Pte. Ltd. *	-	-	399,117
- Jebs Enterprise Pte. Ltd. *	40,553	55,400	66,960
	40,553	55,400	466,077

*	A company in which Mr. Goh Kwang Yong is a common director.

The amounts are unsecured, interest-free and repayable on demand.

The amount due from related parties is considered to have low risk of default.

7. PLANT AND EQUIPMENT, NET

Plant and equipment, net consisted of the following:

	As of December 31,
	2024	2024	2023
	US$	S$	S$
At cost:
- Machineries	256,936	351,005	1,391,005
- Motor vehicles	271,464	370,852	370,852
- Forklift	32,500	44,400	44,400
	560,900	766,257	1,806,257
Less: Accumulated depreciation	(461,795)	(630,867)	(1,023,296)
Plant and equipment, net	99,105	135,390	782,961

Depreciation expense for the fiscal years ended December 31, 2024 and 2023 were S$101,957 (approximately US$74,633) and S$184,364, respectively.

As of December 31, 2024, the depreciation expense attributable to future periods is S$71,606 (approximately US$52,416) for 2025, S$39,540 (approximately US$28,943) for 2026 and S$24,244 (approximately US$17,746) for 2027.

8. RIGHT-OF-USE ASSETS, NET

The Company adopted ASU No. 2016-02, Leases, on January 1, 2019, the beginning of the fiscal 2019, using the modified retrospective approach. The Company determines whether an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys the right to control the use of an identified fixed asset explicitly or implicitly for a period of time in exchange for consideration. Control of an underlying asset is conveyed if we obtain the rights to direct the use of and to obtain substantially all of the economic benefit from the use of the underlying asset. Some of our leases include both lease and non-lease components which are accounted for as a single lease component as the Company has elected the practical expedient. Some of the operating lease agreements include variable lease costs, primarily taxes, insurance, common area maintenance or increases in rental costs related to inflation. Substantially all of our equipment leases and some of our real estate leases have terms of less than one year and, as such, are accounted for as short-term leases as we have elected the practical expedient.

Operating leases are included in the right-of-use lease assets, other current liabilities and long-term lease liabilities on the Consolidated Balance Sheet. Right-of-use assets and lease liabilities are recognized at each lease’s commencement date based on the present values of its lease payments over its respective lease term. When a borrowing rate is not explicitly available for a lease, the incremental borrowing rate is used based on information available at the lease’s commencement date to determine the present value of its lease payments. Operating lease payments are recognized on a straight-line basis over the lease term.

The Company excludes short-term leases (those with lease terms of less than one year at inception) from the measurement of lease liabilities or right-of-use assets. The following table presents the lease-related assets and liabilities recorded on the consolidated balance sheet:

	As of December 31,
	2024	2024	2023
	US$	S$	S$
Assets
Finance lease right-of-use assets, net	87,817	119,969	736,472
Operating lease right-of-use assets, net	73,772	100,782	265,368
Right-of-use assets, net	161,589	220,751	1,001,840

	As of December 31,
	2024	2024	2023
	US$	S$	S$
Liabilities
Current
Finance lease liabilities	33,895	46,305	119,362
Operating lease liabilities	70,012	95,645	229,633
	103,907	141,950	348,995

Non-current
Finance lease liabilities	9,145	12,493	58,954
Operating lease liabilities	3,760	5,137	35,759
	12,905	17,630	94,713
Lease liabilities	116,812	159,580	443,708

The following table summarize the lease expense for the fiscal years:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$
Finance lease cost
Interest on lease liabilities (per ASC 842)	3,743	5,113	13,362

Operating lease cost
Operating lease expense (per ASC 842)	215,808	294,819	235,134
Short-term lease expense (other than ASC 842)	270,669	369,766	254,178
Total lease expense	490,220	669,698	502,674

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2024 and 2023:

	As of December 31,
	2024	2023
	S$	S$

Weighted average discount rate	5.37%	5.27%
Weighted average remaining lease term	0.88 year	0.96 year

Components of lease expense

We recognize lease expense on a straight-line basis over the term of the operating leases, as reported within operating expenses on the accompanying consolidated statement of operations and comprehensive income.

Lease commitment as of December 31, 2024

Future minimum lease payments under non-cancellable lease agreements as of December 31, 2024 were as follows:

Fiscal Years Ended December 31,	Operating and finance lease
	US$	S$

2025	107,438	146,773
2026	15,579	21,284
Less: Interest	(6,205)	(8,477)
Present value of lease liabilities	116,812	159,580

Representing:
Current	103,907	141,950
Non-current	12,905	17,630
	116,812	159,580

9. OTHER INVESTMENTS

	As of December 31,
	2024	2024	2023
	US$	S$	S$
At fair value through net income:
- Keyman insurance policies	111,423	152,217	124,505

On March 25, 2021 and June 6, 2024, the Company purchased two life insurance policies for Mr. Goh Kwang Yong, the CEO of the Company. The policy owners and beneficiaries are Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd., and the insured individual is Mr. Goh Kwang Yong. The premiums paid on commencement date for the two policies were S$150,006 (approximately US$109,804) and S$27,712 (approximately US$20,285), respectively.

As of December 31, 2024 and 2023, the cash surrender value of the insurance contracts was S$126,005 (approximately US$92,236) and S$Nil, respectively. For the years ended December 31, 2024 and 2023, changes in fair value recorded were S$Nil and S$1,500, respectively.

10. ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Third parties	306,208	418,317	426,688
Related party	172,591	235,780	39,125
Accounts payable	478,799	654,097	465,813

11. ACCRUED LIABILITIES AND OTHER PAYABLES

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Accrued liabilities	250,077	341,635	297,635
Other payables	75,145	102,657	110,879
GST payables	231,620	316,422	55,200
Accrued liabilities and other payables	556,842	760,714	463,714

12. BANK BORROWINGS

Bank borrowings consisted of the following:

	Annual interest	Fiscal Years Ended December 31,
	rate	2024	2024	2023
		US$	S$	S$

Bank loans	2.0% - 10.0%	1,375,441	1,879,017	3,335,614
Invoice financing	-	1,638,310	2,238,129	986,153
Bank borrowings		3,013,751	4,117,146	4,321,767

Representing:
Within 12 months		2,345,136	3,203,738	2,423,078
Over 12 months		668,615	913,408	1,898,689
		3,013,751	4,117,146	4,321,767

As of December 31, 2024 and 2023, bank borrowings were comprised of term loans which bear annual interest from 2.0% to 10.0% per year and become repayable in 3 to 7 years, and invoice financing payable on demand that were obtained from financial institutions in Singapore.

The Company’s bank borrowings currently are guaranteed by personal guarantees from directors, Goh Kwang Yong and Wan Hwee Chein (Fan Huijun).

Interest related to the bank borrowings was S$317,978 (approximately US$232,760) and S$248,415 for the fiscal years ended December 31, 2024 and 2023, respectively.

13. SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company was established under the laws of British Virgin Islands on July 5, 2024 with an unlimited number of authorized shares, consisting of Class A ordinary shares and Class B ordinary shares.

Holders of the Company’s ordinary shares are entitled to the following rights:

Voting Rights: Each Class A ordinary share of the Company entitles its holder to one (1) vote per share, and each Class B ordinary share entitles its holder to twenty (20) votes per share. Holders of Class A ordinary shares and holders of Class B ordinary shares shall vote together as a single class, on all matters that require shareholders’ approval.

Conversion Rights: Each Class B ordinary share is convertible into one Class A ordinary share on a 1:1 basis at any time at the option of the holder. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividend Rights: Subject to limitations under British Virgin Islands, holders of the Company’s ordinary share are entitled to receive ratably such dividends or other distributions, if any, as may be declared by the Board of the Company.

Other Matters: The holders of the Company’s ordinary share have no subscription and redemption privileges. The Company’s ordinary share does not entitle its holders to preemptive rights. All of the outstanding shares of the Company’s ordinary share are fully paid and non-assessable.

Dividends Distribution

On July 31, 2023, Jeneric Engineering Pte. Ltd. and Jeneric International Pte. Ltd. approved the total amount of the distribution of interim dividend of S$1 million to Jeneric Holdings Pte. Ltd. The dividends have been settled by offsetting against the amount due from Jeneric Holdings Pte. Ltd.

On January 1, 2025, Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd. and Jeneric Venture Pte. Ltd. approved the total amount of the distribution of interim dividend of S$2,592,688 (approximately US$1,897,848) to Jeneric Holdings Pte. Ltd. The dividends have been settled by offsetting against the amount due from Jeneric Holdings Pte. Ltd. (Note 6).

14. REVENUE

The following tables present the Company’s revenue disaggregated by business segment, based on management’s assessment of available data:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$
Disaggregation of revenue, of which revenue is recognized over time:
(i) Corrosion prevention services
- Third parties	5,656,405	7,727,329	7,248,430
- Related party	-	-	360,000
(ii) Manpower supply services
- Third parties	674,031	920,807	392,491
- Related party	35,136	48,000	-
Revenue	6,365,572	8,696,136	8,000,921

In accordance with ASC 280, Segment Reporting (“ASC 280”), we have one reportable geographic segment. Sales are based on the countries in which the customer is located. Summarized financial information concerning our geographic segments is shown in the following tables:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Singapore	6,365,572	8,696,136	8,000,921

15. GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consisted of the following:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Accounting and audit fees	13,693	18,706	23,743
Amortization of finance lease right-of-use assets	81,164	110,880	118,667
Depreciation of plant and equipment	74,633	101,957	184,364
Diesel for lorry	16,658	22,757	-
Entertainment	3,077	4,203	152,047
Fine and back charges	40,840	55,793	11,347
Insurance	-	-	46,596
Medical fees	27,593	37,696	21,875
Operating lease expense	215,808	294,819	235,134
Petrol expenses for motor vehicles	8,985	12,274	3,492
Rental of shipyard office	52,055	71,113	94,995
Safety/Survey fees	10,069	13,755	7,921
Staff salaries	919,131	1,255,644	1,185,150
Staff central provident fund contribution	117,416	160,404	167,422
Telephone and internet expenses	9,185	12,548	12,196
Utilities	29,545	40,362	35,558
Upkeep of motor vehicles/lorry	12,080	16,503	55,365
Workers’ injury compensation	19,796	27,044	-
Workers’ lodging	270,669	369,766	254,178
Workers’ expenses	76,886	105,036	49,380
Other expenses	43,104	58,887	101,652
General and administrative expenses	2,042,387	2,790,147	2,761,082

16. OTHER INCOME

Other income consisted of the following:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Fair value gain on other investment	-	-	1,500
Government grants	55,484	75,798	35,062
Gain on disposal of plant and equipment	65,431	89,386	15,093
Gain on disposal of right-of-use assets	15,900	21,721	12,670
Other income	-	-	7,993
Other income	136,815	186,905	72,318

17. INCOME TAXES

The provision for income taxes consisted of the following:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Current tax	28,282	38,636	6,920
Deferred tax	-	-	(8,613)
CIT rebate cash grant	-	-	(6,000)
Under-provision of income tax in prior years	-	-	(312)
Income tax expense (credit)	28,282	38,636	(8,005)

The effective tax rate in the years presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries mainly operate in Singapore that are subject to taxes in the jurisdictions in which they operate, as follows:

British Virgin Islands

The Company and its subsidiary, Ascendo Global Limited, are domiciled in the British Virgin Islands respectively. The locality currently enjoys permanent income tax holidays; accordingly, the Company does not accrue for income taxes.

Singapore

The subsidiaries that are incorporated in Singapore is subject to Singapore Corporate Income Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore.

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the fiscal years ended December 31, 2024 and 2023 are as follows:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Income before income taxes	1,028,976	1,405,704	95,677
Statutory income tax rate	17%	17%	17%
Income tax expense at statutory rate	174,926	238,970	16,265
Non-deductible expenses	11,932	16,301	21,668
Income not subject to tax	-	-	(13,478)
Utilization of deferred tax assets not recognized	(108,710)	(148,512)	(3,290)
Deferred tax assets not recognized	-	-	22,277
Reversal of temporary differences	-	-	(8,613)
Under-provision of income tax in prior years	-	-	(312)
CIT rebate cash grant	-	-	(6,000)
Tax exemption and rebate	(61,574)	(84,118)	(14,173)
Others	11,708	15,995	(22,349)
Income tax expense (credit)	28,282	38,636	(8,005)

The following table sets forth the significant components of the deferred tax liabilities of the Company as of December31, 2024 and 2023:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Accelerated tax depreciation	12,871	17,583	17,583

Uncertain tax positions

The Company applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations.

Additionally, in future periods, changes in facts and circumstances, and new information may require the Company to adjust the recognition and measurement of estimates about changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the fiscal years ended December 31, 2024 and 2023, respectively.

18. RELATED PARTY TRANSACTIONS AND BALANCES

Related party transactions

In the ordinary course of business, during the fiscal years ended December 31, 2024 and 2023, the Company was involved in the following transactions, either at cost or current market prices, and on the normal commercial terms among related parties.

	Fiscal Years Ended December 31,
Nature of transactions	2024	2024	2023
	US$	S$	S$

Revenue (1)
- Jebs Enterprise Pte. Ltd. *	-	-	360,000
- PT Jeneric Jaya *	35,136	48,000	-

Rental of equipment (2)
- Jebs Enterprise Pte. Ltd. *	808,043	1,103,884	1,080,969

Gain on disposal of plant and equipment / right-of-use assets (3)
- Jebs Enterprise Pte. Ltd. *	81,331	111,107	27,763

(1)

In 2023, the Company rented used blasting equipment related to corrosion prevention services to Jebs Enterprise amounting to S$360,000. These transactions were conducted on an ad-hoc basis based on the operational needs of Jebs Enterprise at the time. The equipment leased was part of the Company’s used plant and equipment and was not in active use by the Company during the relevant periods.

In 2024, the Company seconded one office employee to PT Jeneric Jaya to perform management functions. The total amount for the secondment was S$48,000 for the year. This amount includes salary, statutory contributions, and overhead allocations. The seconded employee remained on the Company’s payroll, and PT Jeneric Jaya reimbursed the Company for the related costs.

(2)	The Company has entered into a master equipment lease agreement with Jebs Enterprise.

The master equipment lease agreement with Jebs Enterprise establishes the framework under which each of the Operating Subsidiaries acts as a lessee and leases various equipment from Jebs Enterprise on an ongoing basis. Under the agreement, individual lease agreements are also required to be executed by and between Jebs Enterprise and each operating subsidiary, specifying the particular equipment to be leased, the rental period, and the rental fees applicable to each transaction. The obligations of each operating subsidiary as a lessee under the agreement are several and not joint, meaning that each operating subsidiary is responsible only for its own obligations and not those of any other lessee. The agreement expressly provides that the lessees are not considered a partnership, association, or joint venture, and that each operating subsidiary should independently negotiate and enter into its individual lease arrangement with Jebs Enterprise. The agreement is governed by the laws of Singapore and includes an arbitration clause requiring that any disputes be resolved by arbitration administered by the Singapore International Arbitration Centre. The agreement remains in effect for as long as any individual lease agreement is outstanding.

The individual equipment lease agreements between Jebs Enterprise and each operating subsidiary provide for the lease of specified equipment for an initial three-year term and shall automatically renew for an additional one-year term on the same terms and conditions unless either party provides written notice of its intention not to renew at least thirty (30) days prior to the expiry of the term. Rental fees are based on actual usage and agreed in writing before each rental period, with payment due within thirty (30) days of invoice. Title to the equipment remains with Jebs Enterprise, while risk of loss or damage passes to the lessee upon delivery and remains until return. Lessees must maintain and operate the equipment properly, are prohibited from transferring or encumbering it, and must return it at the end of the rental period or upon termination. The lease may be terminated by the lessee with 30 days’ written notice, by the lessor for uncured breach, or automatically in the event of a total loss of the equipment. These agreements are governed by Singapore law and require arbitration of disputes at the Singapore International Arbitration Centre.

(3)	During 2023 and 2024, the Company entered into a series of asset disposal transactions with Jebs Enterprise involving the sale of used equipment. These transactions were conducted based on management’s assessment of fair market value, considering the condition, age, and usage of the equipment. The details are as follows:

(a)	On January 31, 2023, the Company sold four units of used blasting equipment to Jebs Enterprise for a total consideration of S$720,000, with an aggregate carrying amount of S$704,907.

(b)	On November 19, 2023, the Company sold one unit of used air-cooler dehumidifier for S$38,500, with a carrying amount of S$25,830.

(c)	On January 2, 2024, the Company sold three units of used high-pressure pumps for a total consideration of S$435,000, with an aggregate carrying amount of S$379,864.

(d)	On October 16, 2024, the Company sold two units of used high-pressure pumps for a total consideration of S$200,000, with an aggregate carrying amount of S$165,750.

(e)	On December 31, 2024, the Company sold two units of used high-pressure pumps for a total consideration of S$320,000, with an aggregate carrying amount of S$298,279.

The total gain on disposal recognized in 2023 and 2024 was S$27,763 and S$111,107, respectively. The equipment sold consisted of functional equipment that had been partially depreciated, and the gains from these disposals were recognized as other income in financial statements.

On September 1, 2024, the Company, through its related party, Jebs Enterprise Pte. Ltd., entered into a Property Lease Agreement. The leased property is used for operational purposes. The lease commenced on November 1, 2024, for a term of 2 years, ending on October 31, 2026.

However, the lease is provided rent-free by the related party, and as such, no lease liability or right-of-use asset is recognized in the Company’s financial statements. Accordingly, the Company does not have any externally leased office premises with rental obligations as of December 31, 2024 and 2023.

Related party balances

	As of December 31,
	2024	2024	2023
	US$	S$	S$

Due from related parties
- Jeneric Holdings Pte. Ltd. *	1,975,600	2,698,907	1,552,426
- Jebs Enterprise Pte. Ltd. *	-	-	777,600
	1,975,600	2,698,907	2,330,026

Due to related parties
- Jeneric Holdings Pte. Ltd. *	-	-	399,117
- Jebs Enterprise Pte. Ltd. *	40,553	55,400	66,960
	40,553	55,400	466,077

The amounts due from and due to related parties represent business advances made for operational purposes. These balances are unsecured, interest-free, and repayable on demand without any formal agreement. During 2023 and 2024, we made advances to related parties, net of repayments, of S$378,288 and S$779,558 (approximately US$570,636), respectively. The amount due from Jeneric Holdings Pte. Ltd. has been recovered by offsetting it against the dividends declared on January 1, 2025, and through a cash settlement on April 24, 2025. The amount due to Jebs Enterprise Pte. Ltd. has been settled on April 24, 2025.

*	A company in which Mr. Goh Kwang Yong is a common director.

Key management personnel remuneration

The remuneration for key management personnel of the Company, representing the Company’s director, is as follow:

	Fiscal Years Ended December 31,
	2024	2024	2023
	US$	S$	S$

Key management personnel remuneration	164,788	225,120	225,120

19. CONCENTRATION OF RISK

The Company is exposed to the following concentration of risk:

(a)	Major customers

For the year ended December 31, 2024, customer A, B and C accounted for 29%, 20% and 12% of the Company’s total revenue.

For the year ended December 31, 2023, customer A and B accounted for 30% and 20% of the Company’s total revenue.

(b)	Major vendors

For the year ended December 31, 2024, vendor A and B accounted for 54% and 15% of the Company’s total purchases.

For the year ended December 31, 2023, vendor A and B accounted for 42% and 16% of the Company’s total purchases.

(c)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, accounts receivable, other current assets, including deposits and other receivables, and amount due from related parties. Cash and cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. From April 1, 2024 onwards, the Singapore Deposit Protection Board pays compensation up to a limit of S$100,000 (approximately US$74,360) if the bank with which an individual/a company hold its eligible deposit fails. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for expected credit losses based on the estimated realizable value.

The Company has adopted a policy of only dealing with creditworthy counterparties. The Company performs ongoing credit evaluation of its counterparties’ financial condition and generally does not require a collateral. The Company also considers the probability of default upon initial recognition of assets and whether there has been a significant increase in credit risk on an ongoing basis throughout each reporting period.

The Company has determined the default event on a financial asset to be when internal and/or external information indicates that the financial asset is unlikely to be received, which could include default of contractual payments due for more than 90 days, default of interest due for more than 365 days or there is significant difficulty of the counterparty.

To minimize credit risk, the Company has developed and maintained its credit risk grading to categorize exposures according to their degree of risk of default. The credit rating information is supplied by publicly available financial information and the Company’s own trading records to rate its major customers and other debtors. The Company considers available reasonable and supportive forward-looking information which includes the following indicators:

●	Actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause a significant change to the debtor’s ability to meet its obligations

●	Internal credit rating

●	External credit rating and when necessary

Regardless of the analysis above, a significant increase in credit risk is presumed if a debtor is more than 30 days past due in making contractual payment.

As of December 31, 2024 and 2023, there was no outstanding from a single customer whose account receivable balances of total consolidated amounts.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2024 and 2023, bank borrowings amounting to S$506,322 (approximately US$370,628) and S$791,961 were at floating interest rates.

(e)	Economic and political risk

The Company’s major operations are conducted in Singapore. Accordingly, the political, economic, and legal environments in Singapore, as well as the general state of Singapore’s economy influence the Company’s business, financial condition, and results of operations.

(f)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

Potential impact to the Company’s results of operations for 2024 will also depend on economic impact due to the pandemic and if any future resurgence of the virus globally, which are beyond the Company’s control. There is no guarantee that the Company’s revenues will grow or remain at a similar level year after year in 2025.

20. COMMITMENTS AND CONTINGENCIES

Contracted expenditure commitments

From time to time, the Company entered into various short-term lease agreements to worker dormitories. The Company’s contracted expenditures commitments as of December 31, 2024 but not provided in the consolidated financial statements are as follows:

	Contracted expenditure commitments
	US$	S$

Within 1 year	264,332	361,110

Litigation

From time to time, the Company is involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of December 31, 2024 and 2023, the Company has no material contingencies.

21. OFF-BALANCE SHEET ARRANGEMENT

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

22. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2024, up through the date the Company issued the audited consolidated financial statements.

On January 1, 2025, Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd. and Jeneric Venture Pte. Ltd. approved the total amount of the distribution of interim dividend of S$2,592,688 (approximately US$1,897,848) to Jeneric Holdings Pte. Ltd. The dividends have been settled by offsetting against the amount due from Jeneric Holdings Pte. Ltd. (Note 6).

On August 13, 2025, the Company adopted APEX Global Solutions Limited 2025 Equity Incentive Plan (the “2025 Plan”). The purpose of the 2025 Plan is to grant share options, restricted share units and other forms of incentive compensation to our officers, employees, directors and consultants. On September 4, 2025, APEX Global amended the 2025 Plan to reduce the total number of shares reserved under the plan. As such, the maximum number of Class A Ordinary Shares that may be issued pursuant to awards granted under the 2025 Plan is 5,000,000 shares. All shares remain available for issuance under the 2025 Plan.

3,750,000 Class A Ordinary Shares

APEX Global Solutions Limited

PROSPECTUS

US Tiger Securities

[   ], 2026

Until [●], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that APEX Global shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of APEX Global or (ii) is or was, at the request of APEX Global, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of APEX Global and, in the case of criminal proceedings, the person had no reasonable cause to believe that his/her conduct was unlawful. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of officers and directors of APEX Global by the underwriters against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of our securities within the past three years.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon incorporation on July 5, 2024, APEX Global issued 50,000 shares to John Ting Tiew Hui for consideration of $50,000. On April 29, 2025, John Ting Tiew Hui transferred such 50,000 shares to Chong Kee Min for consideration of $50,000. On April 30, 2025, such 50,000 shares held by Chong Kee Min were converted into 50,000 Class A Ordinary Shares.

On May 8, 2025, APEX Global issued a total of 22,450,000 Class A Ordinary Shares to ten (10) investors, including six (6) individuals and four (4) entities, for consideration of $658,533.

On May 20, 2025, Jeneric Holdings, APEX Global, and Ascendo entered into a Share Swap Agreement, pursuant to which Jeneric Holdings agreed to transfer to APEX Global all the issued shares of Ascendo. As consideration for the shares of Ascendo, APEX Global agreed to allot and issue 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On May 20, 2025, APEX Global issued 27,500,000 Class B Ordinary Shares to Jeneric Holdings. On June 12, 2025, Jeneric Holdings converted 20,000,000 Class B Ordinary Shares into 20,000,000 Class A Ordinary Shares on a 1:1 basis.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association of the registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered
8.1	Opinion of Harney Westwood & Riegels regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Executive Service Agreement between the Registrant and its executive officers (incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.2	Business Instalment Loan between Jeneric Offshore Pte. Ltd. and Standard Chartered Bank (Singapore) Limited dated June 8, 2023 (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.3	Temporary Bridging Loan between Jeneric Offshore Pte. Ltd. and United Overseas Bank Limited dated January 25, 2021 (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.4	Temporary Bridging Loan between Jeneric Services Pte. Ltd. and United Overseas Bank Limited dated November 11, 2020 (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.5	Form of Tenancy Agreement between Westlite Dormitory (Woodlands) Pte. Ltd. and Jeneric Engineering Pte. Ltd. (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.6	Form of Tenancy Agreement between Westlite Juniper (Mandai) Pte. Ltd. and Jeneric Offshore Pte. Ltd. (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.7	Form of Tenancy Agreement between KT Mesdorm Pte. Ltd. and Jeneric Marine Pte. Ltd. (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.8	Form of Tenancy Agreement between KT Mesdorm Pte. Ltd. and Jeneric Offshore Pte. Ltd. (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.9	Master Equipment Lease Agreement by and among Jebs Enterprise Pte. Ltd., Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Marine Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd., and Jeneric Venture Pte. Ltd. (incorporated herein by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.10	Form of Equipment Lease Agreement by and between Jebs Enterprise Pte. Ltd., and each of Jeneric Engineering Pte. Ltd., Jeneric International Pte. Ltd., Jeneric Marine Pte. Ltd., Jeneric Offshore Pte. Ltd., Jeneric Services Pte. Ltd., and Jeneric Venture Pte. Ltd. (incorporated herein by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).

10.11+	Share Swap Agreement by and among Jeneric Holdings Pte. Ltd., APEX Global Solutions Limited and Ascendo Global Limited, dated May 20, 2025 (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.12	APEX Global Solutions Limited 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Amendment No. 1 to Form F-1, filed with the SEC on September 8, 2025).
10.13	Form of Share Option Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.14	Form of Restricted Share Award Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
10.15	Form of Restricted Share Unit Award Agreement for APEX Global Solutions Limited 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
14.1	Code of Ethics and Business Conduct of the registrant (incorporated herein by reference to Exhibit 14.1 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
21.1	List of subsidiaries of the registrant (incorporated herein by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
23.1	Consent of Assentsure PAC
23.2	Consent of Harney Westwood & Riegels (contained in Exhibit 5.1)
23.3	Consent of Shook Lin & Bok LLP (included in Exhibits 99.1, 99.2, 99.3, 99.4, 99.5 and 99.6)
24.1	Power of Attorney (included in the signature page)
99.1	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Engineering Pte. Ltd.
99.2	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric International Pte. Ltd.
99.3	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Marine Pte. Ltd.
99.4	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Offshore Pte. Ltd.
99.5	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Services Pte. Ltd.
99.6	Opinion of Shook Lin & Bok LLP regarding certain Singapore law matters for Jeneric Venture Pte. Ltd.
99.7	Audit Committee Charter (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
99.8	Compensation Committee Charter (incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
99.9	Nominating and Corporate Governance Committee Charter (incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
99.10	Converging Knowledge Consent (incorporated herein by reference to Exhibit 99.5 to the Company’s Registration Statement on Form F-1, filed with the SEC on August 19, 2025).
99.11	APEX Global Solutions Limited’s representation under Item 8.A.4 of Form 20-F
107	Filing Fee Table

†	Executive Compensation Plan or Agreement

+	Certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any such omitted schedule to the SEC upon request.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the 26th day of February, 2026.

APEX Global Solutions Limited

By:	/s/ Goh Kwang Yong
Name:	Goh Kwang Yong
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Goh Kwang Yong, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Goh Kwang Yong	Chairman of the Board of Directors and Chief Executive Officer	February 26, 2026
Goh Kwang Yong	(Principal Executive Officer)

/s/ Foo Ling Han	Chief Financial Officer	February 26, 2026
Foo Ling Han	(Principal Financial and Accounting Officer)

/s/ Wan Hwee Chein	Director and Chief Operating Officer	February 26, 2026
Wan Hwee Chein

/s/ Yap Jin Yuan	Director	February 26, 2026
Yap Jin Yuan

/s/ Lok Tze Kong	Director	February 26, 2026
Lok Tze Kong

/s/ Yang Pik Wei	Director	February 26, 2026
Yang Pik Wei

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of APEX Global Solutions Limited has signed this registration statement or amendment thereto in New York on February 26, 2026.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.